Exhibit 99.1
Explanatory Note
     This Amendment No. 1 on Form 8-K/A to Vector Group Ltd.’s Current Report on Form 8-K filed on June 27, 2006 is being filed to reflect the restatement of (i) our consolidated financial statements as of December 31, 2005, initially filed with the Securities and Exchange Commission (“SEC”) on March 17, 2006 (the “Original Filing”) and revised to reflect the retrospective application of the Financial Accounting Standards Board’s Emerging Issues Task Force Issue No. 05-8, “Income Tax Effects of Issuing Convertible Debt with a Beneficial Conversion Feature” (“EITF Issue No. 05-8”), on June 27, 2006 (the “Form 8-K/A”), and the notes related thereto, as discussed below, included in Part II, Item 8; (ii) Selected Financial Data included in Part II, Item 6; and (iii) Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Part II, Item 7.
     The restatement adjustments corrected the previous amortization method used in calculating the debt discount amortization created by the embedded derivative and beneficial conversion feature associated with our 5% variable interest senior convertible notes due 2011 which were issued in the fourth quarter of 2004 and the first half of 2005. We previously amortized the debt discount on our 5% variable interest senior convertible notes due 2011 using an erroneous amortization method that did not result in a consistent yield on the convertible debt over the debt’s term.
     The aggregate net effect of the restatement was to increase stockholders’ equity by approximately $3.422 million as of December 31, 2005 and $336,000 as of December 31, 2004. The restatement also increased net income by approximately $3.290 million ($0.05 per diluted common share) and $336,000 ($0.01 per diluted common share) for the years ended December 31, 2005 and 2004, respectively.
     Additionally, management has determined that a control deficiency existed related to the accuracy of the debt discount amortization. Specifically, we did not maintain effective controls to ensure that the amortization of the debt discount created by the embedded derivative and beneficial conversion feature resulted in a consistent yield on our 5% variable interest senior convertible notes due 2011 over the debt’s term in accordance with generally accepted accounting principles through the application of the effective interest method. Accordingly, management has determined that this control deficiency constitutes a material weakness.
     We are only filing the amended and restated information in Items 6, 7, 8, and 15 of the Form 10-K/A and Item 7A. The information contained in this Amendment No. 1 to Form 8-K/A has not been updated to reflect other events occurring after March 17, 2006, the date of the Original 10-K Filing, to modify or to update those disclosures affected by subsequent events, including the stock dividend effected in September 2006, except as described above for the adoption of EITF Issue No. 05-8. Information regarding subsequent periods is contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006 and in other filings with the SEC including our March 31, 2006 and June 30, 2006 Forms 10-Q/A filed with the SEC on November 22, 2006. This filing should be read and considered in conjunction with such filings.

ITEM 6. SELECTED FINANCIAL DATA

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(dollars in thousands, except per share amounts)
	Restated(1)	Restated(1)
Statement of Operations Data:
Revenues(2), (4)	$478,427	$498,860	$529,385	$503,078	$447,382
Income (loss) from continuing operations	42,585	4,462	(16,132)	(31,819)	21,200
Income (loss) from discontinued operations	3,034	2,689	522	25	(537)
Extraordinary item	6,766	—	—	—	—
Net income (loss)	52,385	7,151	(15,610)	(31,794)	20,663

Per basic common share(3):
Income (loss) from continuing operations	$0.96	$0.10	$(0.38)	$0.79	$0.59
Income (loss) from discontinued operations	$0.07	$0.06	$0.01	—	$(0.01)
Income from extraordinary item	$0.15	—	—	—	—
Net income (loss) applicable to common shares	$1.18	$0.16	$(0.37)	$0.79	$0.58

Per diluted common share(3):
Income (loss) from continuing operations	$0.91	$0.10	$(0.38)	$0.79	$0.49
Income (loss) from discontinued operations	$0.06	$0.06	$0.01	—	$(0.01)
Income from extraordinary items	$0.14	—	—	—	—
Net income (loss) applicable to common shares	$1.11	$0.16	$(0.37)	$0.79	$0.48

Cash distributions declared per common share(3)	$1.54	$1.47	$1.40	$1.33	$1.27

Balance Sheet Data:

Current assets	$319,099	$242,124	$314,741	$376,815	$515,727
Total assets	603,552	535,927	628,212	707,270	688,903
Current liabilities	128,100	119,835	173,086	184,384	141,629
Notes payable, embedded derivatives, long-term debt and other obligations, less current portion	277,613	279,800	299,977	307,028	225,415
Noncurrent employee benefits, deferred income taxes, minority interests and other long-term liabilities	168,773	225,509	201,624	193,561	208,501
Stockholders’ equity (deficit)	29,066	(89,217)	(46,475)	22,297	113,358

(1)	Restated to correct the previous amortization method used in calculating the amortization of the debt discount created by the embedded derivative and beneficial conversion feature associated with the Company’s 5% variable interest senior convertible notes due 2011, which were issued in the last quarter of 2004 and the first half of 2005, and previously revised as a result of the retrospective application of EITF Issue No. 05-8, “Income Tax Effects of Issuing Convertible Debt with Beneficial Conversion Feature.” See Notes 1(u), 2 and 23 to the consolidated financial statements.

(2)	Revenues include excise taxes of $161,753, $175,674, $195,342, $192,664 and $151,174, respectively.

(3)	Per share computations include the impact of 5% stock dividends on September 29, 2005, September 29, 2004, September 29, 2003, September 27, 2002 and September 28, 2001.

(4)	Revenues in 2002 include $35,199 related to the Medallion acquisition.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Overview
     We are a holding company for a number of businesses. We are engaged principally in:
•	the manufacture and sale of cigarettes in the United States through our subsidiary Liggett Group Inc.,

•	the development and marketing of the low nicotine and nicotine-free QUEST cigarette products and the development of reduced risk cigarette products through our subsidiary Vector Tobacco Inc., and

•	the real estate business through our subsidiary, New Valley LLC, which is seeking to acquire additional operating companies and real estate properties. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area.
     In recent years, we have undertaken a number of initiatives to streamline the cost structure of our tobacco business and improve operating efficiency and long-term earnings. During 2002, the sales and marketing functions, along with certain support functions, of our Liggett and Vector Tobacco subsidiaries were combined into a new entity, Liggett Vector Brands Inc. This company coordinates and executes the sales and marketing efforts for our tobacco operations.
     Effective year-end 2003, we closed Vector Tobacco’s Timberlake, North Carolina cigarette manufacturing facility in order to reduce excess cigarette production capacity and improve operating efficiencies company-wide. Production of QUEST and Vector Tobacco’s other cigarette brands was transferred to Liggett’s state-of-the-art manufacturing facility in Mebane, North Carolina. In July 2004, we completed the sale of the Timberlake facility and equipment.
     In April 2004, we eliminated a number of positions in our tobacco operations and subleased excess office space. In October 2004, we announced a plan to restructure the operations of Liggett Vector Brands. Liggett Vector Brands has realigned its sales force and adjusted its business model to more efficiently serve its chain and independent customers nationwide. In connection with the restructuring, we eliminated approximately 330 full-time positions and 135 part-time positions as of December 15, 2004.
     We may consider various additional opportunities to further improve efficiencies and reduce costs. These prior and current initiatives have involved material restructuring and impairment charges, and any further actions taken are likely to involve material charges as well. Although management may estimate that substantial cost savings will be associated with these restructuring actions, there is a risk that these actions could have a serious negative impact on our tobacco operations and that any estimated increases in profitability cannot be achieved.
     In December 2005, we completed an exchange offer and a subsequent short-form merger whereby we acquired the remaining 42.3% of the common shares of New Valley that we did not already own. As a result of these transactions, New Valley became our wholly-owned subsidiary and each outstanding New Valley common share was exchanged for 0.54 shares of our common stock. A total of approximately 5.05 million of our common shares were issued to the New Valley shareholders in the transactions.
     All of Liggett’s unit sales volume in 2004 and 2005 was in the discount segment, which Liggett’s management believes has been the primary growth segment in the industry for over a decade. The significant discounting of premium cigarettes in recent years has led to brands, such as EVE, that were traditionally considered premium brands to become more appropriately categorized as discount, following list price reductions. Effective February 1, 2004, Liggett reduced the EVE list price from the premium price level to the branded discount level.
     Liggett’s cigarettes are produced in approximately 270 combinations of length, style and packaging. Liggett’s current brand portfolio includes:
•	LIGGETT SELECT — the third largest brand in the deep discount category,

•	GRAND PRIX — the fastest growing brand in the deep discount segment,

•	EVE — a leading brand of 120 millimeter cigarettes in the branded discount category,

•	PYRAMID — the industry’s first deep discount product with a brand identity, and

•	USA and various Partner Brands and private label brands.
     In 1999, Liggett introduced LIGGETT SELECT, one of the leading brands in the deep discount category. LIGGETT SELECT is now the largest seller in Liggett’s family of brands, comprising 44.6% of Liggett’s unit volume in 2005, 55.8% in 2004 and 50.9% in 2003. In September 2005, Liggett repositioned GRAND PRIX to distributors and retailers nationwide. GRAND PRIX is marketed as the “lowest price fighter” to specifically compete with brands which are priced at the lowest level of the deep discount segment.
     We believe that Liggett has gained a sustainable cost advantage over its competitors through its various settlement agreements. Under the Master Settlement Agreement reached in November 1998 with 46 states and various territories, the three largest cigarette manufacturers must make settlement payments to the states and territories based on how many cigarettes they sell annually. Liggett, however, is not required to make any payments unless its market share exceeds approximately 1.65% of the U.S. cigarette market. Additionally, as a result of the Medallion acquisition, Vector Tobacco likewise has no payment obligation unless its market share exceeds approximately 0.28% of the U.S. market.
     The discount segment is highly competitive, with consumers having less brand loyalty and placing greater emphasis on price. While the three major manufacturers all compete with Liggett in the discount segment of the market, the strongest competition for market share has recently come from a group of small manufacturers and importers, most of which sell low quality, deep discount cigarettes.
     In January 2003, Vector Tobacco introduced QUEST, its brand of low nicotine and nicotine-free cigarette products. QUEST is designed for adult smokers who are interested in reducing their levels of nicotine intake and is available in both menthol and non-menthol styles. Each QUEST style (regular and menthol) offers three different packagings, with decreasing amounts of nicotine - QUEST 1, 2 and 3. QUEST 1, the low nicotine variety, contains 0.6 milligrams of nicotine. QUEST 2, the extra-low nicotine variety, contains 0.3 milligrams of nicotine. QUEST 3, the nicotine-free variety, contains only trace levels of nicotine — no more than 0.05 milligrams of nicotine per cigarette. QUEST cigarettes utilize proprietary, patented and patent pending processes and materials that enable the production of cigarettes with nicotine-free tobacco that tastes and smokes like tobacco in conventional cigarettes. All six QUEST varieties are being sold in box style packs and are priced comparably to other premium brands.
     QUEST was initially available in New York, New Jersey, Pennsylvania, Ohio, Indiana, Illinois and Michigan. These seven states account for approximately 30% of all cigarette sales in the

United States. A multi-million dollar advertising and marketing campaign, with advertisements running in magazines and regional newspapers, supported the product launch. The brand continues to be supported by point-of-purchase awareness campaigns.
     The premium segment of the industry continues to experience intense competitive activity, with significant discounting of premium brands at all levels of retail. Given these marketplace conditions, and the results that we have seen to date with QUEST, we have taken a measured approach to expanding the market presence of the brand. In November 2003, Vector Tobacco introduced three menthol varieties of QUEST in the seven state market. In January 2004, QUEST and QUEST Menthol were introduced into an expansion market in Arizona, which accounts for approximately 2% of the industry volume nationwide.
     During the second quarter 2004, based on an analysis of the market data obtained since the introduction of the QUEST product, we determined to postpone indefinitely the national launch of QUEST. Any determination as to future expansion of the market presence of QUEST will be based on the ongoing and projected demand for the product, market conditions in the premium segment and the prevailing regulatory environment, including any restrictions on the advertising of the product.
     During the second quarter 2004, we recognized a non-cash charge of $37,000 to adjust the carrying value of excess leaf tobacco inventory for the QUEST product, based on estimates of future demand and market conditions. If actual demand for the product or market conditions are less favorable than those estimated, additional inventory write-downs may be required.
     QUEST brand cigarettes are currently marketed solely to permit adult smokers, who wish to continue smoking, to gradually reduce their intake of nicotine. The products are not labeled or advertised for smoking cessation or as a safer form of smoking.
     In October 2003, we announced that Jed E. Rose, Ph.D., Director of Duke University Medical Center’s Nicotine Research Program and co-inventor of the nicotine patch, had conducted a study at Duke University Medical Center to provide preliminary evaluation of the use of the QUEST technology as a smoking cessation aid. In the preliminary study on QUEST, 33% of QUEST 3 smokers were able to achieve four-week continuous abstinence, a standard threshold for smoking cessation. Management believes these results show real promise for the QUEST technology as a smoking cessation aid. We have received guidance from the Food and Drug Administration as to the additional clinical research and regulatory filings necessary to market QUEST as a smoking cessation product. We are currently conducting a multi-centered clinical trial with QUEST cigarettes, which should be completed by the end of the first quarter of 2006. Management believes that obtaining the Food and Drug Administration’s approval to market QUEST as a smoking cessation product will be an important factor in the long-term commercial success of the QUEST brand. No assurance can be given that such approval can be obtained or as to the timing of any such approval if received.
Restatement of Consolidated Financial Statements
     On November 9, 2006, we determined that we would restate our financial statements for each of the years ended December 31, 2004 and 2005, and selected financial data for each of the years 2004 and 2005 appearing in Item 6 of our 2005 Annual Report on Form 10-K, as amended, as well as our interim financial statements for the quarters ended March 31, 2005 and 2006, June 30, 2005 and 2006, and September 30, 2005. The restatement corrected an error in the computation of the amortization of the debt discount created by the embedded derivative and the beneficial conversion feature associated with our 5% variable interest senior convertible notes due 2011, which were issued in the last quarter of 2004 and the first half of 2005. The restatement adjustments affected our previously reported interest expense, the related income tax effect, and extraordinary items, as well as our previously reported other assets, long-term debt, additional paid-in capital and accumulated deficit balances. The effects of the restatement are reflected in our consolidated financial statements and accompanying notes included herein. See Notes 2 and 23.
     The aggregate net effect of the restatement was to increase stockholders’ equity by $4,781 as of June 30, 2006, $4,142 as of March 31, 2006, $3,422 as of December 31, 2005 and $336 as of December 31, 2004. The restatement also increased net income for the three months ended March 31, 2006 and 2005 by $720 ($0.01 per diluted common share) and $731 ($0.01 per diluted common share), respectively, and decreased net loss for the three months ended June 30, 2006 by $639 ($0.01 per diluted common share) and increased net income for the three months ended June 30, 2005 by $1,071 ($0.02 per diluted common share). In addition, the restatement adjustments increased net income for the six months ended June 30, 2006 and 2005 by $1,359 ($0.03 per diluted common share) and $1,802 ($0.04 per diluted common share), respectively. The restatement increased net income for the three months ended September 30, 2005 by $810 ($0.02 per diluted common share) and increased net income for the nine months ended September 30, 2005 by $2,612 ($0.05 per diluted common share). Further, the restatement increased net income by $3,290 ($0.05 per diluted common share) and $336 ($0.01 per diluted common share) for the years ended December 31, 2005 and 2004, respectively.
     The restatement adjustments corrected the previous amortization method used in calculating the amortization of the debt discount created by the embedded derivative and beneficial conversion feature associated with our 5% variable interest senior convertible notes due 2011. We previously amortized the debt discount on the 5% variable interest senior convertible notes due 2011 using an erroneous amortization method that did not result in a consistent yield on the convertible debt over its term.
Recent Developments
     New Valley Exchange Offer. In December 2005, we completed an exchange offer and subsequent short-form merger whereby we acquired the remaining 42.3% of the common shares of New Valley Corporation that we did not already own. As result of these transactions, New Valley Corporation became our wholly-owned subsidiary and each outstanding New Valley Corporation common share was exchanged for 0.54 shares of our common stock. A total of approximately 5.05 million of our common shares were issued to the New Valley Corporation shareholders in the transactions. The surviving corporation in the short-form merger was subsequently merged into a new Delaware limited liability company named New Valley LLC, which conducts the business of the former New Valley Corporation. Prior to these transactions, New Valley Corporation was registered under the Securities Exchange Act of 1934 and filed periodic reports and other information with the SEC.
     On or about September 29, 2005, an individual stockholder of New Valley filed a complaint in the Delaware Court of Chancery purporting to commence a class action lawsuit against us, New Valley and each of the individual directors of New Valley. The complaint was styled as Pill v. New Valley Corporation, et al. (C.A. No. 1678-N). A similar action was also filed in state court in Miami-Dade County, Florida, on September 29, 2005 by another individual stockholder of New Valley. This action has been stayed, pending final resolution of the Pill action, by agreement of the parties. On or about October 28, 2005, a separate action was filed in the Delaware Court of Chancery purporting to commence a class action lawsuit against us, New Valley and each of the individual directors of New Valley. The complaint was styled as Lindstrom v. LeBow, et al. (Civil Action No. 1745-N). On November 9, 2005, the Delaware Court of Chancery entered an order of consolidation providing that the Pill action and the Lindstrom action be consolidated for all purposes. On November 15, 2005, the Delaware Chancery Court entered an order certifying the Pill action as a class action comprised of all persons who owned common shares of New Valley on October 20, 2005.
     On November 16, 2005, we and the plaintiff class in the Pill action reached an agreement in principle to settle the litigation, which was memorialized in a memorandum of understanding entered into on November 22, 2005. The memorandum of understanding provided, among other things, that (i) the consideration being offered be raised from 0.461 shares of our common stock per common share of New Valley to 0.54 shares of our common stock per common share of New Valley; (ii) the plaintiff acknowledged that 0.54 shares of our common stock per common share of New Valley was adequate and fair consideration; (iii) we agreed to make supplemental disclosures in the Prospectus with respect to the offer to address claims raised in the Pill action; (iv) the plaintiff shall have the right to comment upon and suggest additional disclosures to be made to the public stockholders by New Valley prior to the filing of its amended Schedule 14D-9 with the SEC and such suggested additional disclosures will be considered in good faith for inclusion in such filing by New Valley; and (v) all claims, whether known or unknown, of the plaintiff shall be released as against all of the defendants in the Pill matter and the Lindstrom matter. On January 20, 2006, the parties executed a Stipulation of Settlement providing for, among other things, payment by us of up to $860 in legal fees and costs. A hearing on the settlement, which is subject to court approval, is scheduled for April 10, 2006. We recorded a charge to operating, selling, administrative and general expense for 2005 of $860 related to the settlement.
     Sale of Durham Real Estate. In December 2005, Liggett completed the sale for $15,450 of its former manufacturing plant, research facility and offices located in Durham, North Carolina. We recorded a gain of $7,706, net of income taxes of $5,042, in 2005 in connection with the sale.
     Issuance of Convertible Notes. In November 2004, we sold $65,500 of our 5% variable interest senior convertible notes due November 15, 2011 in a private offering to qualified institutional investors in accordance with Rule 144A under the Securities Act of 1933. The buyers of the notes had the right, for a 120-day period ending March 18, 2005, to purchase an additional $16,375 of the notes. At December 31, 2004, buyers had exercised their rights to purchase an additional $1,405 of the notes, and the remaining $14,959 principal amount of notes were purchased during the first quarter of 2005. In April 2005, we issued an additional $30,000 principal amount of 5% variable interest senior convertible notes due November 15, 2011 in a separate private offering to qualified institutional investors in accordance with Rule 144A. These notes, which were issued under a new indenture at a price of 103.5%, were on the same terms as the $81,864 principal amount of notes previously issued in connection with the November 2004 placement.
     Ladenburg Distribution. In March 2005, New Valley converted a convertible note of Ladenburg Thalmann Financial Services Inc. into 19,876,358 shares of Ladenburg common stock and purchased 11,111,111 Ladenburg shares for $5,000. In the first quarter 2005, New Valley recorded a gain of $9,461 which represented the fair value of the converted shares as determined by an independent appraisal firm. On March 30, 2005, New Valley distributed the 19,876,358 shares of Ladenburg common stock it acquired from the conversion of the note to holders of New Valley common shares through a special distribution. On the same date, we distributed the 10,947,448 shares of Ladenburg common stock that we received from New Valley to the holders of our common stock as a special distribution. New Valley stockholders of record on March 18, 2005 received 0.852 of a Ladenburg share for each share of New Valley, and our stockholders of record on that date received 0.23 of a Ladenburg share for each share of ours.
     Lawsuit Settlement. In March 2005, we, along with New Valley and its directors, settled a stockholder derivative suit that alleged, among other things, that New Valley paid excessive consideration to purchase our BrookeMil Ltd. subsidiary in 1997. For additional information concerning the suit, see Note 13 to our consolidated financial statements. The defendants did not admit any wrongdoing as part of the settlement, which was approved by the court in June 2005. Under the agreement, we paid New Valley $7,000 in July 2005, and New Valley paid legal fees and expenses of $2,150. We recorded a charge to operating, selling, administrative and general expense in 2004 of $4,177 (net of minority interests) related to the settlement.

     Tobacco Quota Elimination. In October 2004, federal legislation was enacted which abolished the federal tobacco quota and price support program. Pursuant to the legislation, manufacturers of tobacco products will be assessed $10,140,000 over a ten year period to compensate tobacco growers and quota holders for the elimination of their quota rights. Cigarette manufacturers will initially be responsible for 96.3% of the assessment (subject to adjustment in the future), which will be allocated based on relative unit volume of domestic cigarette shipments. Management currently estimates that Liggett’s assessment will be approximately $25,000 for the first year of the program which began January 1, 2005, including a special federal quota stock liquidation assessment of $5,219. The cost of the legislation to the three largest cigarette manufacturers will likely be less than the cost to smaller manufacturers, including Liggett and Vector Tobacco, because one effect of the legislation is that the three largest manufacturers will no longer be obligated to make certain contractual payments, commonly known as Phase II payments, they agreed in 1999 to make to tobacco-producing states. The ultimate impact of this legislation cannot be determined, but there is a risk that smaller manufacturers, such as Liggett and Vector Tobacco, will be disproportionately affected by the legislation, which could have a material adverse effect on us.
     Effective October 22, 2004, Liggett increased the list price of all its brands by $.65 per carton. The increase was taken due to the federal tobacco buyout legislation.
     Liggett Vector Brands Restructurings. Liggett Vector Brands, as part of the continuing effort to adjust the cost structure of our tobacco business and improve operating efficiency, eliminated 83 positions during April 2004, sublet its New York office space and relocated several employees. As a result of these actions, we recognized pre-tax restructuring charges of $2,735 in 2004, including $798 relating to employee severance and benefit costs and $1,937 for contract termination and other associated costs. Approximately $503 of these charges represent non-cash items.
     On October 6, 2004, we announced an additional plan to restructure the operations of Liggett Vector Brands, our sales, marketing and distribution agent for our Liggett and Vector Tobacco subsidiaries. Liggett Vector Brands has realigned its sales force and adjusted its business model to more efficiently serve its chain and independent accounts nationwide. In connection with the restructuring, we eliminated approximately 330 full-time positions and 135 part-time positions as of December 15, 2004.
     As a result of the actions announced in October 2004, we realized annual cost savings of approximately $30,000 beginning in 2005. Expenses at Liggett, excluding the accrual for disputed settlement payments in 2005 and product liability legal expenses and other litigation costs, were $49,415 for 2005, compared to $78,954 for 2004, a decrease of $29,539 primarily attributable to the restructuring announced in October 2004. We recognized pre-tax restructuring charges of $10,583 in 2004, with $5,659 of the charges related to employee severance and benefit costs and $4,924 to contract termination and other associated costs. Approximately $2,503 of these charges represented non-cash items. Additionally, we incurred other charges in 2004 for various compensation and related payments to employees which were related to the restructuring. These charges of $1,670 were included in operating, selling, administrative and general expenses.
     Timberlake Restructuring. In October 2003, we announced that we would close Vector Tobacco’s Timberlake, North Carolina cigarette manufacturing facility in order to reduce excess cigarette production capacity and improve operating efficiencies company-wide. Production of the QUEST line of low nicotine and nicotine-free cigarettes, as well as production of Vector Tobacco’s other cigarette brands, was moved to Liggett’s state-of-the-art manufacturing facility in Mebane, North Carolina.

     As a result of these actions, we recognized pre-tax restructuring and impairment charges of $21,696, of which $21,300 was recognized in 2003 and the remaining $396 was recognized in 2004. Machinery and equipment to be disposed of was reduced to estimated fair value less costs to sell during 2003.
     We decreased the asset impairment accrual as of June 30, 2004 to reflect the actual amounts realized from the sale of the Timberlake facility and to reduce the values of other excess Vector Tobacco machinery and equipment in accordance with SFAS No. 144. We further adjusted the previously recorded restructuring accrual as of June 30, 2004 to reflect additional employee severance and benefits, contract termination and associated costs resulting from the Timberlake sale. No charge to operations resulted from these adjustments as there was no change to the total impairment and restructuring charges previously recognized.
     Annual cost savings related to the Timberlake restructuring and impairment charges and the actions taken at Liggett Vector Brands in the first half of 2004 were estimated to be at least $23,000 beginning in 2004. Management believes the anticipated annual cost savings have been achieved beginning in 2004. Management will continue to review opportunities for additional cost savings in our tobacco business.
     Tax Matters. In connection with the 1998 and 1999 transaction with Philip Morris Incorporated in which a subsidiary of Liggett contributed three of its premium cigarette brands to Trademarks LLC, a newly-formed limited liability company, we recognized in 1999 a pre-tax gain of $294,078 in our consolidated financial statements and established a deferred tax liability of $103,100 relating to the gain. In such transaction, Philip Morris acquired an option to purchase the remaining interest in Trademarks for a 90-day period commencing in December 2008, and we have an option to require Philip Morris to purchase the remaining interest for a 90-day period commencing in March 2010. Upon exercise of the options during the 90-day periods commencing in December 2008 or in March 2010, we will be required to pay tax in the amount of the deferred tax liability, which will be offset by the benefit of any deferred tax assets, including any net operating losses, available to us at that time. In connection with an examination of our 1998 and 1999 federal income tax returns, the Internal Revenue Service issued to us in September 2003 a notice of proposed adjustment. The notice asserts that, for tax reporting purposes, the entire gain should have been recognized in 1998 and in 1999 in the additional amounts of $150,000 and $129,900, respectively, rather than upon the exercise of the options during the 90-day periods commencing in December 2008 or in March 2010. If the Internal Revenue Service were to ultimately prevail with the proposed adjustment, it would result in the potential acceleration of tax payments of approximately $127,000, including interest, net of tax benefits, through December 31, 2005. These amounts have been previously recognized in our consolidated financial statements as tax liabilities. As of December 31, 2005, we believe amounts potentially due have been fully provided for in our consolidated statements of operations.
     We believe the positions reflected on our income tax returns are correct and intend to vigorously oppose any proposed adjustments to our returns. We have filed a protest with the Appeals Division of the Internal Revenue Service. No payment is due with respect to these matters during the appeals process. Interest currently is accruing on the disputed amounts at a rate of 9%, with the rate adjusted quarterly based on rates published by the U.S. Treasury Department. If taxing authorities were to ultimately prevail in their assertion that we incurred a tax obligation prior to the exercise dates of these options and we were required to make such tax payments prior to 2009 or 2010, and if any necessary financing were not available to us, our liquidity could be materially adversely affected.
     Tobacco Settlement Agreements. In October 2004, Liggett was notified that all participating manufacturers’ payment obligations under the Master Settlement Agreement, dating from the agreement’s execution in late 1998, have been recalculated utilizing “net” unit amounts, rather than “gross” unit amounts (which have been utilized since 1999). The change in the method of calculation could, among other things, require additional payments by Liggett under the Master Settlement Agreement of approximately $9,400 for the periods 2001 through 2004, and require Liggett to pay an additional amount of approximately $2,800 in 2005 and in future periods by lowering Liggett’s market share exemption under the Master Settlement Agreement. Liggett contends that the retroactive change from utilizing “gross” unit amounts to “net” unit amounts is impermissible and has objected to the change. Liggett has disputed the change in methodology. No amounts have been accrued in the accompanying consolidated financial statements for any potential liability relating to the “gross” versus “net” dispute.
     On March 30, 2005, the Independent Auditor under the Master Settlement Agreement calculated $28,668 in Master Settlement Agreement payments for Liggett’s 2004 sales. On
     April 15, 2005, Liggett paid $11,678 of this amount and, in accordance with its rights under the Master Settlement Agreement, disputed the balance of $16,990. Of the disputed amount, Liggett paid $9,304 into the disputed payments account under the Master Settlement Agreement and withheld from payment $7,686. The $9,304 paid into the disputed payments account represents the amount claimed by Liggett as an adjustment to its 2003 payment obligation under the Master Settlement Agreement for market share loss to non-participating manufacturers. At
     December 31, 2005, included in “Other current assets” on our balance sheet was a receivable of $6,513 relating to such amount. The $7,686 withheld from payment represents $5,318 claimed as an adjustment to Liggett’s 2004 Master Settlement Agreement obligation for market share loss to non-participating manufacturers and $2,368 relating to the retroactive change, discussed above, to the method for computing payment obligations under the Master Settlement Agreement which Liggett contends, among other things, is not in accordance with the Master Settlement Agreement. On May 31, 2005, New York State filed a motion on behalf of the settling states in New York state court seeking to compel Liggett and the other subsequent participating manufacturers that paid into the disputed payments account to release to the settling states the amounts paid into such account. The settling states contend that Liggett had no right under the Master Settlement Agreement and related agreements to pay into the disputed payments account any amount claimed as an adjustment for market share loss to non-participating manufacturers for 2003, although they acknowledge that Liggett has the right to dispute such amounts. By stipulation among the parties dated July 25, 2005, New York’s motion was dismissed and Liggett authorized the release to the settling states of the $9,304 it had paid into the account, although Liggett continues to dispute that it owes this amount. Liggett intends to withhold from its payment due under the Master Settlement Agreement on April 15, 2006 approximately $1,600 which Liggett claims as the non-participating manufacturers adjustment to its 2005 payment obligation. As of December 31, 2005, Liggett and Vector Tobacco have disputed the following assessments under the Master Settlement Agreement related to failure to receive credit for market share loss to non-participating manufacturers: $6,513 for 2003, $3,723 for 2004 and approximately $800 for 2005. These disputed amounts have not been accrued in the accompanying consolidated financial statements.
     In 2004, the Attorneys General for each of Florida, Mississippi and Texas advised Liggett that they believed that Liggett has failed to make all required payments under the respective settlement agreements with these states for the period 1998 through 2003 and that additional payments may be due for 2004 and subsequent years. Liggett believes these allegations are without merit, based, among other things, on the language of the most favored nation provisions of the settlement agreements. In December 2004, the State of Florida offered to settle all amounts allegedly owed by Liggett for the period through 2003 for the sum of $13,500. In March 2005, the State of Florida reaffirmed its December 2004 offer to settle and provided Liggett with a 60 day notice to cure the alleged defaults. In November 2005, Florida made a revised offer that Liggett pay Florida $4,250 to resolve all matters through December 31, 2005, and pay Florida $0.17 per pack on all Liggett cigarettes sold in Florida beginning January 1, 2006. After further discussions, Florida’s most recent offer is that Liggett pay a total of $3,500 in four annual payments, $1,000 for the first three years and $500 in the fourth year, and defer further discussion of any alleged future obligations until the end of Florida’s 2006 legislative session. Liggett has not yet responded to this most recent offer from Florida and there can be no assurance that a settlement will be reached. In November 2004, the State of Mississippi offered to settle all amounts allegedly owed by Liggett for the period through 2003 for the sum of $6,500. In April 2005, the State of Mississippi reaffirmed its November 2004 offer to settle and provided Liggett with a 60 day notice to cure the alleged defaults. No specific monetary demand has been made by the State of Texas. Liggett has met with representatives of Mississippi and Texas to discuss the issues relating to the alleged defaults, although no resolution has been reached.
     Except for $2,000 accrued for the year ended December 31, 2005 in connection with the foregoing matters, no other amounts have been accrued in the accompanying financial statements for any additional amounts that may be payable by Liggett under the settlement agreements with Florida, Mississippi and Texas. There can be no assurance that Liggett will prevail in any of these matters and that Liggett will not be required to make additional material payments, which payments could adversely affect our consolidated financial position, results of operations or cash flows.
     Real Estate Activities. In December 2002, New Valley purchased two office buildings in Princeton, New Jersey for a total purchase price of $54,000. New Valley financed a portion of the purchase price through a borrowing of $40,500 from HSBC Realty Credit Corporation (USA). In February 2005, New Valley completed the sale of the office buildings for $71,500. The mortgage loan on the properties was retired at closing with the proceeds of the sale.
     New Valley accounts for its 50% interests in Douglas Elliman Realty LLC, Koa Investors LLC and 16th & K Holdings LLC on the equity method. Douglas Elliman Realty operates the largest residential brokerage company in the New York metropolitan area. Koa Investors LLC owns the Sheraton Keauhou Bay Resort & Spa in Kailua-Kona, Hawaii. Following a major renovation, the property reopened in the fourth quarter 2004 as a four star resort with 521 rooms. In August 2005, 16th & K Holdings LLC acquired the St. Regis Hotel, a 193 room luxury hotel in Washington, D.C., for $47,000.
Recent Developments in Legislation, Regulation and Litigation
     The cigarette industry continues to be challenged on numerous fronts. New cases continue to be commenced against Liggett and other cigarette manufacturers. As of December 31, 2005, there were approximately 268 individual suits, 11 purported class actions and eight governmental and other third-party payor health care reimbursement actions pending in the United States in which Liggett was a named defendant. A civil lawsuit was filed by the United States federal government seeking disgorgement of approximately $289,000,000 from various cigarette manufacturers, including Liggett. A federal appellate court ruled in February 2005 that disgorgement is not an available remedy in the case. In October 2005, the United States Supreme Court declined to review this decision. Trial of the case concluded on June 15, 2005. On June 27, 2005, the government sought to restructure its potential remedies and filed a proposed Final Judgment and Order. That relief can be grouped into four categories: (1) $14,000,000 for a cessation and counter marketing program; (2) so-called “corrective statements;” (3) disclosures; and (4) enjoined activities. Post-trial briefing was completed in October 2005. In one of the other cases pending against Liggett, in 2000, an action against cigarette manufacturers involving approximately 1,000 named individual plaintiffs was consolidated for trial on some common related issues before a single West Virginia state court. Liggett is a defendant in most of the cases pending in West Virginia. In January 2002, the court severed Liggett from the trial of the consolidated action. Two purported class actions have been certified in state court in Kansas and New Mexico against the cigarette manufacturers for alleged antitrust violations. As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase.
     There are five individual smoking-related actions where Liggett is the only tobacco company defendant. In April 2004, in one of these cases, a Florida state court jury awarded compensatory damages of $540 against Liggett. In addition, plaintiff’s counsel was awarded legal fees of $752. Liggett has appealed the verdict. In March 2005, in another case in Florida state court where Liggett is the only defendant, the court granted Liggett’s motion for summary judgment disposing of the case in its entirety. The plaintiff has appealed. In March 2006, in another of these cases, a Florida state court jury returned a verdict in favor of Liggett. The plaintiff may appeal.
     In May 2003, a Florida intermediate appellate court overturned a $790,000 punitive damages award against Liggett and decertified the Engle smoking and health class action. In May 2004, the Florida Supreme Court agreed to review the case, and oral argument was held in November 2004. If the intermediate appellate court’s ruling is not upheld on appeal, it will have a material adverse effect on us. In November 2000, Liggett filed the $3,450 bond required under the bonding statute enacted in 2000 by the Florida legislature which limits the size of any bond required, pending appeal, to stay execution of a punitive damages verdict. In May 2001, Liggett reached an agreement with the class in the Engle case, which provided assurance to Liggett that the stay of execution, in effect under the Florida bonding statute, would not be lifted or limited at any point until completion of all appeals, including to the United States Supreme Court. As required by the agreement, Liggett paid $6,273 into an escrow account to be held for the benefit of the Engle class, and released, along with Liggett’s existing $3,450 statutory bond, to the court for the benefit of the class upon completion of the appeals process, regardless of the outcome of the appeal. In June 2002, the jury in an individual case brought under the third phase of the Engle case awarded $37,500 (subsequently reduced by the court to $25,100) of compensatory damages against Liggett and two other defendants and found Liggett 50% responsible for the damages. The verdict, which is subject to the outcome of the Engle appeal, has been overturned as a result of the appellate court’s ruling discussed above. It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the Engle case. Liggett may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so. Management cannot predict the cash requirements related to any future settlements and judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met.
     Federal or state regulators may object to Vector Tobacco’s low nicotine and nicotine-free cigarette products and reduced risk cigarette products it may develop as unlawful or allege they bear deceptive or unsubstantiated product claims, and seek the removal of the products from the marketplace, or significant changes to advertising. Various concerns regarding Vector Tobacco’s advertising practices have been expressed to Vector Tobacco by certain state attorneys general. Vector Tobacco has engaged in discussions in an effort to resolve these concerns and Vector

Tobacco has, in the interim, suspended all print advertising for its QUEST brand. If Vector Tobacco is unable to advertise its QUEST brand, it could have a material adverse effect on sales of QUEST. Allegations by federal or state regulators, public health organizations and other tobacco manufacturers that Vector Tobacco’s products are unlawful, or that its public statements or advertising contain misleading or unsubstantiated health claims or product comparisons, may result in litigation or governmental proceedings.
     In recent years, there have been a number of proposed restrictive regulatory actions from various Federal administrative bodies, including the United States Environmental Protection Agency and the Food and Drug Administration. There have also been adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, including the commencement and certification of class actions and the commencement of third-party payor actions. These developments generally receive widespread media attention. We are not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation, but our consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any smoking-related litigation. See Note 13 to our consolidated financial statements for a description of legislation, regulation and litigation.
Critical Accounting Policies
     General. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates subject to material changes in the near term include restructuring and impairment charges, inventory valuation, deferred tax assets, allowance for doubtful accounts, promotional accruals, sales returns and allowances, actuarial assumptions of pension plans, embedded derivative liability, the tobacco quota buyout, settlement accruals and litigation and defense costs. Actual results could differ from those estimates.
     Revenue Recognition. Revenues from sales of cigarettes are recognized upon the shipment of finished goods when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sale price is determinable and collectibility is reasonably assured. We provide an allowance for expected sales returns, net of any related inventory cost recoveries. Since our primary line of business is tobacco, our financial position and our results of operations and cash flows have been and could continue to be materially adversely effected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.
     Marketing Costs. We record marketing costs as an expense in the period to which such costs relate. We do not defer the recognition of any amounts on our consolidated balance sheets with respect to marketing costs. We expense advertising costs as incurred, which is the period in which the related advertisement initially appears. We record consumer incentive and trade promotion costs as a reduction in revenue in the period in which these programs are offered, based on estimates of utilization and redemption rates that are developed from historical information.
     Restructuring and Asset Impairment Charges. We have recorded charges related to employee severance and benefits, asset impairments, contract termination and other associated exit costs during 2003 and 2004. The calculation of severance pay requires management to identify employees to be terminated and the timing of their severance from employment. The calculation of benefits charges requires actuarial assumptions including determination of discount rates. As discussed further below, the asset impairments were recorded in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires management to estimate the fair value of assets to be disposed of. On January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Charges related to restructuring activities initiated after this date were recorded when incurred. Prior to this date, charges were recorded at the date of an entity’s commitment to an exit plan in accordance with EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. These restructuring charges are based on management’s best estimate at the time of restructuring. The status of the restructuring activities is reviewed on a quarterly basis and any adjustments to the reserve, which could differ materially from previous estimates, are recorded as an adjustment to operating income.
     Purchase Accounting. We account for business combination transactions, including the exchange offer and merger with New Valley, in accordance with SFAS No. 141, “Business Combinations”. SFAS No. 141 requires that we allocate the cost of the acquisition to assets acquired and liabilities assumed, based on their fair values as of the acquisition date. Estimates of fair values for the non-consolidated real estate businesses of New Valley are generally based on independent appraisals and other accounts are based on management’s best estimates using assumptions that are believed to be reasonable. The determination of fair values involves considerable estimation and judgment, including developing forecasts of cash flows and discount rates for the non-consolidated real estate businesses.
     Impairment of Long-Lived Assets. We evaluate our long-lived assets for possible impairment annually or whenever events or changes in circumstances indicate that the carrying value of the asset, or related group of assets, may not be fully recoverable. Examples of such events or changes in circumstances include a significant adverse charge in the manner in which a long-lived asset, or group of assets, is being used or a current expectation that, more likely than not, a long-lived asset, or group of assets, will be disposed of before the end of its estimated useful life. The estimate of fair value of our long-lived assets is based on the best information available, including prices for similar assets and the results of using other valuation techniques. Since judgment is involved in determining the fair value of long-lived assets, there is a risk that the carrying value of our long-lived assets may be overstated or understated.
     In October 2003, we announced that we would close Vector Tobacco’s Timberlake, North Carolina cigarette manufacturing facility and produce its cigarette products at Liggett’s Mebane, North Carolina facility. We evaluated the net realizable value of the long-lived assets located at the Timberlake facility which has been sold. Based on management’s estimates of the values, we initially recognized non-cash asset impairment charges of $18,752 in the third quarter of 2003 on machinery and equipment. As of June 30, 2004, we decreased the asset impairment accrual to reflect the actual amounts realized from the Timberlake sale and to reduce values of other excess machinery and equipment in accordance with SFAS No. 144.
     Contingencies. We record Liggett’s product liability legal expenses and other litigation costs as operating, selling, general and administrative expenses as those costs are incurred. As discussed in Note 13 to our consolidated financial statements and above under the heading “Recent Developments in Legislation, Regulation and Litigation”, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against Liggett. Management is unable to make a reasonable estimate with respect to the amount or range of loss that could result from an unfavorable outcome of pending smoking-related litigation or the costs of defending such cases, and we have not provided any amounts in our consolidated financial statements for unfavorable outcomes, if any. You should not infer from the absence of any such reserve in our financial statements that Liggett will not be subject to significant tobacco-related liabilities in the future. Litigation is subject to many uncertainties, and it is possible that our consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such smoking-related litigation.
     Settlement Agreements. As discussed in Note 13 to our consolidated financial statements, Liggett and Vector Tobacco are participants in the Master Settlement Agreement, the 1998 agreement to settle governmental healthcare cost recovery actions brought by various states. Liggett and Vector Tobacco have no payment obligations under the Master Settlement Agreement except to the extent their market shares exceed approximately 1.65% and 0.28%, respectively, of total cigarettes sold in the United States. Their obligations, and the related expense charges under the Master Settlement Agreement, are subject to adjustments based upon, among other things, the volume of cigarettes sold by Liggett and Vector Tobacco, their relative market shares and inflation. Since relative market shares are based on cigarette shipments, the best estimate of the allocation of charges under the Master Settlement Agreement is recorded in cost of goods sold as the products are shipped. Settlement expenses under the Master Settlement Agreement recorded in the accompanying consolidated statements of operations were $14,924 for 2005, $23,315 for 2004 and $35,854 for 2003. Adjustments to these estimates are recorded in the period that the change becomes probable and the amount can be reasonably estimated.
     Derivatives; Beneficial Conversion Feature. We measure all derivatives, including certain derivatives embedded in other contracts, at fair value and recognize them in the consolidated balance sheet as an asset or a liability, depending on our rights and obligations under the applicable derivative contract. In November 2004, we issued in a private placement 5% variable interest senior convertible notes due 2011 where a portion of the total interest payable on the notes is computed by reference to the cash dividends paid on our common stock. (In December 2004 and during the first half of 2005, we issued additional notes on the same terms.) This portion of the interest payment is considered an embedded derivative. Pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, we have bifurcated this dividend portion of the interest on the notes and, based on a valuation by an independent third party, estimated the fair value of the embedded derivative liability. At issuance of the November 2004 notes, the estimated initial fair value was $24,738, which was recorded as a discount to the notes and classified as a derivative liability on the consolidated balance sheet. Issuances of $1,405 of additional notes in December 2004, $14,949 of additional notes in the first quarter in 2005 and $30,000 of additional notes in April 2005 increased the initial fair value of the derivative liability to $42,042. The initial embedded derivative liability is amortized over the term of the debt and reflected as non-cash interest expense. We recognized non-cash interest expense of $2,161 and $138 for the years ended December 31, 2005 and 2004, respectively, due to the amortization of the debt discount attributable to the embedded derivatives.
     Changes to the fair value of this embedded derivative are reflected in our consolidated statement of operations as “Change in fair value of derivatives embedded within convertible debt.” At December 31, 2005 and 2004, the fair value of the derivative liability was estimated at $39,371 and $25,686, respectively. We recognized a gain of $3,083 in 2005 and a loss of $412 in 2004, due to changes in the fair value of the embedded derivative, which were reported as “Change in fair value of derivatives embedded within convertible debt”.
     After giving effect to the recording of the embedded derivative liability as a discount to the notes, our common stock had a fair value at the issuance date of the notes in excess of the conversion price resulting in a beneficial conversion feature. EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Convertible Ratios”, requires that the intrinsic value of the beneficial conversion feature ($22,139 at December 31, 2005 prior to the impact of income taxes) be recorded to additional paid-in capital and as a discount on the notes. The discount is then amortized to interest expense over the term of the notes using the effective interest rate method. We recognized non-cash interest expense of $1,143 in 2005 and $75 in 2004 due to the amortization of the debt discount attributable to the beneficial conversion feature.
     Inventories. Tobacco inventories are stated at lower of cost or market and are determined primarily by the last-in, first-out (LIFO) method at Liggett and the first-in, first-out (FIFO) method at Vector Tobacco. Although portions of leaf tobacco inventories may not be used or sold within one year because of time required for aging, they are included in current assets, which is common practice in the industry. We estimate an inventory reserve for excess quantities and obsolete items based on specific identification and historical write-offs, taking into account future demand and market conditions. At December 31, 2005, approximately $1,208 of our leaf inventory was associated with Vector Tobacco’s QUEST product. During the second quarter of 2004, we recognized a non-cash charge of $37,000 to adjust the carrying value of excess leaf tobacco inventory for the QUEST product, based on estimates of future demand and market conditions. If actual demand for the product or market conditions are less favorable than those estimated, additional inventory write-downs may be required.
     Employee Benefit Plans. The determination of our net pension and other postretirement benefit income or expense is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and healthcare costs. In accordance with accounting principles generally accepted in the United States of America, actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized income or expense in such future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our future net pension and other postretirement benefit income or expense.
     Net pension expense for defined benefit pension plans and other postretirement benefit expense aggregated approximately $4,250 for 2005, and we currently anticipate such expense will be approximately $4,650 for 2006. In contrast, our funding obligations under the pension plans are governed by ERISA. To comply with ERISA’s minimum funding requirements, we do not currently anticipate that we will be required to make any funding to the pension plans for the pension plan year beginning on January 1, 2006 and ending on December 31, 2006. Any additional funding obligation that we may have for subsequent years is contingent on several factors and is not reasonably estimable at this time.
Results of Operations
     The following discussion provides an assessment of our results of operations, capital resources and liquidity and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report. The consolidated financial statements include the accounts of VGR Holding, Liggett, Vector Tobacco, Liggett Vector Brands, New Valley and other less significant subsidiaries.
     For purposes of this discussion and other consolidated financial reporting, our significant business segments for the three years ended December 31, 2005 were Liggett and Vector Tobacco. The Liggett segment consists of the manufacture and sale of conventional cigarettes and, for segment reporting purposes, includes the operations of Medallion acquired on April 1, 2002 (which operations are held for legal purposes as part of Vector Tobacco). The Vector Tobacco segment includes the development and marketing of the low nicotine and nicotine-free cigarette products as well as the development of reduced risk cigarette products and, for segment reporting purposes, excludes the operations of Medallion.

	For the Year Ended December 31,
	2005		2004		2003
	(Dollars in Thousands)
Revenues:
Liggett	$468,652		$484,898		$503,231
Vector Tobacco	9,775		13,962		26,154

Total revenues	$478,427		$498,860		$529,385

Operating income:
Liggett	$143,361	(1)	$110,675	(2)	$119,749
Vector Tobacco	(14,992	)(1)	(64,942	)(2)	(92,825	)(3)

Total tobacco	128,369		45,733		26,924

Corporate and other	(39,258)		(30,286)		(26,434)

Total operating income	$89,111	(1)	$15,447	(2)	$490	(3)

(1)	Includes a special federal quota stock liquidation assessment under the federal tobacco buyout legislation of $5,219 in 2005 ($5,150 at Liggett and $69 at Vector Tobacco), gain on sale of assets at Liggett of $12,748 in 2005 and a reversal of restructuring charges of $114 at Liggett and $13 at Vector Tobacco in 2005.

(2)	Includes restructuring and impairment charges of $11,075 at Liggett and $2,624 at Vector Tobacco and a $37,000 inventory impairment charge at Vector Tobacco in 2004.

(3)	Includes restructuring and impairment charges of $21,300 in 2003.
2005 Compared to 2004
     Revenues. Total revenues were $478,427 for the year ended December 31, 2005 compared to $498,860 for the year ended December 31, 2004. This $20,433 (4.1%) decrease in revenues was due to a $16,246 (3.4%) decrease in revenues at Liggett and a $4,187 (30.0%) decrease in revenues at Vector Tobacco.
     Tobacco Revenues. Effective February 1, 2004, Liggett reduced the list prices for EVE from the premium price level to the branded discount level. In August 2004, Liggett increased its list price on LIGGETT SELECT by $1.00 per carton. In October 2004, Liggett increased the list price of all its brands by $.65 per carton.
     All of Liggett’s sales in 2004 and 2005 were in the discount category. In 2005, net sales at Liggett totaled $468,652, compared to $484,898 in 2004. Revenues decreased by 3.4% ($16,246) due to a 7.9% decrease in unit sales volume (approximately 700 million units) accounting for $38,391 in unfavorable volume variance and $13,721 in unfavorable sales mix, partially offset by a combination of list price increases and reduced promotional spending of $35,866. Net revenues of the LIGGETT SELECT brand decreased $47,262 in 2005 compared to 2004, and its unit volume decreased 26.5% in 2005 compared to 2004. Unit sales volume for Liggett has been affected by the strategic changes in distribution associated with the restructuring at Liggett Vector Brands in the fourth quarter of 2004.
     Revenues at Vector Tobacco were $9,775 in 2005 compared to $13,962 in 2004 due to decreased sales volume. Vector Tobacco’s revenues in 2005 and 2004 related primarily to sales of QUEST.

     Tobacco Gross Profit. Tobacco gross profit was $193,034 in 2005 compared to $210,197 in 2004, excluding the inventory write-off of $37,000 taken by Vector Tobacco in the second quarter of 2004 to adjust the carrying value of excess leaf tobacco inventory for the QUEST product. This represented a decrease of $17,170 (8.2%) when compared to 2004, due primarily to the reduced sales volume net of related reduced promotional spending as well as tobacco quota buyout costs which included a special federal quota stock liquidation assessment of $5,219. Liggett’s brands contributed 98.4% to our gross profit and Vector Tobacco contributed 1.6% in 2005. In 2004, Liggett’s brands contributed 97.9% to tobacco gross profit and Vector Tobacco contributed 2.1%.
     Liggett’s gross profit of $189,961 in 2005 decreased $15,853 from gross profit of $205,814 in 2004. As a percent of revenues (excluding federal excise taxes), gross profit at Liggett decreased to 61.5% in 2005 compared to gross profit of 66.2% in 2004. This decrease in Liggett’s gross profit in 2005 was attributable to higher than anticipated tobacco quota buyout costs discussed above, partially offset by lower Master Settlement Agreement costs and increased prices.
     Vector Tobacco’s gross profit was $3,073 in 2005 compared to gross profit, excluding the inventory write-down, of $4,383 for the same period in 2004. The decrease was due primarily to the reduced sales volume.
     Expenses. Operating, selling, general and administrative expenses were $114,048 in 2005 compared to $144,051 in 2004, a decrease of $30,003 (20.8%). Expenses for 2004 included a charge of $4,177 (net of minority interests) in connection with the settlement of the shareholder derivative lawsuit. Expenses at Liggett were $59,463 in 2005 compared to $84,064 in 2004, a decrease of $24,601 (29.3%). The decrease in expense in 2005 was due primarily to the lower expenses of a reduced sales force resulting from the 2004 restructuring. Liggett’s product liability legal expenses and other litigation costs of $8,048 in 2005 compared to $5,110 in 2004. Expenses at Vector Tobacco in 2005 were $18,070 compared to expenses of $29,702 in 2004 due to the sale of the Timberlake facility in 2004 and the reduction in headcount in the fourth quarter of 2004.
     Restructuring and impairment charges in 2004 were $11,075 at Liggett and $2,624 at Vector Tobacco, a total of $13,699, and relate to the closing of the Timberlake facility, sales force reductions and the loss on the sublease of Liggett Vector Brands’ New York office space.
     In 2005, Liggett’s operating income increased to $143,361 compared to $110,675 for the prior year. In 2005, Vector Tobacco’s operating loss was $14,992 compared to a loss of $64,942 in 2004. Liggett’s operating income for 2005 included a gain on sale of assets of $12,748. Liggett’s operating income for 2004 included restructuring charges of $11,075, and Vector Tobacco’s operating loss for 2004 included the non-cash inventory charge of $37,000 and restructuring charges of $2,624.
     Other Income (Expenses). In 2005, other income (expenses) was a loss of $3,343 compared to a loss of $8,820 in 2004. In 2005, interest expense of $29,813 and equity loss in operations of LTS of $299 were partially offset by a gain from conversion of the LTS notes of $9,461, equity income from non-consolidated real estate businesses of $7,543, interest and dividend income of $5,610, changes in the fair value of derivatives embedded within convertible debt of $3,083 and a net gain on sale of investments of $1,426. The equity income resulted primarily from $11,217 related to New Valley’s investment in Douglas Elliman Realty offset by losses of $3,501 related to its investment in Koa Investors and $173 related to its investment in 16th & K Holdings. In 2004, interest expense of $24,144, loss on extinguishment of debt of $5,333 and changes in the fair value of derivatives embedded within convertible debt of $412 were offset by interest and dividend income of $2,563, a gain on sale of investments of $8,664 and equity income from non-consolidated New Valley real estate businesses of $9,782.
     Income from Continuing Operations. The income from continuing operations before income taxes and minority interests in 2005 was $85,768 compared to income of $6,627 in 2004. The income tax provision was $41,214 and minority interests in income of subsidiaries was $1,969 in 2005. This compared to a tax benefit of $6,862 and minority interests in income of subsidiaries of $9,027 in 2004. Our income tax rate for 2005 does not bear a customary relationship to statutory income tax rates as a result of the impact of nondeductible expenses, state income taxes, the receipt of the LTS distribution, the intraperiod allocation at New Valley between income from continuing and discontinued operations and the utilization of deferred tax assets at New Valley. Our tax rate for 2004 does not bear a customary relationship to statutory income tax rates as a result of the impact of nondeductible expenses, state income taxes and the intraperiod allocation at New Valley between income from continuing and discontinued operations.
     Significant Fourth Quarter 2005 Adjustments. Fourth quarter 2005 income from continuing operations included a $12,748 gain on the sale of Liggett’s excess Durham real estate, an $860 charge in connection with the settlement of shareholder litigation relating to the New Valley acquisition, reserves for uncollectibility of $2,750 established against advances by New Valley, a $2,000 charge related to Liggett’s state settlement agreements and a $127 gain from the reversal of amounts previously accrued as restructuring charges. In the fourth quarter 2005, we recognized extraordinary income of $6,860 in connection with unallocated goodwill associated with the New Valley acquisition.
2004 Compared to 2003
     Revenues. Total revenues were $498,860 for the year ended December 31, 2004 compared to $529,385 for the year ended December 31, 2003. This 5.8% ($30,525) decrease in revenues was due to an $18,333 or 3.6% decrease in revenues at Liggett and a $12,192 (46.6%) decrease in revenues at Vector Tobacco.
     Tobacco Revenues. In February 2003, Liggett increased its net sales price for selected discount brands by $.80 per carton. In May 2003, Liggett increased its list price on USA by $.50 per carton. In June 2003, Liggett increased its net sales price for LIGGETT SELECT by $1.10 per carton. In September 2003, Liggett increased its net sales price for PYRAMID by $.95 per carton. In December 2003, Liggett increased the list price on a leading private label brand by $.85 per carton. In August 2004, Liggett increased its net sales price of LIGGETT SELECT by $1.00 per carton. In October 2004, Liggett increased the list price of all its brands by $.65 per carton.
     Effective February 1, 2004, Liggett reduced the list price for EVE from the premium price level to the branded discount level. During 2003, EVE product had been subject to promotional buy-downs at the retail level and was effectively promoted to consumers at a level that was fully reflected in the new reduced list price.
     All of Liggett’s sales in 2004 were in the discount category. In 2004, net sales at Liggett totaled $484,898, compared to $503,231 in 2003. Revenues decreased by 3.6% ($18,333) due to an 8.6% decrease in unit sales volume (approximately 833 million units) accounting for $43,288 in unfavorable volume variance and $1,018 in unfavorable sales mix partially offset by a combination of list price increases and reduced promotional spending of $25,973. The favorable price variance of $25,973 in 2004 gives effect to approximately $1,400 of costs associated with the buy down of unpromoted EVE inventory at retail due to the price reduction discussed above. Net revenues of the LIGGETT SELECT brand increased $17,513 in 2004 compared to in 2003, and its unit volume increased 0.2% in 2004 compared to 2003.
     Revenues at Vector Tobacco were $13,962 in 2004 compared to $26,154 in 2003, a 46.6% decline, due to decreased sales volume. Vector Tobacco’s revenues in both years related primarily to sales of QUEST. Given market place conditions, and the results we have seen to date with QUEST, we have taken a measured approach to expanding the market presence of the brand.

     Tobacco Gross Profit. Tobacco gross profit excluding the inventory write-down at Vector Tobacco of $37,000 in the second quarter was $210,197 in 2004 compared to $189,768 in 2003, an increase of $20,429 or 10.8% when compared to last year, due primarily to the reduction in promotional spending, price increases discussed above at Liggett and lower estimated Master Settlement Agreement expense at Liggett and Vector Tobacco. Liggett’s brands contributed 97.9% to our tobacco gross profit and Vector Tobacco contributed 2.1% in 2004. In 2003, Liggett brands contributed 104.7% to our gross profit and Vector Tobacco’s brands cost 4.7%.
     Liggett’s gross profit of $205,814 in 2004 increased $7,585 from gross profit of $198,229 in 2003. As a percent of revenues (excluding federal excise taxes), gross profit at Liggett increased to 66.2% in 2004 compared to 63.1% in 2003. This increase in Liggett’s gross profit in 2004 was attributable to the items discussed above.
     Vector Tobacco’s gross profit, excluding the inventory write-down, was $4,383 in 2004 compared to negative gross profit of $8,879 in 2003. The increase was due to the cost savings realized with the closing of Vector Tobacco’s Timberlake facility and the transfer of production, commencing January 1, 2004, to Liggett’s facility in Mebane, as well as decreased promotional expense.
     Expenses. Operating, selling, general and administrative expenses, net of restructuring charges, were $144,051 in 2004 compared to $167,978, a decrease of $23,927. The effects of the restructurings were offset by a charge in 2004 of $4,177 (net of minority interests) in connection with the settlement of the shareholder derivative lawsuit. Expenses at Liggett were $84,064 in 2004 compared to $78,480, an increase of $5,584 in 2004. The increase in 2004 was due primarily to increased selling, marketing and administrative expenses allocated from Liggett Vector Brands of $12,388 and $1,670 of various additional compensation payments made to retained employees which were related to the Liggett Vector Brands restructuring, offset by a decrease in sales and marketing research costs and point of sales material and distribution costs of $6,040 and a decrease in product liability legal expenses and other litigation costs of $1,012. Liggett’s product liability legal expenses and other litigation costs were $5,110 in 2004 compared to $6,122 in 2003. Expenses at Vector Tobacco in 2004 were $29,702 compared to expenses of $83,946 in 2003, a decrease of $54,244, due to the closing and sale of the Timberlake facility, related reduction in headcount and reduced expense allocation from Liggett Vector Brands. Effective January 1, 2004, we modified the allocations of the selling, marketing and administrative expenses of Liggett Vector Brands to Liggett and Vector Tobacco based on a review of relative business activities. Accordingly, in 2004, the increased selling, marketing and administrative expenses allocated to Liggett of $12,388 had a corresponding decrease in such expenses at Vector Tobacco compared to the allocation of these expenses between the segments during 2003. These modifications did not affect the consolidated financial statements.
     The operating, selling, general and administrative expenses above are net of restructuring charges of $13,699 and an inventory impairment charge of $37,000 in 2004. The restructuring charges relate to the closing of the Timberlake facility, the loss on the sublease of Liggett Vector Brands’ New York office space and the Liggett Vector Brands’ restructurings. Liggett recognized $11,075 in restructuring charges and Vector Tobacco recognized $2,624 in addition to the inventory impairment. Restructuring and impairment charges in 2003 were $21,300 and related to the closing of Vector Tobacco’s Timberlake facility.
     In 2004, Liggett’s operating income decreased to $110,675 compared to $119,749 for the prior year due primarily to lower sales volume and the restructuring charges of $11,075. Vector Tobacco’s operating loss which included the second quarter inventory impairment charge of $37,000 and restructuring charges of $2,624 was $64,942 in 2004 compared to a loss of $92,825 in 2003, which included the restructuring charge of $21,300 for the closing of the Timberlake facility.

     Other Income (Expenses). In 2004, other income (expenses) was a loss of $8,820 compared to a loss of $24,144 in 2003. In 2004, interest expense of $24,144 and loss on extinguishment of debt of $5,333 were offset by equity income from non-consolidated New Valley real estate businesses of $9,782, a gain on sale of investments of $8,664 and interest and dividend income of $2,563. The equity income resulted from income at New Valley of $11,612 from Douglas Elliman Realty, LLC offset by a loss of $1,830 related to New Valley’s investment in Koa Investors, LLC, which owns the Sheraton Keauhou Bay Resort and Spa in Kailua-Kona, Hawaii. In 2003, interest expense of $26,592 and a loss on extinguishment of debt of $1,721 were offset by interest and dividend income of $4,696, a gain on sale of investments of $1,955, equity income from non-consolidated real estate businesses of $901 and a gain on sale of assets of $478.
     Income (Loss) from Continuing Operations. The income from continuing operations before income taxes and minority interests in 2004 was $6,627 compared to a loss of $19,774 for 2003. Income tax benefit was $6,862 and minority interests in income of subsidiaries was $9,027 in 2004. This compared to a tax benefit of $666 and minority interests in losses of subsidiaries of $2,976 in 2003. The effective tax rates for the years ended December 31, 2004 and 2003 do not bear a customary relationship to pre-tax accounting income principally as a consequence of changes in New Valley’s valuation allowance, which resulted in the recognition of $9,000 of deferred tax assets at December 31, 2004, the intraperiod tax allocation between income from continuing operations and discontinued operations, non-deductible expenses and state income taxes.
     Significant Fourth Quarter 2004 Adjustments. Fourth quarter 2004 income from continuing operations included $6,155 restructuring charge related to Liggett Vector Brands, $4,177 charge (net of minority interests) for settlement of shareholder derivative suit and $4,694 loss on extinguishment of debt related to retirement of VGR Holding’s senior secured notes. Fourth quarter 2004 income from discontinued operations included a $2,231 gain (net of minority interests of $2,478 and income taxes of $5,272) from the reversal of tax and bankruptcy accruals previously established by New Valley following resolution of these matters.
Discontinued Operations
     Real Estate Leasing. In February 2005, New Valley completed the sale for $71,500 of its two office buildings in Princeton, N.J. As a result of the sale, the consolidated financial statements of the Company reflect New Valley’s real estate leasing operations as discontinued operations for the three years ended December 31, 2005. Accordingly, revenues, costs and expenses of the discontinued operations have been excluded from the respective captions in the consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes and minority interests, as “Income from discontinued operations”. The assets of the discontinued operations were recorded as “Assets held for sale” in the consolidated balance sheet at December 31, 2004.

     Summarized operating results of the discontinued real estate leasing operations for the three years ended December 31, 2005 are as follows:

	2005	2004	2003
Revenues	$924	$7,333	$7,298
Expenses	515	5,240	4,952

Income from operations before income taxes and minority interests	409	2,093	2,346
Provision for income taxes	223	1,125	1,240
Minority interests	104	510	584

Income from discontinued operations	$82	$458	$522

     Gain on Disposal of Discontinued Operations. New Valley recorded a gain on disposal of discontinued operations of $2,952 (net of minority interests and taxes) for the year ended December 31, 2005 in connection with the sale of the office buildings. New Valley recorded a gain on disposal of discontinued operations of $2,231 (net of minority interests and taxes) for the year ended December 31, 2004 related to the adjustment of accruals established during New Valley’s bankruptcy proceedings in 1993 and 1994. The reversal of these accruals reduced various tax accruals previously established and were made due to the completion of settlements related to these matters. The adjustment of these accruals is classified as gain on disposal of discontinued operations since the original establishment of such accruals was similarly classified as a reduction of gain on disposal of discontinued operations.
Liquidity and Capital Resources
     Net cash and cash equivalents increased $71,055 in 2005 and $35,196 in 2004 and decreased $25,219 in 2003.
     Net cash provided by operations was $68,189 in 2005, $44,622 in 2004 and $17,191 in 2003. Cash provided by operations in 2005 resulted primarily from the net income of $52,385, depreciation and amortization of $11,220, deferred income taxes of $20,904 and non-cash interest expense of $1,068, partially offset by a gain on sale of assets of $12,432, a gain from conversion of LTS notes of $9,461, a decrease in current liabilities and an increase in receivables. Cash provided by operations in 2004 resulted primarily from non-cash charges for depreciation and amortization expense, restructuring and impairment charges, loss on retirement of debt and effect of minority interests, offset by the payment of the Master Settlement Agreement expense for 2003 in April of 2004, a decrease in current liabilities, the non-cash gain on investment securities and equity income from non-consolidated real estate businesses. Net cash provided in 2003 resulted from non-cash charges for depreciation and amortization expense, restructuring, stock-based expense and non-cash interest expense, a decrease in receivables and an increase in accounts payable and accrued liabilities and other assets and liabilities. These were offset primarily by an increase in inventories as well as deferred income taxes and the effect from minority interests.
     Cash provided by investing activities was $64,177 in 2005, $72,693 in 2004 and $48,838 in 2003. In 2005, cash was provided by cash flows from discontinued operations of $66,912, the sale or maturity of investment securities of $7,490, distributions from non-consolidated real estate businesses at New Valley of $5,500, proceeds from the sale of assets of $14,118 and decreases in restricted assets of $16. This was offset in part by capital expenditures of $10,295, purchase of investment securities of $4,713, investment in non-consolidated real estate businesses at New

Valley of $6,250, purchase of LTS common stock for $3,250, issuance of note receivable for $2,750 and costs associated with New Valley acquisition of $2,422. In 2004, cash was provided primarily through the sale or maturity of investment securities for $68,357, the sale of assets for $25,713 and the decrease in restricted cash of $1,157. This was partially offset primarily by the purchase of investment securities for $12,197, investment in non-consolidated real estate businesses at New Valley of $4,500 and capital expenditures of $4,294. In 2003, cash was provided principally through the sale or maturity of investment securities for $135,737 offset primarily by the purchase of investment securities of $68,978, the investment by new Valley of $9,500 in Douglas Elliman Realty and $1,500 in KOA Investors and capital expenditures principally at Liggett of $8,894.
     Cash used by financing activities was $61,311 in 2005, $82,119 in 2004 and $91,248 in 2003. In 2005, cash was used for distributions on common stock of $70,252, discontinued operations of $39,213, repayments on debt of $4,305 and deferred financing charges of $2,068, offset by proceeds from debt of $50,841, and proceeds from the exercise of options of $3,626. In 2004, cash was used for distributions on common stock of $64,106 and repayments on debt of $84,425, including $70,000 of VGR Holding’s 10% senior secured notes. These were offset by the proceeds from the sale of convertible notes of $66,905 and proceeds from the exercise of options of $3,233. In 2003, cash was used principally for distributions on common stock of $59,997 and repayments of debt of $31,064, including $12,000 of VGR Holding’s 10% senior secured notes, $12,500 of the Medallion notes and $6,564 in various other notes.
     Liggett. Liggett has a $50,000 credit facility with Wachovia Bank, N.A. No amount was outstanding under the facility at December 31, 2005. Availability as determined under the facility was approximately $33,606 based on eligible collateral at December 31, 2005. The facility is collateralized by all inventories and receivables of Liggett and a mortgage on its manufacturing facility. Borrowings under the facility bear interest at a rate equal to 1.0% above the prime rate of Wachovia. The facility requires Liggett’s compliance with certain financial and other covenants including a restriction on Liggett’s ability to pay cash dividends unless Liggett’s borrowing availability under the facility for the 30-day period prior to the payment of the dividend, and after giving effect to the dividend, is at least $5,000 and no event of default has occurred under the agreement, including Liggett’s compliance with the covenants in the credit facility, including an adjusted net worth and working capital requirement. In addition, the facility imposes requirements with respect to Liggett’s adjusted net worth (not to fall below $8,000 as computed in accordance with the agreement) and working capital (not to fall below a deficit of $17,000 as computed in accordance with the agreement). At December 31, 2005, Liggett was in compliance with all covenants under the credit facility; Liggett’s adjusted net worth was $54,462 and net working capital was $29,858, as computed in accordance with the agreement.
     100 Maple LLC, a company formed by Liggett in 1999 to purchase its Mebane, North Carolina manufacturing plant, has a term loan of $3,482 outstanding as of December 31, 2005 under Liggett’s credit facility. The remaining balance of the term loan is payable in monthly installments of $77 with a final payment on June 1, 2006 of $3,095. Interest is charged at the same rate as applicable to Liggett’s credit facility, and the outstanding balance of the term loan reduces the maximum availability under the credit facility. Liggett has guaranteed the term loan, and a first mortgage on the Mebane property and manufacturing equipment collateralizes the term loan and Liggett’s credit facility.
     In March 2000, Liggett purchased equipment for $1,000 through the issuance of a note, payable in 60 monthly installments of $21 with an effective annual interest rate of 10.14%. In April 2000, Liggett purchased equipment for $1,071 through the issuance of notes, payable in 60 monthly installments through April 2005 of $22 with an effective interest rate of 10.20%. The notes were paid in full during the first half of 2005.
     Beginning in October 2001, Liggett upgraded the efficiency of its manufacturing operation at Mebane with the addition of four new state-of-the-art cigarette makers and packers, as well as related equipment. The total cost of these upgrades was approximately $20,000. Liggett took delivery of the first two of the new lines in the fourth quarter of 2001 and financed the purchase price of $6,404 through the issuance of notes, guaranteed by us and payable in 60 monthly installments of $106 with interest calculated at the prime rate. In March 2002, the third line was delivered, and the purchase price of $3,023 was financed through the issuance of a note, payable in 30 monthly installments of $62 and then 30 monthly installments of $51 with an interest rate of LIBOR plus 2.8%. In May 2002, the fourth line was delivered, and Liggett financed the purchase price of $2,871 through the issuance of a note, payable in 30 monthly installments of $59 and then 30 monthly installments of $48 with an interest rate of LIBOR plus 2.8%. In September 2002, Liggett purchased additional equipment for $1,573 through the issuance of a note guaranteed by us, payable in 60 monthly installments of $26 plus interest rate calculated at LIBOR plus 4.31%. Each of these equipment loans is collateralized by the purchased equipment.
     During 2003, Liggett leased three 100 millimeter box packers, which will allow Liggett to meet the growing demand for this cigarette style, and a new filter maker to improve product quality and capacity. These operating lease agreements provide for payments totaling approximately $4,500. In October 2005, Liggett purchased the three box packers for $2,351.
     In October 2005, Liggett purchased equipment for $4,441 through a financing agreement payable in 24 installments of $112 and then 24 installments of $90. Interest is calculated at 4.89%. Liggett was required to provide a security deposit equal to 25% of the funded amount or $1,110.
     In December 2005, Liggett purchased equipment for $2,272 through a financing agreement payable in 24 installments of $58 and then 24 installments of $46. Interest is calculated at 5.03%. Liggett was required to provide a security deposit equal to 25% of the funded amount or $568.
     In December 2005, Liggett completed the sale for $15,450 of its former manufacturing plant, research facility and offices located in Durham, North Carolina. We recorded a gain of $7,706, net of income taxes of $5,042, in 2005 in connection with the sale.
     Liggett and other United States cigarette manufacturers have been named as defendants in a number of direct and third-party actions (and purported class actions) predicated on the theory that they should be liable for damages from cancer and other adverse health effects alleged to have been caused by cigarette smoking or by exposure to so-called secondary smoke from cigarettes. We believe, and have been so advised by counsel handling the respective cases, that Liggett has a number of valid defenses to claims asserted against it. Litigation is subject to many uncertainties. In May 2003, a Florida intermediate appellate court overturned a $790,000 punitive damages award against Liggett and decertified the Engle smoking and health class action. In May 2004, the Florida Supreme Court agreed to review the case, and oral argument was held in November 2004. If the intermediate appellate court’s ruling is not upheld on appeal, it will have a material adverse effect on us. In November 2000, Liggett filed the $3,450 bond required under the bonding statute enacted in 2000 by the Florida legislature which limits the size of any bond required, pending appeal, to stay execution of a punitive damages verdict. In May 2001, Liggett reached an agreement with the class in the Engle case, which provided assurance to Liggett that the stay of execution, in effect pursuant to the Florida bonding statute, would not be lifted or limited at any point until completion of all appeals, including to the United States Supreme Court. As required by the agreement, Liggett paid $6,273 into an escrow account to be held for the benefit of the Engle class, and released, along with Liggett’s existing $3,450 statutory bond, to the court for the benefit of the class upon completion of the appeals process, regardless of the outcome of the appeal. In June 2002, the jury in an individual case brought under the third phase of the Engle case awarded $37,500 (subsequently reduced by the court to $25,100) of compensatory damages against Liggett and two other defendants and found Liggett 50% responsible for the damages. The verdict, which was subject to the outcome of the Engle appeal, has been overturned as a result of the appellate court’s ruling discussed above. In April 2004, a Florida state court jury awarded compensatory damages of $540 against Liggett in an individual action. In addition, plaintiff’s counsel was awarded legal fees of $752. Liggett has appealed the verdict. It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the Engle case. Liggett may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so. Management cannot predict the cash requirements related to any future settlements and judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. In recent years, there have been a number of adverse regulatory, political and other developments concerning cigarette smoking and the tobacco industry. These developments generally receive widespread media attention. Neither we nor Liggett are able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation or regulation. See Note 13 to our consolidated financial statements.
     Management is unable to make a reasonable estimate of the amount or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases. It is possible that our consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such tobacco-related litigation.
     V.T. Aviation. In February 2001, V.T. Aviation LLC, a subsidiary of Vector Research Ltd., purchased an airplane for $15,500 and borrowed $13,175 to fund the purchase. The loan, which is collateralized by the airplane and a letter of credit from us for $775, is guaranteed by Vector Research, VGR Holding and us. The loan is payable in 119 monthly installments of $125 including annual interest of 2.31% above the 30-day commercial paper rate, with a final payment of $2,404, based on current interest rates.
     VGR Aviation. In February 2002, V.T. Aviation purchased an airplane for $6,575 and borrowed $5,800 to fund the purchase. The loan is guaranteed by us. The loan is payable in 119 monthly installments of $40, including annual interest at 2.75% above the 30-day commercial paper rate, with a final payment of $3,666 based on current interest rates. During the fourth quarter of 2003, this airplane was transferred to our direct subsidiary, VGR Aviation LLC, which has assumed the debt.
     Vector Tobacco. On April 1, 2002, a subsidiary of ours acquired the stock of The Medallion Company, Inc., a discount cigarette manufacturer, and related assets from Medallion’s principal stockholder. Following the purchase of the Medallion stock, Vector Tobacco merged into Medallion and Medallion changed its name to Vector Tobacco Inc. The total purchase price for the Medallion shares and the related assets consisted of $50,000 in cash and $60,000 in notes, with the notes guaranteed by us and by Liggett. Of the notes, $25,000 have been repaid with the final quarterly principal payment of $3,125 made on March 31, 2004. The remaining $35,000 of notes bear interest at 6.5% per year, payable semiannually, and mature on April 1, 2007.
     New Valley. In December 2002, New Valley financed a portion of its purchase of two office buildings in Princeton, New Jersey with a $40,500 mortgage loan from HSBC Realty Credit Corporation (USA). In February 2005, New Valley completed the sale of the office buildings. The mortgage loan on the properties was retired at closing with the proceeds of the sale.
     Vector. We believe that we will continue to meet our liquidity requirements through 2006. Corporate expenditures (exclusive of Liggett, Vector Research, Vector Tobacco and New Valley) over the next twelve months for current operations include cash interest expense of approximately $23,600, dividends on our outstanding shares (currently at an annual rate of approximately $81,000 and corporate expenses. We anticipate funding our expenditures for current operations with available cash resources, proceeds from public and/or private debt and equity financing, management fees and other payments from subsidiaries. New Valley may acquire or seek to acquire additional operating businesses through merger, purchase of assets, stock acquisition or other means, or to make other investments, which may limit its ability to make such distributions.
     In November 2004, we sold $65,500 of our 5% variable interest senior convertible notes due November 15, 2011 in a private offering to qualified institutional investors in accordance with Rule 144A under the Securities Act of 1933. The buyers of the notes had the right, for a 120-day period ending March 18, 2005, to purchase an additional $16,375 of the notes. At December 31, 2004, buyers had exercised their rights to purchase an additional $1,405 of the notes, and the remaining $14,959 principal amount of notes were purchased during the first quarter of 2005. In April 2005, we issued an additional $30,000 principal amount of 5% variable interest senior convertible notes due November 15, 2011 in a separate private offering to qualified institutional investors in accordance with Rule 144A. These notes, which were issued under a new indenture at a net price of 103.5%, were on the same terms as the $81,864 principal amount of notes previously issued in connection with the November 2004 placement.
     The notes pay interest on a quarterly basis at a rate of 5% per year with an additional amount of interest payable on the notes on each interest payment date. This additional amount is based on the amount of cash dividends actually paid by us per share on our common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of our common stock into which the notes are convertible on such record date (together, the “Total Interest”). Notwithstanding the foregoing, however, during the period prior to November 15, 2006, the interest payable on each interest payment date is the higher of (i) the Total Interest and (ii) 6 3/4% per year. The notes are convertible into our common stock, at the holder’s option. The conversion price, which was of $18.48 at December 31, 2005, is subject to adjustment for various events, including the issuance of stock dividends.
     The notes will mature on November 15, 2011. We must redeem 12.5% of the total aggregate principal amount of the notes outstanding on November 15, 2009. In addition to such redemption amount, we will also redeem on November 15, 2009 and on each interest accrual period thereafter an additional amount, if any, of the notes necessary to prevent the notes from being treated as an “Applicable High Yield Discount Obligation” under the Internal Revenue Code. The holders of the notes will have the option on November 15, 2009 to require us to repurchase some or all of their remaining notes. The redemption price for such redemptions will equal 100% of the principal amount of the notes plus accrued interest. If a fundamental change occurs, we will be required to offer to repurchase the notes at 100% of their principal amount, plus accrued interest and, under certain circumstances, a “make-whole premium” payable in cash and/or common stock.
     In July 2001, we completed the sale of $172,500 (net proceeds of approximately $166,400) of our 6.25% convertible subordinated notes due July 15, 2008 through a private offering to qualified institutional investors in accordance with Rule 144A under the Securities Act of 1933. The notes pay interest at 6.25% per annum and are convertible into our common stock, at the option of the holder. The conversion price, which was $21.72 at December 31, 2005, is subject to adjustment for various events, and any cash distribution on our common stock results in a corresponding decrease in the conversion price. In December 2001, $40,000 of the notes were converted into our common stock, and in October 2004, $8 of the notes were converted. A total of $132,492 principal amount of the notes were outstanding at December 31, 2005.
     Our consolidated balance sheets include deferred income tax assets and liabilities, which represent temporary differences in the application of accounting rules established by generally accepted accounting principles and income tax laws. As of December 31, 2005, our deferred income tax liabilities exceeded our deferred income tax assets by $53,616. The largest component of our deferred tax liabilities exists because of differences that resulted from a 1998 and 1999 transaction with Philip Morris Incorporated in which a subsidiary of Liggett contributed three of its premium brands to Trademarks LLC, a newly-formed limited liability company. In such transaction, Philip Morris acquired an option to purchase the remaining interest in

Trademarks for a 90-day period commencing in December 2008, and we have an option to require Philip Morris to purchase the remaining interest commencing in March 2010. For additional information concerning the Philip Morris brand transaction, see Note 17 to our consolidated financial statements.
     In connection with the transaction, we recognized in 1999 a pre-tax gain of $294,078 in our consolidated financial statements and established a deferred tax liability of $103,100 relating to the gain. Upon exercise of the options during the 90-day periods commencing in December 2008 or in March 2010, we will be required to pay tax in the amount of the deferred tax liability, which will be offset by the benefit of any deferred tax assets, including any net operating losses, available to us at that time. In connection with an examination of our 1998 and 1999 federal income tax returns, the Internal Revenue Service issued to us in September 2003 a notice of proposed adjustment. The notice asserts that, for tax reporting purposes, the entire gain should have been recognized in 1998 and in 1999 in the additional amounts of $150,000 and $129,900, respectively, rather than upon the exercise of the options during the 90-day periods commencing in December 2008 or in March 2010. If the Internal Revenue Service were to ultimately prevail with the proposed adjustment, it would result in the potential acceleration of tax payments of approximately $127,000, including interest, net of tax benefits, through December 31, 2005. These amounts have been previously recognized in our consolidated financial statements as tax liabilities. As of December 31, 2005, we believe amounts potentially due have been fully provided for in our consolidated statements of operations.
     We believe the positions reflected on our income tax returns are correct and intend to vigorously oppose any proposed adjustments to our returns. We have filed a protest with the Appeals Division of the Internal Revenue Service. No payment is due with respect to these matters during the appeal process. Interest currently is accruing on the disputed amounts at a rate of 9%, with the rate adjust quarterly based on rates published by the U.S. Treasury Department. If taxing authorities were to ultimately prevail in their assertion that we incurred a tax obligation prior to the exercise dates of these options and we were required to make such tax payments prior to 2009 or 2010, and if any necessary financing were not available to us, our liquidity could be materially adversely affected.

Long-Term Financial Obligations and Other Commercial Commitments
     Our significant long-term contractual obligations as of December 31, 2005 were as follows:

	Fiscal Year
Contractual Obligations	2006	2007	2008	2009	2010	Thereafter	Total
Long-term debt(1)	$9,313	$38,866	$135,455	$16,744	$1,519	$104,313	$306,210
Operating leases(2)	4,423	2,729	2,027	1,640	1,188	2,810	14,817
Inventory purchase commitments(3)	5,577	—	—	—	—	—	5,577
Capital expenditure purchase commitments(4)	5,748	1,474	—	—	—	—	7,222
New Valley obligations under limited partnership agreements	4,905	—	—	—	—	—	4,905
Interest payments(5)	27,624	20,373	16,304	11,883	10,713	8,961	95,858

Total	$57,590	$63,442	$153,786	$30,267	$13,420	$116,084	$434,589

(1)	Long-term debt is shown before discount. For more information concerning our long-term debt, see “Liquidity and Capital Resources” above and Note 8 to our consolidated financial statements.

(2)	Operating lease obligations represent estimated lease payments for facilities and equipment. See Note 9 to our consolidated financial statements.

(3)	Inventory purchase commitments represent purchase commitments under our leaf inventory management program. See Note 5 to our consolidated financial statements.

(4)	Capital expenditure purchase commitments represent purchase commitments for machinery and equipment at Liggett and Vector Tobacco. See Note 6 to our consolidated financial statements.

(5)	Interest payments are based on the assumption our current dividend policy will continue.
     Payments under the Master Settlement Agreement and the federal tobacco quota legislation discussed in Note 13 to our consolidated financial statements are excluded from the table above, as the payments are subject to adjustment for several factors, including inflation, overall industry volume, our market share and the market share of non-participating manufacturers.
Off-Balance Sheet Arrangements
     We have various agreements in which we may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification clauses are included in contracts arising in the normal course of business under which we customarily agree to hold the other party harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights. Payment by us under such indemnification clauses is generally conditioned on the other party making a claim that is subject to challenge by us and dispute resolution procedures specified in the particular contract. Further, our obligations under these arrangements may be limited in terms of time and/or amount, and in some instances, we may have recourse against third parties for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement. Historically, payments made by us under these agreements have not been material. As of December 31, 2005, we were not aware of any indemnification agreements that would or are reasonably expected to have a current or future material adverse impact on our financial position, results of operations or cash flows.
     In May 1999, in connection with the Philip Morris brand transaction, Eve Holdings Inc., a subsidiary of Liggett, guaranteed a $134,900 bank loan to Trademarks LLC. The loan is secured by Trademarks’ three premium cigarette brands and Trademarks’ interest in the exclusive license of the three brands by Philip Morris. The license provides for a minimum annual royalty payment equal to the annual debt service on the loan plus $1,000. We believe that the fair value of Eve’s guarantee was negligible at December 31, 2005.
     In December 2001, New Valley’s subsidiary, Western Realty Development LLC, sold all the membership interests in Western Realty Investments LLC to Andante Limited. In August 2003, Andante submitted an indemnification claim to Western Realty Development alleging losses of $1,225 from breaches of various representations made in the purchase agreement. Under the terms of the purchase agreement, Western Realty Development has no obligation to indemnify Andante unless the aggregate amount of all claims for indemnification made by Andante exceeds $750, and Andante is required to bear the first $200 of any proven loss. New Valley would be responsible for 70% of any damages payable by Western Realty Development. New Valley has contested the indemnification claim.
     In February 2004, Liggett Vector Brands and another cigarette manufacturer entered into a five year agreement with a subsidiary of the American Wholesale Marketers Association to support a program to permit tobacco distributors to secure, on reasonable terms, tax stamp bonds required by state and local governments for the distribution of cigarettes. Under the agreement, Liggett Vector Brands has agreed to pay a portion of losses, if any, incurred by the surety under the bond program, with a maximum loss exposure of $500 for Liggett Vector Brands. To secure its potential obligations under the agreement, Liggett Vector Brands has delivered to the subsidiary of the Association a $100 letter of credit and agreed to fund up to an additional $400. Liggett Vector Brands has incurred no losses to date under this agreement, and we believe the fair value of Liggett Vector Brands’ obligation under the agreement was immaterial at December 31, 2005.
     At December 31, 2005, we had outstanding approximately $3,624 of letters of credit, collateralized by certificates of deposit. The letters of credit have been issued as security deposits for leases of office space, to secure the performance of our subsidiaries under various insurance programs and to provide collateral for various subsidiary borrowing and capital lease arrangements.
Market Risk
     We are exposed to market risks principally from fluctuations in interest rates, foreign currency exchange rates and equity prices. We seek to minimize these risks through our regular operating and financing activities and our long-term investment strategy. The market risk management procedures of us and New Valley cover all market risk sensitive financial instruments.
     As of December 31, 2005, approximately $20,066 of our outstanding debt had variable interest rates, which increases the risk of fluctuating interest rates. Our exposure to market risk includes interest rate fluctuations in connection with our variable rate borrowings, which could adversely affect our cash flows. As of December 31, 2005, we had no interest rate caps or swaps. Based on a hypothetical 100 basis point increase or decrease in interest rates (1%), our annual interest expense could increase or decrease by approximately $183.
     In addition, as of December 31, 2005, approximately $53,209 ($111,864 at stated value) of outstanding debt had a variable interest rate determined by the amount of the dividends on our common stock. Included in the difference between the stated value of the debt and carrying value are embedded derivatives, which were estimated at $39,371 at December 31, 2005. Changes to the fair value of these embedded derivatives are reflected quarterly within our statements of operations as “Change in fair value of derivatives embedded within convertible debt.” The value of the embedded derivative is contingent on changes in interest rates of debt instruments maturing over the duration of the convertible debt as well as projections of future cash and stock dividends over the term of the debt. Based on a hypothetical 100 basis point increase or decrease in interest rates (1%), our annual “Change in fair value of derivatives embedded within convertible debt” could increase or decrease by approximately $950 resulting from the embedded derivative associated with our 5% variable interest senior convertible notes due 2011.
     We held investment securities available for sale totaling $18,507 at December 31, 2005, which includes 11,111,111 shares of Ladenburg Thalmann Financial Services Inc., which were carried at $5,111 (see Note 4 to our consolidated financial statements). Adverse market conditions could have a significant effect on the value of these investments.
     New Valley also holds long-term investments in limited partnerships and limited liability companies. These investments are illiquid, and their ultimate realization is subject to the performance of the underlying entities.
New Accounting Pronouncements
     In 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R”). SFAS No. 123R requires companies to measure compensation cost for share-based payments at fair value. We will adopt this new standard prospectively, on January 1, 2006, and have not yet determined whether the adoption of SFAS No. 123R will have a material impact on our consolidated financial position, results of operations or cash flows.
     In 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 requires that abnormal idle facility expense and spoilage, freight and handling costs be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility. We are required to adopt the provisions of SFAS No. 151 prospectively after January 1, 2006, but the effect of adoption is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.
     In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. The provisions of SFAS No. 154 require, unless impracticable, retrospective application to prior periods’ financial statements of (1) all voluntary changes in accounting principles and (2) changes required by a new accounting pronouncement, if a specific transition is not provided. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate, which requires prospective application of the new method. SFAS No. 154 is effective for all accounting changes made in fiscal years beginning after December 15, 2005. The application of SFAS No. 154 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.
     In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143” (“FIN 47”). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The application of

FIN 47 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.
     In September 2005, the EITF reached a consensus on Issue No. 04-13, “Inventory Exchanges.” EITF Issue No. 04-13 required two or more inventory transactions with the same party to be considered a single nonmonetary transaction subject to APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” if the transactions were entered into in contemplation of one another. EITF Issue No. 04-13 is effective for us for new arrangements entered into after April 2, 2006. We do not expect the adoption of EITF Issue No. 04-13 to have a material impact on our financial position, results of operations or cash flows.
     In September 2005, EITF reached a consensus on Issue 05-8, “Income Tax Effects of Issuing Convertible Debt with a Beneficial Conversion Feature.” The issuance of convertible debt with a beneficial conversion feature creates a temporary difference on which deferred taxes should be provided. The consensus is required to be applied in fiscal periods (years or quarters) beginning after December 15, 2005, by retroactive restatement of prior financial statements back to the issuance of the convertible debt. The requirement to restate applies even if the convertible debt has been repaid or converted and no longer exists. We have not completed our assessment of the impact of this issue.
     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments”. SFAS No. 155 amends SFAS Nos. 133 and 140 and relates to the financial reporting of certain hybrid financial instruments. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of fiscal years commencing after September 15, 2006. We have not completed our assessment of the impact of this standard.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     In addition to historical information, this report contains “forward-looking statements” within the meaning of the federal securities law. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:
•	economic outlook,

•	capital expenditures,

•	cost reduction,

•	new legislation,

•	cash flows,

•	operating performance,

•	litigation,

•	impairment charges and cost savings associated with restructurings of our tobacco operations, and

•	related industry developments (including trends affecting our business, financial condition and results of operations).
     We identify forward-looking statements in this report by using words or phrases such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may be”, “objective”, “plan”, “seek”, “predict”, “project” and “will be” and similar words or phrases or their negatives.

     The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, without limitation, the following:
•	general economic and market conditions and any changes therein, due to acts of war and terrorism or otherwise,

•	governmental regulations and policies,

•	effects of industry competition,

•	impact of business combinations, including acquisitions and divestitures, both internally for us and externally in the tobacco industry,

•	impact of restructurings on our tobacco business and our ability to achieve any increases in profitability estimated to occur as a result of these restructurings,

•	impact of new legislation on our competitors’ payment obligations, results of operations and product costs, i.e. the impact of recent federal legislation eliminating the federal tobacco quota system,

•	uncertainty related to litigation and potential additional payment obligations for us under the Master Settlement Agreement and other settlement agreements with the states, and

•	risks inherent in our new product development initiatives.
     Further information on risks and uncertainties specific to our business include the risk factors discussed above under Item 1A. “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
     Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. The forward-looking statements speak only as of the date they are made.
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (as Restated)
     Our Consolidated Financial Statements and Notes thereto, together with the report thereon of PricewaterhouseCoopers LLP dated March 16, 2006, except as to the effects of the restatement discussed in Notes 2 and 23 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is November 22, 2006, are set forth beginning on page F-1 of this report on Form 10-K/A.

VECTOR GROUP LTD.
FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 2005
ITEMS 8, 15(a)(1) AND (2)
INDEX TO FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES (AS RESTATED)
     Financial Statements and Schedules of the Registrant and its subsidiaries required to be included in Items 8, 15(a) (1) and (2) are listed below:
Financial Statement Schedules not listed above have been omitted because they are not applicable or the required information is contained in our consolidated financial statements or accompanying notes.

Report of Independent Registered Certified Public Accounting Firm
To the Board of Directors and Stockholders
of Vector Group Ltd.
We have completed integrated audits of Vector Group Ltd.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Vector Group Ltd. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Notes 2 and 23 to the consolidated financial statements, Vector Group Ltd. restated its 2005 and 2004 consolidated financial statements.
Internal control over financial reporting
Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not separately presented herein) appearing under Item 9A in the Company’s Annual Report on Form 10-K/A, that Vector Group Ltd. did not maintain effective internal control over financial reporting as of December 31, 2005, because the Company did not maintain effective controls over the accuracy of the debt discount amortization based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of December 31, 2005, the Company did not maintain effective controls over the accuracy of its debt discount amortization. Specifically, the Company did not maintain effective controls to ensure that the amortization of the debt discount created by the embedded derivative and beneficial conversion feature resulted in a consistent yield on its 5% variable interest senior convertible notes due 2011 over its term, in accordance with generally accepted accounting principles through the application of the effective interest method. This control deficiency resulted in the restatement of the Company’s 2005 and 2004 annual consolidated financial statements, all interim periods in 2005, the first two interim periods of 2006 and audit adjustments to the third interim period of 2006. In addition, this control deficiency could result in the misstatement of the Company’s debt, other assets and interest expense that would result in a material misstatement to the Company’s annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.
Management and we previously concluded that the Company maintained effective internal control over financial reporting as of December 31, 2005. However, management has subsequently determined that the material weakness described above existed as of December 31, 2005. Accordingly, Management’s Report on Internal Control Over Financial Reporting has been restated and our present opinion on internal control over financial reporting, as presented herein, is different from that expressed in our previous report.
In our opinion, management’s assessment that Vector Group Ltd. did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Vector Group Ltd. has not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Miami, Florida
March 16, 2006, except as to the effects of the adoption of EITF Issue No. 05-8, “Income Tax Effects of Issuing Convertible Debt with a Beneficial Conversion Feature,” as discussed in Note 1(u) and except for the restatement discussed in Notes 2 and 23 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is November 22, 2006

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Per Share Amounts)

	Year Ended
	December 31,	December 31,
	2005	2004
	Restated(1)	Restated(1)
ASSETS:

Current assets:
Cash and cash equivalents	$181,059	$110,004
Investment securities available for sale	18,507	14,927
Accounts receivable — trade	12,714	2,464
Inventories	70,395	78,941
Deferred income taxes	26,179	22,695
Other current assets	10,245	13,093

Total current assets	319,099	242,124

Property, plant and equipment, net	62,523	65,357
Assets held for sale	—	54,077
Long-term investments, net	7,828	2,410
Investments in non-consolidated real estate businesses	17,391	27,160
Restricted assets	6,743	4,374
Deferred income taxes	69,988	18,119
Intangible asset	107,511	107,511
Other assets	12,469	14,795

Total assets	$603,552	$535,927

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):

Current liabilities:
Current portion of notes payable and long-term debt	$9,313	$6,043
Accounts payable	15,394	10,549
Accrued promotional expenses	18,317	17,579
Accrued taxes payable, net	32,392	28,859
Settlement accruals	22,505	28,200
Deferred income taxes	3,891	4,175
Accrued interest	5,770	4,931
Other accrued liabilities	20,518	19,499

Total current liabilities	128,100	119,835

Notes payable, long-term debt and other obligations, less current portion	238,242	254,114
Fair value of derivatives embedded within convertible debt	39,371	25,686
Non-current employee benefits	17,235	15,727
Deferred income taxes	145,892	151,219
Other liabilities	5,646	5,134
Minority interests	—	53,429

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred stock, par value $1.00 per share, authorized 10,000,000 shares	—	—
Common stock, par value $0.10 per share, authorized 100,000,000 shares, issued 53,417,525 and 45,163,386 shares and outstanding 49,849,735 and 41,773,591 shares	4,985	4,177
Additional paid-in capital	133,325	56,631
Unearned compensation	(11,681)	(656)
Deficit	(70,633)	(122,808)
Accumulated other comprehensive loss	(10,610)	(10,409)
Less: 3,567,790 and 3,389,795 shares of common stock in treasury, at cost	(16,320)	(16,152)

Total stockholders’ equity (deficit)	29,066	(89,217)

Total liabilities and stockholders’ equity (deficit)	$603,552	$535,927

(1)	See Notes 1(u) and 2.
The accompanying notes are an integral part of the consolidated financial statements.

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2005	2004	2003
	Restated(1)	Restated(1)

Revenues*	$478,427	$498,860	$529,385

Expenses:
Cost of goods sold (including inventory impairment of $37,000 in 2004)*	285,393	325,663	339,617
Operating, selling, administrative and general expenses	114,048	144,051	167,978
Gain on sale of assets	(12,748)	—	—
Provision for loss on uncollectible receivable	2,750	—	—
Restructuring and impairment charges	(127)	13,699	21,300

Operating income	89,111	15,447	490

Other income (expenses):
Interest and dividend income	5,610	2,563	4,696
Interest expense	(29,813)	(24,144)	(26,592)
Change in fair value of derivatives embedded within convertible debt	3,083	(412)	—
Loss on extinguishment of debt	—	(5,333)	(1,721)
Gain on investments, net	1,426	8,664	1,955
Gain on sale of assets	—	—	478
Gain from conversion of LTS notes	9,461	—	—
Equity in loss on operations of LTS	(299)	—	—
Equity income from non-consolidated real estate businesses	7,543	9,782	901
Other, net	(354)	60	19

Income (loss) from continuing operations before provision (benefit) for income taxes and minority interests	85,768	6,627	(19,774)
Income tax expense (benefit)	41,214	(6,862)	(666)
Minority interests	(1,969)	(9,027)	2,976

Income (loss) from continuing operations	42,585	4,462	(16,132)

Discontinued operations:
Income from discontinued operations, net of minority interest and taxes	82	458	522
Gain on disposal of discontinued operations, net of minority interest and taxes	2,952	2,231	—

Income from discontinued operations	3,034	2,689	522

Income (loss) before extraordinary item	45,619	7,151	(15,610)

Extraordinary item, unallocated goodwill	6,766	—	—

Net income (loss)	$52,385	$7,151	$(15,610)

Per basic common share:

Income (loss) from continuing operations	$0.96	$0.10	$(0.38)

Income from discontinued operations	$0.07	$0.06	$0.01

Income from extraordinary item	$0.15	$—	$0.00

Net income (loss) applicable to common shares	$1.18	$0.16	$(0.37)

Basic weighted average common shares outstanding	44,228,867	43,473,963	42,715,275

Per diluted common share:
Income (loss) from continuing operations	$0.91	$0.10	$(0.38)

Income from discontinued operations	$0.06	$0.06	$0.01

Income from extraordinary item	$0.14	$—	$0.00

Net income (loss) applicable to common shares	$1.11	$0.16	$(0.37)

Basic weighted average common shares outstanding	46,392,980	45,383,128	42,715,275

(1)	See Notes 1(u) and 2.
*Revenues and cost of goods sold include excise taxes of $161,753, $175,674 and $195,342 for the years ended December 31, 2005, 2004 and 2003, respectively.
The accompanying notes are an integral part of the consolidated financial statements.

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Dollars in Thousands, Except Per Share Amounts)
Restated(1)

							Accumulated
			Additional				Other
	Common Stock		Paid-In	Unearned		Treasury	Comprehensive
	Shares	Amount	Capital	Compensation	Deficit	Stock	Income (Loss)	Total
Balance, December 31, 2002	36,439,285	$3,643	$157,566	$(1,014)	$(113,965)	$(12,303)	$(11,630)	$22,297

Net loss	—	—	—	—	(15,610)	—	—	(15,610)
Pension related minimum liability adjustments, net of taxes	—	—	—	—	—	—	17	17
Unrealized gain on investment securities, net of taxes	—	—	—	—	—	—	2,278	2,278

Total other comprehensive income	—	—	—	—	—	—	—	2,295

Total comprehensive loss	—	—	—	—	—	—	—	(13,315)

Distributions on common stock	—	—	(59,997)	—	—	—	—	(59,997)
Effect of stock dividend	1,850,126	185	—	—	(185)	—	—	—
Exercise of warrants and options	731,778	74	1,055	—	—	620	—	1,749
Tax benefit of options exercised	—	—	2,037	—	—	—	—	2,037
Amortization of deferred compensation	—	—	—	586	—	—	—	586
Effect of New Valley share repurchase	—	—	75	—	—	—	—	75
Other, net	—	—	93	—	—	—	—	93

Balance, December 31, 2003	39,021,189	3,902	100,829	(428)	(129,760)	(11,683)	(9,335)	(46,475)

Net income, restated	—	—	—	—	7,151	—	—	7,151
Pension related minimum liability adjustments, net of taxes	—	—	—	—	—	—	885	885
Unrealized loss on investment securities, net of taxes	—	—	—	—	—	—	(1,959)	(1,959)

Total other comprehensive loss	—	—	—	—	—	—	—	(1,074)

Total comprehensive income, restated	—	—	—	—	—	—	—	6,077

Distributions on common stock	—	—	(64,106)	—	—	—	—	(64,106)
Effect of stock dividend	1,987,129	199	—	—	(199)	—	—	—
Restricted stock grants	40,000	4	596	(600)	—	—	—	—
Exercise of warrants and options, net of 332,022 shares delivered to pay exercise price	724,954	72	7,589	—	—	(4,469)	—	3,192
Tax benefit of options exercised	—	—	2,990	—	—	—	—	2,990
Amortization of deferred compensation	—	—	—	372	—	—	—	372
Note conversion	319	—	8	—	—	—	—	8
Effect of New Valley share repurchase	—	—	(63)	—	—	—	—	(63)
Beneficial conversion feature of notes payable, revised	—	—	8,788	—	—	—	—	8,788

Balance, December 31, 2004, restated	41,773,591	4,177	56,631	(656)	(122,808)	(16,152)	(10,409)	(89,217)

Net income, restated	—	—	—	—	52,385	—	—	52,385
Pension related minimum liability adjustments, net of taxes	—	—	—	—	—	—	322	322
Forward contract adjustments, net of taxes	—	—	—	—	—	—	(599)	(599)
Unrealized loss on investment securities, net of taxes	—	—	—	—	—	—	(494)	(494)

Total other comprehensive loss	—	—	—	—	—	—	—	(771)

Total comprehensive income, restated	—	—	—	—	—	—	—	51,614

Distributions on common stock	—	—	(73,238)	—	—	—	—	(73,238)
Effect of stock dividend	2,099,451	210	—	—	(210)	—	—	—
Restricted stock grants	628,570	63	12,295	(12,295)	—	—	—	63

Exercise of options, net of 8,100 shares delivered to pay exercise price	303,764	30	3,764	—	—	(168)	—	3,626
Tax benefit of options exercised	—	—	578	—	—	—	—	578
Amortization of deferred compensation	—	—	—	1,270	—	—	—	1,270

Effect of New Valley restricted stock transactions, net	—	—	(379)	—	—	—	—	(379)
Beneficial conversion feature of notes payable	—	—	6,418	—	—	—	—	6,418
Acquisition of New Valley minority interest	5,044,359	505	127,256	—	—	—	570	128,331

Balance, December 31, 2005, restated	49,849,735	$4,985	$133,325	$(11,681)	$(70,633)	$(16,320)	$(10,610)	$29,066

(1)	See Notes 1(u) and 2.
The accompanying notes are an integral part of the consolidated financial statements.

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2005	2004	2003
	Restated(1)	Restated(1)	Revised(1)
Cash flows from operating activities:
Net income (loss)	$52,385	$7,151	$(15,610)
Income from discontinued operations	(3,034)	(2,689)	(522)
Extraordinary item	(6,766)	—	—

	42,585	4,462	(16,132)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,220	11,823	14,728
Non-cash stock-based expense	3,133	578	906
Non-cash portion of restructuring and impairment charges	(127)	44,241	21,064
Loss on extinguishment of debt	—	5,333	1,721
Minority interests	1,969	9,027	(2,976)
Gain on sale of investment securities available for sale	(1,426)	(8,518)	(301)
Gain on long-term investments	—	(146)	—
(Gain) loss on sale of assets	(12,432)	14	(2,202)
Provision for loss on uncollectible receivable	2,750	—	—
Deferred income taxes	20,904	(14,132)	(4,554)
Gain from conversion of LTS notes	(9,461)	—	—
Equity loss on operations of LTS	299	—	—
Provision for loss on marketable securities	433	—	—
Equity income in non-consolidated real estate businesses	(7,543)	(9,782)	(901)
Distributions from non-consolidated real estate businesses	5,935	5,840	991
Non-cash interest expense	1,068	4,123	5,885
Changes in assets and liabilities (net of effect of acquisitions and dispositions):
Receivables	(10,235)	7,961	4,350
Inventories	8,546	10,774	(26,978)
Accounts payable and accrued liabilities	6,172	(21,040)	13,324
Cash payments on restructuring liabilities	(4,842)	(6,458)	(236)
Other assets and liabilities, net	8,509	(1,221)	5,326
Cash flows from discontinued operations	732	1,743	3,176

Net cash provided by operating activities	68,189	44,622	17,191

Cash flows from investing activities:
Proceeds from sale of businesses and assets	14,118	25,713	2,723
Proceeds from sale or maturity of investment securities	7,490	68,357	135,737
Purchase of investment securities	(4,713)	(12,197)	(68,978)
Proceeds from sale or liquidation of long-term investments	48	576	1,004
Purchase of long-term investments	(227)	(409)	(195)
Purchase of LTS stock	(3,250)	—	—
(Increase) decrease in restricted assets	16	1,157	(1,479)
Investments in non-consolidated real estate businesses	(6,250)	(4,500)	(11,000)
Distributions from non-consolidated real estate businesses	5,500	—	—
Issuance of note receivable	(2,750)	(1,750)	—
Payment of prepetition claims	—	—	(74)
Costs associated with New Valley acquisition	(2,422)	—	—
Capital expenditures	(10,295)	(4,294)	(8,894)
Discontinued operations	66,912	40	(6)

Net cash provided by investing activities	64,177	72,693	48,838

The accompanying notes are an integral part of the consolidated financial statements.

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2005	2004	2003
	Restated(1)	Restated(1)	Revised(1)

Cash flows from financing activities:
Proceeds from debt	50,841	66,905	—
Repayments of debt	(4,305)	(84,425)	(31,064)
Deferred financing charges	(2,068)	(2,918)	—
Borrowings under revolver	457,111	531,467	629,699
Repayments on revolver	(457,127)	(531,450)	(629,699)
Distributions on common stock	(70,252)	(64,106)	(59,997)
Proceeds from exercise of Vector options and warrants	3,626	3,233	1,749
Proceeds from exercise of New Valley warrants	—	91	—
New Valley repurchase of common shares	—	(202)	(1,346)
Other, net	76	(17)	—
Discontinued operations	(39,213)	(697)	(590)

Net cash used in financing activities	(61,311)	(82,119)	(91,248)

Net increase (decrease) in cash and cash equivalents	71,055	35,196	(25,219)
Cash and cash equivalents, beginning of year	110,004	74,808	100,027

Cash and cash equivalents, end of year	$181,059	$110,004	$74,808

(1)	See Notes 1(a), 1(u) and 2.
The accompanying notes are an integral part of the consolidated financial statements.

VECTOR GROUP LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)	Basis of Presentation:

The consolidated financial statements of Vector Group Ltd. (the “Company” or “Vector”) include the accounts of VGR Holding LLC (“VGR Holding”), Liggett Group LLC (“Liggett”), Vector Tobacco Inc. (“Vector Tobacco”), Liggett Vector Brands Inc. (“Liggett Vector Brands”), New Valley LLC (“New Valley”) and other less significant subsidiaries. The Company owned all of the limited liability company interests of New Valley at December 31, 2005 and owned 58.2% and 58.1% of the common shares of its corporate predecessor, New Valley Corporation, at December 31, 2004 and at December 31, 2003, respectively. (See Note 19.) All significant intercompany balances and transactions have been eliminated.

Liggett is engaged in the manufacture and sale of cigarettes in the United States. Vector Tobacco is engaged in the development and marketing of low nicotine and nicotine-free cigarette products and the development of reduced risk cigarette products. New Valley is engaged in the real estate business and is seeking to acquire additional operating companies and real estate properties.

As discussed in Note 20, New Valley’s real estate leasing operations are presented as discontinued operations for the three years ended December 31, 2005.

Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform to the current year’s presentation, including reflecting stock dividends at par value when stockholders’ equity is in a deficit position rather than at fair value in additional paid-in capital and retained earnings. Accordingly, the Company decreased its December 31, 2004 additional paid-in capital by $180,307 to $56,631 from $236,938 and decreased the deficit in like amount. The Company decreased its December 31, 2003 additional paid-in capital by $150,838 to $100,829 from $251,667 and decreased the deficit in like amount. The Company decreased its January 2003 opening balance of additional paid-in capital by $122,753 from $280,319 to $157,566 and decreased the deficit in like amount. These changes in classification do not affect assets, liabilities or total stockholders’ equity.

The 2004 and 2003 consolidated statements of cash flows have been revised to separately disclose the operating, investing and financing portions of the cash flows attributable to discontinued operations. These amounts had previously been reported on a combined basis as a separate caption outside operating, financing and investing activities.

(b)	Estimates and Assumptions:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates subject to material changes in the near term include restructuring and impairment charges, inventory valuation, deferred tax assets, allowance for doubtful accounts, promotional accruals, sales returns and allowances, actuarial assumptions of pension plans, embedded derivative liability, the tobacco quota buy-out, settlement accruals and litigation and defense costs. Actual results could differ from those estimates.

(c)	Cash and Cash Equivalents:

For purposes of the statements of cash flows, cash includes cash on hand, cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.

(d)	Financial Instruments:

The carrying value of cash and cash equivalents, restricted assets and short-term loans are reasonable estimates of their fair value.

The carrying amounts of short-term debt reported in the consolidated balance sheets are a reasonable estimate of fair value. The fair value of long-term debt for the years ended December 31, 2005 and December 31, 2004 was estimated based on current market quotations, where available.

As required by Statement of Financial Accounting Standards (“SFAS”) No. 133, derivatives embedded within the Company’s convertible debt are recognized on the Company’s balance sheet and are stated at estimated fair value as determined by an independent third party at each reporting period. Changes in the fair value of the embedded derivatives are reflected quarterly as “Change in fair value of derivatives embedded within convertible debt.”

The methods and assumptions used by the Company’s management in estimating fair values for financial instruments presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The Company uses forward foreign exchange contracts to mitigate its exposure to changes in exchange rates relating to purchases of equipment from third parties. The primary currency to which the Company is exposed is the euro. A substantial portion of the Company’s foreign exchange contracts is effective as hedges. The fair value of forward foreign exchange contracts designated as hedges is reported in other current assets or current liabilities and is recorded in other comprehensive income. The fair value of the hedge at December 31, 2005 was a liability of approximately $734. The Company did not have any open forward foreign exchange contracts at December 31, 2004.

(e)	Investment Securities:

The Company classifies investments in debt and marketable equity securities as available for sale. Investments classified as available for sale are carried at fair value, with net unrealized gains and losses included as a separate component of stockholders’ equity. The cost of securities sold is determined based on average cost.

Gains are recognized when realized in the Company’s consolidated statements of operations. Losses are recognized as realized or upon the determination of the occurrence of an other-than-temporary decline in fair value. The Company’s policy is to review its securities on a periodic basis to evaluate whether any security has experienced an other-than-temporary decline in fair value. If it is determined that an other-than-temporary decline exists in one of the Company’s marketable securities, it is the Company’s policy to record an impairment charge with respect to such investment in the Company’s consolidated statements of operations. The Company recorded a loss related to an other-than-temporary decline in the fair value of its marketable equity securities totaling $433 for the year ended December 31, 2005.

(f)	Significant Concentrations of Credit Risk:

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its temporary cash in money market securities (investment grade or better) with what management believes are high credit quality financial institutions.

Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains. One customer accounted for approximately 11.9% of Liggett’s revenues in 2005, 13.8% of Liggett’s revenues in 2004 and 16.6% of Liggett’s revenues in 2003. Sales to this customer were primarily in the private label discount segment. Concentrations of credit risk with respect to trade receivables are generally limited due to the large number of customers, located primarily throughout the United States, comprising Liggett’s customer base. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no collateral is required. Liggett maintains reserves for potential credit losses and such losses, in the aggregate, have generally not exceeded management’s expectations.

(g)	Accounts Receivable:

Accounts receivable-trade are recorded at their net realizable value.

The allowance for doubtful accounts and cash discounts was $474 and $312 at December 31, 2005 and 2004, respectively.

(h)	Inventories:

Tobacco inventories are stated at the lower of cost or market and are determined primarily by the last-in, first-out (LIFO) method at Liggett and the first-in, first out (FIFO) method at Vector Tobacco. Although portions of leaf tobacco inventories may not be used or sold within one year because of the time required for aging, they are included in current assets, which is common practice in the industry. It is not practicable to determine the amount that will not be used or sold within one year.

The Company recorded a charge to operations for LIFO layer liquidations of $924 in 2005, $2,470 in 2004 and $747 in 2003.

In 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, “Inventory Costs”. SFAS No. 151 requires that abnormal idle facility expense and spoilage, freight and handling costs be recognized as current period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility. The Company is required to adopt the provisions of SFAS No. 151 prospectively after January 1, 2006, but the effect of adoption is not expected to have a material impact on its consolidated results of operations, financial position or cash flows.

(i)	Restricted Assets:

Current restricted assets of $0 at December 31, 2005 and $606 at December 31, 2004 consist of amounts held in escrow related to New Valley’s real estate operations. Long-term restricted assets of $6,743 and $4,374 at December 31, 2005 and December 31, 2004, respectively, consist primarily of certificates of deposit which collateralize letters of credit and deposits on long-term debt.

(j)	Property, Plant and Equipment:

Property, plant and equipment are stated at cost. Property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets, which are 20 to 30 years for buildings and 3 to 10 years for machinery and equipment.

Interest costs are capitalized in connection with the construction of major facilities. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. There were no capitalized interest costs in 2005 and 2004.

Repairs and maintenance costs are charged to expense as incurred. The costs of major renewals and betterments are capitalized. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

(k)	Intangible Assets:

The Company is required to conduct an annual review of intangible assets for potential impairment including the intangible asset of $107,511, which is not subject to amortization due to its indefinite useful life. This intangible asset relates to the exemption of The Medallion Company (“Medallion”), acquired in April 2002, under the Master Settlement Agreement.

Other intangible assets, included in other assets, consisting of trademarks and patent rights, are amortized using the straight-line method over 10-12 years. The book value of other intangible assets was $22,073 at December 31, 2005 and $22,045 at December 31, 2004 and the related accumulated amortization was $21,242 and $21,113 at December 31, 2005 and 2004, respectively. Amortization expense for the years ended December 31, 2005, 2004 and 2003 was $129, $177 and $147, respectively. Based on the current amount of intangible assets subject to amortization, the estimated expense for each of the succeeding five years is $129 in 2006, $129 in 2007, $129 in 2008, $129 in 2009 and $129 in 2010 and $186 thereafter.

(l)	Impairment of Long-Lived Assets:

The Company reviews long-lived assets for impairment annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value of the asset on the basis of discounted cash flow. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

As discussed in Note 3, the Company recorded a $3,006 asset impairment charge in 2004 relating to the Liggett Vector Brands restructuring and an $18,752 asset impairment charge in 2003 in connection with the closing of Vector Tobacco’s Timberlake, North Carolina cigarette manufacturing facility.

(m)	Postretirement Benefits other than Pensions:

The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group.

(n)	Stock Options:

The Company accounts for employee stock compensation plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees” with the intrinsic value-based method permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148. Accordingly, no compensation expense is recognized when the exercise price is equal to the market price of the underlying common stock on the date of grant.

Awards under the Company’s stock compensation plans generally vest over periods ranging from four to five years. The expense related to stock option compensation included in the determination of net income for 2005, 2004 and 2003 is less than that which would have been recognized if the fair value method had been applied to all awards since the original effective date of SFAS No. 123. The following table illustrates the effect on net income (loss) and income (loss) per share if the Company had applied the fair value provisions of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment to FASB Statement No. 123”:

	2005	2004	2003

Net income (loss) as restated (see Note 1(u))	$52,385	$7,151	$(15,610)

Add: stock option employee compensation expense included in reported net income (loss), net of related tax effects	8,668	5,839	5,704
Deduct: total stock option employee compensation expense determined under the fair value method for all awards, net of related tax effects	(3,474)	(1,803)	(7,759)

Pro forma net income (loss)	$57,579	$11,187	$(17,665)

Income (loss) per share:
Basic — as reported	$1.18	$0.16	$(0.37)
Basic — pro forma	$1.20	$0.24	$(0.44)
Diluted — as reported	$1.11	$0.16	$(0.37)
Diluted — pro forma	$1.13	$0.23	$(0.44)
The pro-forma amounts previously reported for the 2005, 2004 and 2003 periods have been revised to reflect additional payments of dividend equivalent rights ($6,178, $5,635 and $966, net of tax, respectively) on unexercised options as reductions in additional paid-in capital rather than compensation expense in accordance with SFAS No. 123. Additionally, upon reflecting the payment of dividend equivalent rights as a reduction of additional paid-in capital in determining its pro forma net income, the Company accounted for the effect of the underlying options as participating securities under the FASB’s Emerging Issue Task Force (“EITF”) Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement 128”, which established standards regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when calculating its basic pro forma EPS. As a result, basic pro forma net income was reduced by $5,056 and $927 for the years ended December 31, 2005 and 2004, respectively, when calculating pro forma EPS. Amounts presented for the year ended December 31, 2004 were not included in the computation of diluted EPS because the Company reported a loss during such period and the impact was anti-dilutive.

For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price characteristics which are significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards.

In 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires companies to measure compensation cost for share-based payments at fair value. The Company adopted this new standard, prospectively, on January 1, 2006, and has not yet determined whether the adoption of SFAS No. 123R will have a material impact on its consolidated financial position, results of operations or cash flows.

(o)	Income Taxes:

Deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

(p)	Revenue Recognition:

Sales: Revenues from sales are recognized upon the shipment of finished goods when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sale price is determinable and collectibility is reasonably assured. The Company provides an allowance for expected sales returns, net of any related inventory cost recoveries. Certain sales incentives, including buydowns, are classified as reductions of net sales in accordance with the FASB’s Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Since the Company’s primary line of business is tobacco, the Company’s financial position and its results of operations and cash flows have been and could continue to be materially adversely affected by significant unit sales volume declines, litigation and defense costs, increased tobacco costs or reductions in the selling price of cigarettes in the near term.

Real Estate Leasing Revenues: Prior to February 2005, the Company has leased real estate properties to tenants under operating leases. (See Note 20.) Base rental revenue is generally recognized on a straight-line basis over the term of the lease. The lease agreements for certain properties contain provisions which provide for reimbursement of real estate taxes and operating expenses over base year amounts, and in certain cases as fixed increases in rent.

Shipping and Handling Fees and Costs: Shipping and handling fees related to sales transactions are neither billed to customers nor recorded as revenue. Shipping and handling costs, which were $6,596 in 2005, $6,805 in 2004 and $5,620 in 2003, are recorded as operating, selling, administrative and general expenses.

(q)	Advertising and Research and Development:

Advertising costs, which are expensed as incurred, were $296, $4,920 and $19,473 for the years ended December 31, 2005, 2004 and 2003, respectively.

Research and development costs, primarily at Vector Tobacco, are expensed as incurred, and were $10,089, $9,177 and $10,546 for the years ended December 31, 2005, 2004 and 2003, respectively.

(r)	Earnings Per Share:

Information concerning the Company’s common stock has been adjusted to give effect to the 5% stock dividends paid to Company stockholders on September 29, 2005, September 29, 2004 and September 29, 2003. The dividends were recorded at par value of $210 in 2005, $199 in 2004 and $185 in 2003 since stockholders’ equity is in a deficit position. In connection with the 5% stock dividends, the Company increased the number of outstanding warrants and stock options by 5% and reduced the exercise prices accordingly. All per share amounts have been presented as if the stock dividends had occurred on January 1, 2003.

In March 2004, the EITF reached a final consensus on Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement 128”, which established standards regarding the computation of earnings per share (“EPS”) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF 03-6 was effective for interim periods ending June 30, 2004 for calendar year companies. Earnings available to common stockholders for the period are reduced by the contingent interest and the non-cash interest expense associated with the beneficial conversion feature and embedded derivative related to the Company’s convertible notes issued in 2004 and 2005. These notes, which are a participating security due to the contingent interest feature, had no impact on EPS for the years ended December 31, 2005 and December 31, 2004, as the dividends on the common stock reduced earnings available to common stockholders so there were no unallocated earnings under EITF 03-6.

Diluted EPS are calculated by dividing income (loss) by the weighted average common shares outstanding plus dilutive common stock. The Company noted that the effect of the dilutive potential common stock in 2003 was anti-dilutive. The two issues of the Company’s convertible debt were anti-dilutive in 2004 and the Company’s 5% Variable Interest Senior Convertible Notes due 2011 were anti-dilutive in 2005. As a result of the dilutive nature of the Company’s 6.25% Convertible Subordinated Notes due 2008 for the year ended December 31, 2005, the Company has adjusted its net income for the effect of these convertible securities for purposes of calculating diluted EPS as follows:

Net income	$52,385
Expense attributable to 6.25% Convertible Subordinated Notes due 2008	5,766

Net income for diluted EPS	$58,151

Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding. Diluted net income per share includes the dilutive effect of stock options, vested and unvested restricted stock grants and warrants and convertible securities. Basic and diluted EPS were calculated using the following shares for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003

Weighted-average shares for basic EPS	44,228,867	43,473,963	42,715,275

Plus incremental shares related to stock options and warrants	2,164,113	1,909,165	—
Plus incremental shares related to convertible debt	5,838,416	—	—

Weighted-average shares for diluted EPS	52,231,396	45,383,128	42,715,275

The Company had a net loss for the year ended December 31, 2003. Therefore, the effect of the common stock equivalents and convertible securities is excluded from the computation of diluted net loss per share since the effect is anti-dilutive for that year. Potentially dilutive shares that were not included in the diluted loss per share calculation were 1,913,633 in 2003 which shares are issuable upon the exercise of stock options and warrants assuming the treasury stock method. For the years ended December 31, 2004 and 2005, the Company had 757,246 and 218,280 stock options, respectively, and 0 and 628,570 shares of non-vested restricted stock, respectively, that were not included in the computation of earnings per share because the options, exercise price and the per share expense associated with the non-vested restricted stock were greater than the average market price of the common stock during the respective periods.

(s)	Comprehensive Income (Loss):

Other comprehensive income (loss) is a component of stockholders’ equity (deficit) and includes such items as the unrealized gains and losses on investment securities available for sale, forward foreign contracts, minimum pension liability adjustments and, prior to December 9, 2005, the Company’s proportionate interest in New Valley’s capital transactions. Total comprehensive income was $51,614 and $6,077 for the years ended December 31, 2005 and 2004, respectively, and total comprehensive loss was $13,315 for the year ended December 31, 2003. The changes in the components of other comprehensive income (loss), net of taxes, were as follows for the years ended December 31, 2005, 2004 and 2003:

	Year Ended December 31,
	2005	2004	2003

Net income (loss) as restated (see Note 1(u))	$52,385	$7,151	$(15,610)

Net unrealized gains (losses) on investment securities available for sale:

Change in net unrealized gains, net of income taxes and minority interests	165	1,311	3,059
Net unrealized gains reclassified into net income (loss), net of income taxes and minority interests	(659)	(3,270)	(781)

	(494)	(1,959)	2,278

Net change in forward contracts	(599)	—	—

Net change in additional minimum pension liability, net of income taxes	322	885	17

Comprehensive income (loss) as restated (see Note 1(u))	$51,614	$6,077	$(13,315)

The components of accumulated other comprehensive loss, net of taxes, were as follows as of December 31, 2005 and 2004:

	December 31, 2005	December 31, 2004

Net unrealized gains on investment securities available for sale	$628	$748
Forward contracts adjustment	(599)	—
Additional pension liability	(10,639)	(11,157)

Accumulated other comprehensive loss	$(10,610)	$(10,409)

(t)	Contingencies:

The Company records Liggett’s product liability legal expenses and other litigation costs as operating, selling, general and administrative expenses as those costs are incurred. As discussed in Note 13, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against Liggett.

Management is unable to make a reasonable estimate with respect to the amount or range of loss that could result from an unfavorable outcome of pending smoking-related litigation or the costs of defending such cases, and the Company has not provided any amounts in its consolidated financial statements for unfavorable outcomes, if any. Litigation is subject to many uncertainties, and it is possible that the Company’s consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such smoking-related litigation.

(u)	New Accounting Pronouncements:

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. The provisions of SFAS No. 154 require, unless impracticable, retrospective application to prior periods’ financial statements of (1) all voluntary changes in accounting principles and (2) changes required by a new accounting pronouncement, if a specific transition is not provided. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate, which requires prospective application of the new method. SFAS No. 154 is effective for all accounting changes made in fiscal years beginning after December 15, 2005. The application of SFAS No. 154 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143” (“FIN 47”). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The application of FIN 47 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In September 2005, the FASB’s EITF reached a consensus on Issue No. 04-13, “Inventory Exchanges”. EITF No. 04-13 required two or more inventory transactions with the same party to be considered a single nonmonetary transaction subject to APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, if the transactions were entered into in contemplation of one another. EITF No. 04-13 is effective for the Company for new arrangements entered into after April 2, 2006. The Company does not expect the adoption of EITF No. 04-13 to have a material impact on its financial position, results of operations or cash flows.

Effective January 1, 2006, the Company adopted EITF Issue No. 05-8, “Income Tax Effects of Issuing Convertible Debt with a Beneficial Conversion Feature.” In Issue No. 05-8, the EITF concluded that the issuance of convertible debt with a beneficial conversion feature creates a temporary difference on which deferred taxes should be provided. The consensus is required to be applied in fiscal periods beginning after December 15, 2005, by retroactive restatement of prior financial statements retroactive to the issuance of the convertible debt. The retrospective application of EITF Issue No. 05-8 reduced income tax expense by $27 and $406 for the years ended December 31, 2004 and 2005, respectively.

The net impact of the application of EITF Issue No. 05-8 on the Company’s basic and diluted earnings per share for the years ended December 31, 2005 and 2004 is as follows (as restated):

	EPS	EPS	EPS
	From	From	From
	Continuing	Discontinued	Extraordinary
	Operations	Operations	Item	EPS

	2005

Basic earnings per share, as restated prior to the adoption of EITF 05-8	$0.95	$0.07	$0.18	$1.20

Impact of application of EITF 05-8	0.01	—	(0.03)	(0.02)

Basic earnings per share, as revised	$0.96	$0.07	$0.15	$1.18

Diluted earnings per share, as restated prior to the adoption of EITF 05-8	$0.90	$0.06	$0.16	$1.12

	EPS	EPS	EPS
	From	From	From
	Continuing	Discontinued	Extraordinary
	Operations	Operations	Item	EPS

Impact of application of EITF 05-8	0.01	—	(0.02)	(0.01)

Diluted earnings per share, as revised	$0.91	$0.06	$0.14	$1.11

	2004

Basic earnings per share, as restated prior to the adoption of EITF 05-8	$0.10	$0.06	$—	$0.16

Impact of application of EITF 05-8	—	—	—	—

Basic earnings per share, as revised	$0.10	$0.06	$—	$0.16

Diluted earnings per share, as restated prior to the adoption of EITF 05-8	$0.10	$0.06	$—	$0.16

Impact of application of EITF 05-8	—	—	—	—

Diluted earnings per share, as revised	$0.10	$0.06	$—	$0.16

A reconciliation of the net impact of the application of EITF Issue No. 05-8 at December 31, 2004 on the Company’s consolidated balance sheet is as follows (as restated):

	Long-Term	Additional
	Deferred	Paid-in	Accumulated	Stockholders’
	Income Taxes	Capital	Deficit	Equity

December 31, 2004, as restated prior to the adoption of EITF 05-8	$146,409	$61,468	$(122,835)	$(84,407)

Application of EITF 05-8:

Establishment of deferred tax liability for the year ended December 31, 2004	4,837	(4,837)	—	(4,837)

Increase to income tax benefit for the year ended December 31, 2004	(27)	—	27	27

December 31, 2004, as revised	$151,219	$56,631	$(122,808)	$(89,217)

A reconciliation of the net impact of the application of EITF Issue No. 05-8 at December 31, 2005 on the Company’s consolidated balance sheet is as follows (as restated):

	Long-Term	Additional
	Deferred	Paid-in	Accumulated	Stockholders’
	Income Taxes	Capital	Deficit	Equity

December 31, 2005, as restated prior to the adoption of EITF 05-8	$137,381	$141,184	$(69,981)	$37,577

Application of EITF 05-8:

Establishment of deferred tax liability	7,859	(7,859)	—	(7,859)

Increase to income tax benefit for the year ended December 31, 2004	(27)	—	27	27

Decrease to income tax expense for the year ended December 31, 2005	(406)	—	406	406

	Long-Term	Additional
	Deferred	Paid-in	Accumulated	Stockholders’
	Income Taxes	Capital	Deficit	Equity

Decrease to extraordinary item, unallocated goodwill	1,085	—	(1,085)	(1,085)

December 31, 2005, as revised	$145,892	$133,325	$(70,633)	$29,066

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments”. SFAS No. 155 amends SFAS Nos. 133 and 140 and relates to the financial reporting of certain hybrid financial instruments. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of fiscal years commencing after September 15, 2006. The Company has not completed its assessment of the impact of this standard.
2.	RESTATEMENT OF FINANCIAL RESULTS

On November 9, 2006, the Company determined it would restate its financial statements for each of the years ended December 31, 2004 and 2005. The restatement corrected an error in the computation of the debt discount amortization created by the embedded derivative and the beneficial conversion feature associated with the Company’s 5% variable interest senior convertible notes due 2011 issued in the fourth quarter of 2004 and the first half of 2005. The restatement adjustments affected the Company’s previously reported interest expense, the related income tax effect, and extraordinary items, as well as the Company’s previously reported other assets, long-term debt, additional paid-in capital and accumulated deficit balances. The effects of the restatement are reflected in the Company’s consolidated financial statements and accompanying notes included herein. See Note 23 — Restated Financial Information.

The aggregate net effect of the restatement was to increase stockholders’ equity by $3,422 as of December 31, 2005 and $336 as of December 31, 2004. The restatement also increased net income by $3,290 ($0.05 per diluted common share) and $336 ($0.01 per diluted common share) for the years ended December 31, 2005 and 2004, respectively.

The restatement adjustments corrected the previous amortization method used in calculating the amortization of the debt discount created by the embedded derivative and beneficial conversion feature associated with the Company’s 5% variable interest senior convertible notes due 2011. The Company previously amortized the debt discount on its 5% variable interest senior convertible notes due 2011 using an erroneous amortization method that did not result in a consistent yield on the convertible debt over its term.

There was no change to each subtotal (operating, investing and financing activities) in the Company’s consolidated statements of cash flows as a result of the restatement. Certain balances related to line items within certain cash flows were corrected as part of the restatement. The adjustments relating to restated amounts affected by the restatement in the consolidated financial statements as of and for the years ended December 31, 2005 and 2004 are as follows:

	Previously	Restatement
	Reported	Adjustments	Restated

Year ended December 31, 2005:

Interest expense	$(35,062)	$(5,249)	$(29,813)
Income from continuing operations before provision for income taxes and minority interests	80,519	5,249	85,768
Income tax provision	39,349	1,865	41,214
Income from continuing operations	39,201	3,384	42,585
Extraordinary items	6,860	(94)	6,766
Net income	$49,095	$3,290	$52,385

Basic earnings per share from continuing operations	$0.89	$0.07	$0.96

Diluted earnings per share from continuing operations	$0.84	$0.07	$0.91

	Previously	Restatement
	Reported	Adjustments	Restated

Basic earnings per share per common share	$1.11	$0.07	$1.18

Diluted earnings per share per common share	$1.06	$0.05	$1.11

Year ended December 31, 2004:

Interest expense	$(24,665)	$(521)	$(24,144)
Income from continuing operations before benefit for income taxes and minority interests	6,106	521	6,627
Income tax benefit	(7,047)	185	(6,862)

Income from continuing operations	4,126	336	4,462
Net income	$6,815	$336	$7,151

Basic earnings per share from continuing operations	$0.10	$0.00	$0.10

Diluted earnings per share from continuing operations	$0.09	$0.01	$0.10

Basic earnings per share per common share	$0.16	$0.00	$0.16

Diluted earnings per share per common share	$0.15	$0.01	$0.16

As of December 31, 2005:

Assets
Other assets	$12,047	$422	$12,469
Total assets	603,130	422	603,552

Liabilities
Notes payable, long-term debt and other obligations less current portion	$243,590	$(5,348)	$238,242
Deferred income taxes, long term	143,544	2,348	145,892

Stockholders’ equity
Additional paid-in capital	$133,529	$(204)	$133,325
Accumulated deficit	(74,259)	3,626	(70,633)
Total stockholders’ equity as of December 31, 2005	25,644	3,422	29,066

As of December 31, 2004:

Assets
Other assets	$14,763	$32	$14,795
Total assets	535,895	32	535,927

Liabilities
Notes payable, long-term debt and other obligations less current portion	$254,603	$(489)	$254,114
Deferred income taxes, long term	151,034	185	151,219

Stockholders’ deficit
Accumulated deficit	$(123,144)	$336	$(122,808)
Total stockholders’ deficit as of December 31, 2004	$(89,553)	$336	$(89,217)
3.	RESTRUCTURING

Liggett Vector Brands Restructurings. During April 2004, Liggett Vector Brands adopted a restructuring plan in its continuing effort to adjust the cost structure of the Company’s tobacco business and improve operating efficiency. As part of the plan, Liggett Vector Brands eliminated 83 positions and consolidated operations, subletting its New York office space and relocating several employees. As a result of these actions, the Company recognized pre-tax restructuring charges of $2,735 in 2004, including $798 relating to employee severance and benefit costs and $1,937 for contract termination and other associated costs. Approximately $503 of these charges represent non-cash items.

On October 6, 2004, the Company announced an additional plan to further restructure the operations of Liggett Vector Brands, its sales, marketing and distribution agent for its Liggett and Vector Tobacco subsidiaries. Liggett Vector Brands has realigned its sales force and adjusted its business model to more efficiently serve its chain and independent accounts nationwide. Liggett Vector Brands is seeking to expand the portfolio of private and control label partner brands by utilizing a pricing strategy that offers long-term list price stability for customers. In connection with the restructuring, the Company eliminated approximately 330 full-time positions and 135 part-time positions as of December 15, 2004.

The Company recognized pre-tax restructuring charges of $10,583 in 2004, with approximately $5,659 of the charges related to employee severance and benefit costs and approximately $4,924 to contract termination and other associated costs. Approximately $2,503 of these charges represented non-cash items. Additionally, the Company incurred other charges in 2004 for various compensation and related payments to employees which are related to the restructuring. These charges of $1,670 were included in selling, general and administrative expenses.

The components of the combined pre-tax restructuring charges relating to the 2004 Liggett Vector Brands restructurings for the years ended December 31, 2005 and 2004 are as follows:

	Employee	Non-Cash	Contract
	Severance	Asset	Termination/
	and Benefits	Impairment	Exit Costs	Total

Balance, December 31, 2003	$—	$—	$—	$—
Restructuring charges	6,457	3,006	3,840	13,303
Change in estimate	(26)	(15)	56	15
Utilized	(2,817)	(2,805)	(611)	(6,233)

Balance, December 31, 2004	3,614	186	3,285	7,085

Change in estimate	(54)	(73)	—	(127)
Utilized	(2,847)	(113)	(1,882)	(4,842)

Balance, December 31, 2005	$713	$—	$1,403	$2,116

Timberlake Restructuring. In October 2003, the Company announced that it would close Vector Tobacco’s Timberlake, North Carolina cigarette manufacturing facility in order to reduce excess tobacco production capacity and improve operating efficiencies company-wide. Production of the QUEST line of low nicotine and nicotine-free cigarettes, as well as production of Vector Tobacco’s other cigarette brands, was moved to Liggett’s manufacturing facility in Mebane, North Carolina.

Vector Tobacco has contracted with Liggett to produce its cigarettes, and all production was transitioned from Timberlake to Mebane by December 31, 2003. As part of the transition, approximately 150 manufacturing and administrative positions were eliminated.

As a result of these actions, the Company recognized pre-tax restructuring and impairment charges of $21,696, of which $21,300 was recognized in 2003 and the remaining $396 was recognized in 2004. Machinery and equipment to be disposed of was reduced to estimated fair value less costs to sell during 2003.

In July 2004, a wholly-owned subsidiary of Vector Tobacco completed the sale of its Timberlake facility, along with all equipment. (Refer to Note 6.) The Company decreased the asset impairment accrual as of June 30, 2004 by $871 to reflect the actual amounts to be realized from the Timberlake sale and to reduce the values of other excess Vector Tobacco machinery and equipment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The $871 was reallocated to employee severance and benefits ($507) and contract termination costs ($364) due to higher than anticipated costs in those areas. The Company further adjusted the previously recorded restructuring accrual as of June 30, 2004 to reflect additional employee severance and benefits, contract termination and associated costs resulting from the Timberlake sale. No charge to operations resulted from these adjustments as there was no change to the total impairment and restructuring accruals previously recognized.

The components of the pre-tax restructuring charge relating to the closing of Vector Tobacco’s Timberlake, North Carolina cigarette manufacturing facility for the years ended December 31, 2003, 2004 and 2005 are as follows:

	Employee	Non-Cash	Contract
	Severance	Asset	Termination/
	and Benefits	Impairment	Exit Costs	Total

Balance, December 31, 2002	$—	$—	$—	$—
Original charges	2,045	18,752	503	21,300
Utilized in 2003	(182)	(18,752)	(54)	(18,988)

Balance, December 31, 2003	1,863	—	449	2,312

Restructuring and impairment charges	175	—	221	396
Change in estimate	507	(871)	364	—
Utilized/recoveries in 2004, net	(2,078)	871	(982)	(2,189)

Balance, December 31, 2004	467	—	52	519

Change in estimate	(46)	—	46	—
Utilized	(283)	—	(77)	(360)

Balance, December 31, 2005	$138	$—	$21	$159

4.	INVESTMENT SECURITIES AVAILABLE FOR SALE

Investment securities classified as available for sale are carried at fair value, with net unrealized gains or losses included as a component of stockholders’ equity, net of taxes and minority interests. For the years ended December 31, 2005, 2004 and 2003, net realized gains were $1,426, $8,664 and $1,955, respectively. The Company recorded a loss related to an other-than-temporary decline in the fair value of its marketable equity securities totaling $433 for the year ended December 31, 2005. (See Note 1.)

The components of investment securities available for sale at December 31, 2005 and 2004 are as follows:

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

2005
Marketable equity securities	$10,171	$1,112	$(8)	$11,275
Marketable debt securities	7,296	—	(64)	7,232

	$17,467	$1,112	$(72)	$18,507

2004
Marketable equity securities	$5,886	$2,211	$(258)	$7,839
Marketable debt securities	7,123	8	(43)	7,088

	$13,009	$2,219	$(301)	$14,927

The Company’s marketable debt securities have a weighted average maturity of 1.62 years at December 31, 2005 and mature from January 2006 to January 2010.

5.	INVENTORIES

Inventories consist of:

	December 31,	December 31,
	2005	2004
Leaf tobacco	$35,312	$35,416
Other raw materials	3,157	3,400
Work-in-process	1,685	1,610
Finished goods	34,653	42,003

Inventories at current cost	74,807	82,429
LIFO adjustments	(4,412)	(3,488)

	$70,395	$78,941

The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated requirements and are at prices, including carrying costs, established at the date of the commitment. At December 31, 2005, Liggett had leaf tobacco purchase commitments of approximately $5,577. There were no leaf tobacco purchase commitments at Vector Tobacco at that date.

Included in the above table was approximately $1,208 at December 31, 2005 and $1,595 at December 31, 2004 of leaf inventory associated with Vector Tobacco’s QUEST product. During the second quarter of 2004, based on an analysis of the market data obtained since the introduction of the QUEST product, the Company determined to postpone indefinitely the national launch of QUEST and, accordingly, the Company recognized a non-cash charge of $37,000 to adjust the carrying value of excess leaf tobacco inventory for the QUEST product, based on estimated future demand and market conditions.

LIFO inventories represent approximately 92% and 85% of total inventories at December 31, 2005 and December 31, 2004, respectively.

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of:

	December 31,	December 31,
	2005	2004
Land and improvements	$1,418	$1,418
Buildings	13,718	13,431
Machinery and equipment	98,037	93,700
Leasehold improvements	2,724	3,045
Construction-in-progress	2,960	3,240

	118,857	114,834
Less accumulated depreciation	(56,334)	(49,477)

	$62,523	$65,357

Depreciation and amortization expense for the years ended December 31, 2005, 2004 and 2003 was $11,220, $11,823 and $14,728, respectively. Future machinery and equipment purchase commitments at Liggett were $7,222 at December 31, 2005.

In December 2005, Liggett completed the sale for $15,450 of its former manufacturing facility, research facility and offices in Durham, North Carolina with a net book value of approximately $2,212. The Company recorded a gain of $7,706, net of income taxes of $5,042, in 2005, in connection with the sale.

During the year ended December 31, 2005, the Company entered into capital lease obligations of $418 for machinery and equipment.

In February 2005, New Valley completed the sale of its two office buildings in Princeton, New Jersey for $71,500. (Refer to Notes 8 and 20). The Company recorded a gain of $2,952, net of minority interests and income taxes, in 2005 in connection with the sale. The buildings were classified as assets held for sale on the balance sheet at December 31, 2004.

The Company recorded a $3,006 non-cash asset impairment charge in 2004 relating to the Liggett Vector Brands restructuring, of which $186 related to machinery and equipment, and an $18,752 non-cash asset impairment charge in 2003 in conjunction with the closing of Vector Tobacco’s Timberlake, North Carolina facility, of which $17,968 related to machinery and equipment. (See Note 3.)

In July 2004, a wholly-owned subsidiary of Vector Tobacco completed the sale of its Timberlake, North Carolina manufacturing facility along with all equipment to an affiliate of the Flue-Cured Tobacco Cooperative Stabilization Corporation for $25,800. In connection with the sale, the subsidiary of Vector Tobacco entered into a consulting agreement to provide certain services to the buyer for $400; all of this amount was recognized as income in 2004. (See Note 3.)

7.	LONG-TERM INVESTMENTS

Long-term investments consist of investments in the following:

	December 31, 2005		December 31, 2004
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Limited partnerships	$7,828	$15,537	$2,410	$15,206
The carrying value of the limited partnerships increased in 2005 by $5,243 in connection with purchase accounting associated with the acquisition of New Valley’s minority interest and net investments of $175. The principal business of the limited partnerships is investing in real estate and investment securities. The estimated fair value of the limited partnerships was provided by the partnerships based on the indicated market values of the underlying assets or investment portfolio. New Valley is an investor in real estate partnerships where it has committed to make additional investments of up to an aggregate of $555 at December 31, 2005. New Valley’s investments in limited partnerships are illiquid and the ultimate realization of these investments is subject to the performance of the underlying partnership and its management by the general partners.

The Company’s estimate of the fair value of its long-term investments are subject to judgment and are not necessarily indicative of the amounts that could be realized in the current market.

8.	NOTES PAYABLE, LONG-TERM DEBT AND OTHER OBLIGATIONS

Notes payable, long-term debt and other obligations consist of:

	December 31,	December 31,
	2005	2004
Vector:
5% Variable Interest Senior Convertible Notes due 2011, net of unamortized net discount of $58,655 and $38,748*	$53,209	$28,157
6.25% Convertible Subordinated Notes due 2008	132,492	132,492
Liggett:
Revolving credit facility	—	17
Term loan under credit facility	3,482	4,411
Equipment loans	9,828	6,341
Vector Tobacco:
Notes payable — Medallion acquisition due 2007	35,000	35,000

	December 31,	December 31,
	2005	2004
V.T. Aviation:
Note payable	8,300	9,436
VGR Aviation:
Note payable	4,867	5,090
New Valley:
Note payable — operating real estate	—	39,213
Other	377	—

Total notes payable, long-term debt and other obligations	247,555	260,157
Less:
Current maturities	(9,313)	(6,043)

Amount due after one year	$238,242	$254,114

*	The fair value of the derivatives embedded within these notes ($39,371 at December 31, 2005 and $25,686 at December 31, 2004) is separately classified as a derivative liability in the consolidated balance sheet and the beneficial conversion feature ($22,075 at December 31, 2005 and $13,625 at December 31, 2004 prior to the impact of income taxes) is recorded as additional paid-in capital. The Company issued an additional $44,959 principal amount of these notes in 2005.
5% Variable Interest Senior Convertible Notes Due November 2011 — Vector:

In November 2004, the Company sold $65,500 of its 5% variable interest senior convertible notes due November 15, 2011 in a private offering to qualified institutional investors in accordance with Rule 144A under the Securities Act of 1933. The buyers of the notes had the right, for a 120-day period ending March 18, 2005, to purchase up to an additional $16,375 of the notes. At December 31, 2004, buyers had exercised their rights to purchase an additional $1,405 of the notes, and the remaining $14,959 principal amount of notes were purchased during the first quarter of 2005. In April 2005, Vector issued an additional $30,000 principal amount of 5% variable interest senior convertible notes due November 15, 2011 in a separate private offering to qualified institutional investors in accordance with Rule 144A. These notes, which were issued under a new indenture at a net price of 103.5%, were on the same terms as the $81,864 principal amount of notes previously issued in connection with the November 2004 placement.

The notes pay interest on a quarterly basis at a rate of 5% per year with an additional amount of interest payable on the notes on each interest payment date. This additional amount is based on the amount of cash dividends actually paid by the Company per share on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of its common stock into which the notes are convertible on such record date (together, the “Total Interest”). Notwithstanding the foregoing, however, during the period prior to November 15, 2006, the interest payable on each interest payment date is the higher of (i) the Total Interest and (ii) 6 3/4% per year. The notes are convertible into the Company’s common stock, at the holder’s option. The conversion price, which was $18.48 at December 31, 2005, is subject to adjustment for various events, including the issuance of stock dividends.

The notes will mature on November 15, 2011. The Company must redeem 12.5% of the total aggregate principal amount of the notes outstanding on November 15, 2009. In addition to such redemption amount, the Company will also redeem on November 15, 2009 and on each interest accrual period thereafter an additional amount, if any, of the notes necessary to prevent the notes from being treated as an “Applicable High Yield Discount Obligation” under the Internal Revenue Code. The holders of the notes will have the option on November 15, 2009 to require the Company to repurchase some or all of their remaining notes. The redemption price for such redemptions will equal 100% of the principal amount of the notes plus accrued interest. If a fundamental change occurs, the Company will be required to offer to repurchase the notes at 100% of their principal amount, plus accrued interest and, under certain circumstances, a “make-whole premium”.

Embedded Derivatives. The portion of the Total Interest on the notes which is computed by reference to the cash dividends paid on the Company’s common stock is considered an embedded derivative. Pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, the Company has bifurcated this dividend portion of the interest on the notes and, based on a valuation by an independent third party, estimated the fair value of the embedded derivative liability. At issuance of the November 2004 notes, the estimated initial fair value was $24,738, which was recorded as a discount to the notes and classified as a derivative liability on the consolidated balance sheet. Issuances of $1,405 of additional notes in December 2004, $14,949 of additional notes in the first quarter in 2005 and $30,000 of additional notes in April 2005 increased the initial fair value of the derivative liability to $42,042. The initial embedded derivative liability is amortized over the term of the debt and reflected as non-cash interest expense. The Company recognized non-cash interest expense of $2,161 and $138 for the years ended December 31, 2005 and 2004, respectively, due to the amortization of the debt discount attributable to the embedded derivatives.

Changes to the fair value of this embedded derivative are reflected quarterly in the Company’s Consolidated Statement of Operations as “Change in fair value of derivatives embedded within convertible debt” At December 31, 2005 and 2004, the fair value of the derivative liability was estimated at $39,371 and $25,686, respectively. The Company recognized a gain of $3,083 in 2005 and a loss of $412 in 2004, due to changes in the fair value of the embedded derivative, which were reported as “Change in fair value of derivatives embedded within convertible debt”.

Beneficial Conversion Feature. After giving effect to the recording of the embedded derivative liability as a discount to the notes, the Company’s common stock had a fair value at the issuance date of the notes in excess of the conversion price resulting in a beneficial conversion feature. Emerging Issues Task Force (EITF) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Convertible Ratios”, requires that the initial intrinsic value of the beneficial conversion feature ($22,139 at December 31, 2005 prior to the impact of income taxes) be recorded to additional paid-in capital and as a discount on the notes. The discount is then amortized to interest expense over the term of the notes using the effective interest rate method. The Company recognized non-cash interest expense of $1,143 in 2005 and $75 in 2004 due to the amortization of the debt discount attributable to the beneficial conversion feature.

6.25% Convertible Subordinated Notes Due July 15, 2008 — Vector:

In July 2001, Vector completed the sale of $172,500 (net proceeds of approximately $166,400) of its 6.25% convertible subordinated notes due July 15, 2008 through a private offering to qualified institutional investors in accordance with Rule 144A under the Securities Act of 1933. The notes pay interest at 6.25% per annum and are convertible into Vector’s common stock, at the option of the holder. The conversion price, which was $21.72 per share at December 31, 2005, is subject to adjustment for various events, and any cash distribution on Vector’s common stock will result in a corresponding decrease in the conversion price. In December 2001, $40,000 of the notes were converted into Vector’s common stock and, in October 2004, an additional $8 of the notes were converted. A total $132,492 of the notes were outstanding at December 31, 2005.

Vector may redeem the notes, in whole or in part, at a price of 102.083% in the year beginning July 15, 2005, 101.042% in the year beginning July 15, 2006 and 100% in the year beginning July 15, 2007, together with accrued interest. If a change of control occurs, Vector will be required to offer to repurchase the notes at 101% of their principal amount, plus accrued interest and, under certain circumstances, a “make whole” payment.

Revolving Credit Facility — Liggett:

Liggett has a $50,000 credit facility with Wachovia Bank, N.A. (“Wachovia”). No amount was outstanding under the facility at December 31, 2005. Availability as determined under the facility was approximately $33,606 based on eligible collateral at December 31, 2005. The facility is collateralized by all inventories and receivables of Liggett and a mortgage on its manufacturing facility. Borrowings under the facility bear interest at a rate equal to 1.0% above the prime rate of Wachovia. The facility requires Liggett’s compliance with certain financial and other covenants including a restriction on Liggett’s ability to pay cash dividends unless Liggett’s borrowing availability under the facility for the 30-day period prior to the payment of the dividend, and after giving effect to the dividend, is at least $5,000 and no event of default has occurred under the agreement, including Liggett’s compliance with the covenants in the credit facility, including an adjusted net worth and working capital requirement. In addition, the facility imposes requirements with respect to Liggett’s adjusted net worth (not to fall below $8,000 as computed in accordance with the agreement) and working capital (not to fall below a deficit of $17,000 as computed in accordance with the agreement). At December 31, 2005, Liggett was in compliance with all covenants under the credit facility; Liggett’s adjusted net worth was $54,462 and net working capital was $29,858, as computed in accordance with the agreement.

100 Maple LLC, a company formed by Liggett in 1999 to purchase its Mebane, North Carolina manufacturing plant, has a term loan of $3,482 outstanding under Liggett’s credit facility at December 31, 2005. The remaining balance of the term loan is payable in monthly installments of $77 with a final payment on June 1, 2006 of $3,095. Interest is charged at the same rate as applicable to Liggett’s credit facility, and the outstanding balance of the term loan reduces the maximum availability under the credit facility. Liggett has guaranteed the term loan, and a first mortgage on the Mebane property and manufacturing equipment collateralizes the term loan and Liggett’s credit facility.

Equipment Loans — Liggett:

In March 2000, Liggett purchased equipment for $1,000 through the issuance of a note, payable in 60 monthly installments of $21 with an effective annual interest rate of 10.14%. In April 2000, Liggett purchased equipment for $1,071 through the issuance of notes, payable in 60 monthly installments through April 2005 of $22 with an effective interest rate of 10.20%. The notes were paid in full during the first half of 2005.

In October and December 2001, Liggett purchased equipment for $3,204 and $3,200, respectively, through the issuance of notes guaranteed by the Company, each payable in 60 monthly installments of $53 with interest calculated at the prime rate.

In March 2002, Liggett purchased equipment for $3,023 through the issuance of a note, payable in 30 monthly installments of $62 and then 30 monthly installments of $51. Interest is calculated at LIBOR plus 2.8%.

In May 2002, Liggett purchased equipment for $2,871 through the issuance of a note, payable in 30 monthly installments of $59 and then 30 monthly installments of $48. Interest is calculated at LIBOR plus 2.8%.

In September 2002, Liggett purchased equipment for $1,573 through the issuance of a note guaranteed by the Company, payable in 60 monthly installments of $26 plus interest calculated at LIBOR plus 4.31%.

In October 2005, Liggett purchased equipment for $4,441 through a financing agreement payable in 24 installments of $112 and then 24 installments of $90. Interest is calculated at 4.89%. Liggett was required to provide a security deposit equal to 25% of the funded amount or $1,110.

In December 2005, Liggett purchased equipment for $2,272 through a financing agreement payable in 24 installments of $58 and then 24 installments of $46. Interest is calculated at 5.03%. Liggett was required to provide a security deposit equal to 25% of the funded amount or $568.

Each of these equipment loans is collateralized by the purchased equipment.

Notes for Medallion Acquisition — Vector Tobacco:

The purchase price for the acquisition of Medallion included $60,000 in notes of Vector Tobacco, guaranteed by the Company and Liggett. Of the notes, $25,000 have been repaid with the final quarterly principal payment of $3,125 made on March 31, 2004. The remaining $35,000 of notes bear interest at 6.5% per year, payable semiannually, and mature on April 1, 2007.

Note Payable — V.T. Aviation:

In February 2001, V.T. Aviation LLC, a subsidiary of Vector Research Ltd., purchased an airplane for $15,500 and borrowed $13,175 to fund the purchase. The loan, which is collateralized by the airplane and a letter of credit from the Company for $775, is guaranteed by Vector Research, VGR Holding and the Company. The loan is payable in 119 monthly installments of $125, including annual interest of 2.31% above the 30-day commercial paper rate, with a final payment of $2,404 based on current interest rates.

Note Payable — VGR Aviation:

In February 2002, V.T. Aviation purchased an airplane for $6,575 and borrowed $5,800 to fund the purchase. The loan is guaranteed by the Company. The loan is payable in 119 monthly installments of $40, including annual interest of 2.75% above the 30-day average commercial paper rate, with a final payment of $3,666 based on current interest rates. During the fourth quarter of 2003, this airplane was transferred to the Company’s direct subsidiary, VGR Aviation LLC, which assumed the debt.

Note Payable — New Valley:

In December 2002, New Valley financed a portion of its purchase of two office buildings in Princeton, New Jersey with a $40,500 mortgage loan. In February 2005, New Valley completed the sale of the buildings, and the loan was retired at closing with the proceeds of the sale.

Scheduled Maturities:

Scheduled maturities of long-term debt, net of discount, are as follows:

Year ending December 31:
2006	$9,313
2007	38,866
2008	135,455

2009	10,081
2010	1,519
Thereafter	57,669

Total	$252,903

9.	COMMITMENTS

Certain of the Company’s subsidiaries lease facilities and equipment used in operations under both month-to-month and fixed-term agreements. The aggregate minimum rentals under operating leases with non-cancelable terms of one year or more are as follows:

Year ending December 31:
2006	$4,423
2007	2,729
2008	2,027
2009	1,640
2010	1,188
Thereafter	2,810

Total	$14,817

In 2001, the Company entered into an operating sublease for space in an office building in New York. The lease, as amended, expires in 2013. Minimum rental expense over the entire period is $10,584. A rent abatement received upon entering into the lease is recognized on a straight line basis over the life of the lease. The Company pays operating expense escalation in monthly installments along with installments of the base rent. Escalation rent in 2005 was $18.

The Company’s rental expense for the years ended December 31, 2005, 2004 and 2003 was $5,427, $9,805 and $9,704, respectively. The Company incurred royalty expense under various agreements during the years ended December 31, 2005, 2004 and 2003 of $1,400, $1,275 and $1,600, respectively.

The future minimum rents scheduled to be received under non-cancelable operating leases at December 31, 2005 are $1,064 in 2006, $1,018 in 2007, $1,041 in 2008, $1,024 in 2009, $946 in 2010 and $2,332 thereafter.
10.	EMPLOYEE BENEFIT PLANS

Defined Benefit and Postretirement Plans:

The Company sponsors several defined benefit pension plans covering virtually all of its employees, who were employed by Liggett on a full-time basis prior to 1994. The benefit plans provide pension benefits for eligible employees based primarily on their compensation and length of service. Contributions are made to the pension plans in amounts necessary to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The plans’ assets and benefit obligations are measured at September 30 of each year.

All defined benefit plans were frozen between 1993 and 1995.

In addition, the Company provides certain postretirement medical and life insurance benefits to certain employees. Substantially all of the Company’s manufacturing employees as of December 31, 2005 are eligible for postretirement medical benefits if they reach retirement age while working for Liggett or certain affiliates. Retirees are required to fund 100% of participant medical premiums and, pursuant to union contracts, Liggett reimburses approximately 700 hourly retirees, who retired prior to 1991, for Medicare Part B premiums. In addition, the Company provides life insurance benefits to approximately 300 active employees and 525 retirees who reach retirement age and are eligible to receive benefits under one of the Company’s defined benefit pension plans.

The following provides a reconciliation of benefit obligations, plan assets and the funded status of the pension plans and other postretirement benefits:

			Other
	Pension Benefits		Postretirement Benefits
	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation at January 1	$(162,284)	$(159,520)	$(11,032)	$(10,789)
Service cost	(4,659)	(4,641)	(27)	(30)
Interest cost	(8,687)	(8,959)	(613)	(626)
Benefits paid	13,794	14,194	683	614
Plan amendment	753	—	—	—
Actuarial loss	(306)	(3,358)	56	(201)

Benefit obligation at December 31	$(161,389)	$(162,284)	$(10,933)	$(11,032)

Change in plan assets:
Fair value of plan assets at January 1	$152,467	$150,663	$—	$—
Actual return on plan assets	16,987	15,560	—	—
Contributions	352	438	683	614
Benefits paid	(13,794)	(14,194)	(683)	(614)

Fair value of plan assets at December 31	$156,012	$152,467	$—	$—

Liability less than projected benefit obligations at December 31	$(5,377)	$(9,817)	$(10,933)	$(11,032)
Unrecognized actuarial (gains) losses	16,280	22,566	(479)	(488)
Contributions of SERP benefits	91	92	—	—

Net pension asset (liability) before additional minimum liability and purchase accounting valuation adjustments	10,994	12,841	$(11,412)	(11,520)
Additional minimum liability	(17,199)	(17,889)	—	—
Purchase accounting valuation adjustments relating to income taxes	291	641	91	200

Liability included in the December 31 balance sheet	$(5,914)	$(4,407)	$(11,321)	$(11,320)

	Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Actuarial assumptions:
Discount rates — benefit obligation	5.68%	4.50% - 5.75%	4.75% - 6.00%	5.68%	5.75%	6.00%
Discount rates — service cost	4.50% - 5.75%	4.25% - 6.05%	5.50% - 6.75%	5.75%	6.00%	6.75%
Assumed rates of return on invested assets	8.50%	8.50%	8.50%	—	—	—
Salary increase assumptions	N/A	N/A	N/A	3.00%	3.00%	3.00%

	Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003
Service cost — benefits earned during the period	$5,009	$4,991	$3,923	$27	$30	$79
Interest cost on projected benefit obligation	8,687	8,959	9,559	613	626	676
Expected return on assets	(12,274)	(12,107)	(11,721)	—	—	—
Amortization of net (gain) loss	1,120	2,048	1,659	45	51	(129)

Net expense	$2,542	$3,891	$3,420	$685	$707	$626

Plan assets are invested employing multiple investment management firms. Managers within each asset class cover a range of investment styles and focus primarily on issue selection as a means to add value. Risk is controlled through a diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets. Investment managers are monitored to evaluate performance against these benchmark indices and targets.

Allowable investment types include equity, investment grade fixed income, high yield fixed income, hedge funds and short term investments. The equity fund is comprised of common stocks and mutual funds of large, medium and small companies, which are predominantly U.S. based. The investment grade fixed income fund includes managed funds investing in fixed income securities issued or guaranteed by the U.S. government, or by its respective agencies, mortgage backed securities, including collateralized mortgage obligations, and corporate debt obligations. The high yield fixed income fund includes a fund which invests in non-investment grade corporate debt securities. The hedge funds invest in both equity, including common and preferred stock, and debt obligations, including convertible debentures, of private and public companies. The Company generally utilizes its short term investments, including interest-bearing cash, to pay benefits and to deploy in special situations.

The current target asset allocation percentage is 48% equity investments, 22% investment grade fixed income, 5% high yield fixed income, 20% hedge funds and 5% short-term investments, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

Vector’s defined benefit retirement plan allocations at December 31, 2005 and 2004, by asset category, were as follows:

	Plan Assets at
	December 31
	2005	2004
Asset category:
Equity securities	51%	50%
Investment grade fixed income securities	20%	20%
High yield fixed income securities	5%	3%
Hedge funds	21%	24%
Short-term investments	3%	3%

Total	100%	100%
As of December 31, 2005, three of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $97,982, $97,982 and $80,943, respectively. As of December 31, 2004, three of the Company’s four defined benefit plans experienced accumulated benefit obligations in excess of plan assets, for which the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $95,610, $95,610 and $79,106, respectively.

SFAS No. 87, “Employers’ Accounting for Pensions”, permits the delayed recognition of pension fund gains and losses in ratable periods over the average remaining service period of active employees expected to receive benefits under the plan. Gains and losses are only amortized to the extent that they exceed 10% of the greater of Projected Benefit Obligation and the fair value of assets. For the year ended December 31, 2005, Liggett used a 10 year period for its Hourly Plan and a six year period for its Salaried Plan to amortize pension fund gains and losses on a straight line basis. Such amounts are reflected in the pension expense calculation beginning the year after the gains or losses occur. The amortization of deferred losses negatively impacts pension expense in the future.

In January 2006, the Company amended and restated its Supplemental Retirement Plan (the “Amended SERP”), effective January 1, 2005. The amendments to the plan are intended, among other things, to cause the plan to meet the applicable requirements of Section 409A of the Internal Revenue Code. The Amended SERP is a plan pursuant to which the Company will pay supplemental retirement benefits to certain key employees, including executive officers of the Company. The Amended SERP is intended to be unfunded for tax purposes, and payments under the Amended SERP will be made out of the general assets of the Company except that, under the terms of the Chairman’s amended employment agreement, the Company has agreed during 2006, 2007 and 2008 to pay $125 per quarter into a separate trust for him that will be used to fund a portion of his benefits under the Amended SERP. Under the Amended SERP, the benefit payable to a participant at his normal retirement date is a lump sum amount which is the actuarial equivalent of a predetermined annual retirement benefit set by the Company’s board of directors. Normal retirement date is defined as the January 1 following the attainment by the participant of the later of age 60 or the completion of eight years of employment following January 1, 2002 with the Company or a subsidiary, except that, under the terms of the Chairman’s amended employment agreement, his normal retirement date was accelerated by one year to December 30, 2008. At December 31, 2005, the aggregate lump sum equivalents of the annual retirement benefits payable under the Amended SERP at normal retirement dates occurring during the following years is as follows: 2006 — $0; 2007 — $0; 2008 — $0; 2009 — $19,971; 2010 - $12,415; and 2011 and thereafter — $13,162. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant’s benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. A participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased equivalent of his projected retirement benefit.

For 2005 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 0% and 13.2% between 2006 and 2015 and 5.0% after 2015. For 2004 measurement purposes, annual increases in Medicare Part B trends were assumed to equal rates between 2.43% and 17.27% between 2005 and 2014 and 5.0% after 2014.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$16	$(13)
Effect on benefit obligation	$286	$(231)
To comply with ERISA’s minimum funding requirements, the Company does not currently anticipate that it will be required to make any funding to the pension plans for the pension plan year beginning on January 1, 2006 and ending on December 31, 2006. Any additional funding obligation that the Company may have for subsequent years is contingent on several factors and is not reasonably estimable at this time.
     Estimated future pension benefits payments are as follows:

2006	$13,700
2007	13,405
2008	13,062
2009	32,693
2010	24,628
2011 — 2015	65,336
Profit Sharing and Other Plans:

The Company maintains 401(k) plans for substantially all U.S. employees which allow eligible employees to invest a percentage of their pre-tax compensation. The Company contributed to the 401(k) plans and expensed $937, $1,343 and $1,437 for the years ended
December 31, 2005, 2004 and 2003, respectively.

11.	INCOME TAXES

The Company files a consolidated U.S. income tax return that includes its more than 80%-owned U.S. subsidiaries. For periods prior to December 9, 2005, the consolidated U.S. income tax return did not include the activities of New Valley, which filed a separate consolidated U.S. income tax return that included its more than 80%-owned U.S. subsidiaries. The amounts provided for income taxes are as follows:

	Year Ended December 31,
	2005	2004	2003
Current:
U.S. Federal	$13,941	$4,242	$—
State	6,369	3,028	3,888

	$20,310	$7,270	$3,888

Deferred:
U.S. Federal	$20,748	$(14,753)	$(4,143)
State	156	621	(411)

	20,904	(14,132)	(4,554)

Total expense (benefit)	$41,214	$(6,862)	$(666)

The tax effect of temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

	December 31, 2005		December 31, 2004
	Deferred Tax	Deferred Tax	Deferred Tax	Deferred Tax
	Assets	Liabilities	Assets	Liabilities
Excess of tax basis over book basis- non-consolidated entities	$3,766	$—	$14,634	$22,224
Deferral on Philip Morris brand transaction	—	108,087	—	103,100
Employee benefit accruals	17,529	3,996	16,584	2,787
Book/tax differences on fixed and intangible assets	—	18,512	—	18,641
Other	12,959	19,188	3,729	8,642
U.S. tax loss and contribution carryforwards — Vector	47,899	—	7,155	—
U.S. tax credit carryforwards — Vector	14,014	—	3,257	—
U.S. tax loss carryforwards-New Valley	—	—	65,073	—
U.S. tax credit carryforwards — New Valley	—	—	13,512	—
Valuation allowance	—	—	(83,130)	—

	$96,167	$149,783	$40,814	$155,394

The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The valuation allowance of $83,130 at December 31, 2004 consisted primarily of a reserve against New Valley’s net operating loss and tax credit carryforwards of $160,500 and $13,600, respectively. In 2004, New Valley recognized $9,000 of deferred tax assets based on its management’s belief that it was more likely than not that such deferred tax assets would be realized based upon a projection of taxable income for 2005.

As of December 31, 2005, the Company and its more than 80%-owned subsidiaries, which included New Valley, had U.S. net operating loss carryforwards of approximately $136,900 which expire at various dates from 2006 through 2023. Approximately $18,100 of the Company’s consolidated net operating loss carryforwards expire at December 31, 2006, approximately $24,800 expire at
December 31, 2007 and approximately $37,600 expire at December 31, 2011. The remaining $56,400 expire at various dates between December 31, 2017 and December 31, 2023. As of December 31, 2005, the Company and its more than 80%-owned subsidiaries, which included New Valley, also had approximately $14,014 of alternative minimum tax credit carryforwards, which may be carried forward indefinitely under current U.S. tax law.

Differences between the amounts provided for income taxes and amounts computed at the federal statutory tax rate are summarized as follows:

	Year Ended December 31,
	2005	2004	2003
Income (loss) from continuing operations before income taxes	$83,799	$(2,400)	$(16,798)

Federal income tax expense (benefit) at statutory rate	29,330	(840)	(5,879)
Increases (decreases) resulting from:
State income taxes, net of federal income tax benefits	4,241	2,371	2,265
Non-deductible expenses	5,616	4,320	3,565
Equity and other adjustments	1,067	(469)	1,314
Changes in valuation allowance, net of equity and tax audit adjustments	960	(12,244)	(1,931)

Expense (benefit) for income tax	$41,214	$(6,862)	$(666)

Income taxes associated with discontinued operations have been shown net of the utilization of the net operating loss carryforwards.

The consolidated balance sheets of the Company include deferred income tax assets and liabilities, which represent temporary differences in the application of accounting rules established by generally accepted accounting principles and income tax laws. As of December 31, 2005, the Company’s deferred income tax liabilities exceeded its deferred income tax assets by $53,616. The largest component of the Company’s deferred tax liabilities exists because of differences that resulted from a 1998 and 1999 transaction with Philip Morris Incorporated where a subsidiary of Liggett contributed three of its premium cigarette brands to Trademarks LLC, a newly-formed limited liability company. In such transaction, Philip Morris acquired an option to purchase the remaining interest in Trademarks for a 90-day period commencing in December 2008, and the Company has an option to require Philip Morris to purchase the remaining interest for a 90-day period commencing in March 2010. (See Note 17.)

In connection with the transaction, the Company recognized in 1999 a pre-tax gain of $294,078 in its consolidated financial statements and established a deferred tax liability of $103,100 relating to the gain. Upon exercise of the options during the 90-day periods commencing in December 2008 or in March 2010, the Company will be required to pay tax in the amount of the deferred tax liability, which will be offset by the benefit of any deferred tax assets, including any net operating losses, available to the Company at that time. In connection with an examination of the Company’s 1998 and 1999 federal income tax returns, the Internal Revenue Service issued to the Company in September 2003 a notice of proposed adjustment. The notice asserts that, for tax reporting purposes, the entire gain should have been recognized in 1998 and in 1999 in the additional amounts of $150,000 and $129,900, respectively, rather than upon the exercise of the options during the 90-day periods commencing in December 2008 or in March 2010. If the Internal Revenue Service were to ultimately prevail with the proposed adjustment, it would result in the potential acceleration of tax payments of approximately $127,000, including interest, net of tax benefits, through December 31, 2005. These amounts have been previously recognized in the Company’s consolidated financial statements as tax liabilities. As of December 31, 2005, the Company believes amounts potentially due have been fully provided for in its consolidated statements of operations.

The Company believes the positions reflected on its income tax returns are correct and intends to vigorously oppose any proposed adjustments to its returns. The Company has filed a protest with the Appeals Division of the Internal Revenue Service. No payment is due with respect to these matters during the appeal process. Interest currently is accruing on the disputed amounts at a rate of 9%, with the rate adjusted quarterly based on rates published by the U.S. Treasury Department. If taxing authorities were to ultimately prevail in their assertion that the Company incurred a tax obligation prior to the exercise dates of these options and it was required to make such tax payments prior to 2009 or 2010, and if any necessary financing were not available to the Company, its liquidity could be adversely affected.

12.	STOCK COMPENSATION

In April 2004, the Company amended its 1999 Long-Term Incentive Plan. The Amended and Restated 1999 Long-Term Incentive Plan (the “Amended 1999 Plan”) authorizes the granting of up to 9,371,250 shares of common stock through awards of stock options (which may include incentive stock options and/or nonqualified stock options), stock appreciation rights and shares of restricted Company common stock. The Amended 1999 Plan was approved by the Company’s stockholders in May 2004. All officers, employees and consultants of the Company and its subsidiaries are eligible to receive awards under the 1999 Plan.

In September 2005, the President of the Company was awarded a restricted stock grant of 500,000 shares of Vector’s common stock pursuant to the Amended 1999 Plan. Under the terms of the award, one-fourth of the shares vest on September 15, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through September 15, 2009. In the event the his employment with the Company is terminated for any reason other than his death, his disability or a change of control (as defined in this Restricted Share Agreement) of the Company, any remaining balance of the shares not previously vested will be forfeited by him. The Company recorded deferred compensation of $9,775 representing the fair market value of the restricted shares on the date of grant. The deferred compensation will be amortized over the vesting period as a charge to compensation expense.

In November 2005, the President of the Company was awarded an additional 78,570 shares under the Amended 1999 Plan on the same terms as the shares granted in September 2005. The Company recorded deferred compensation of $1,565 representing the fair market value of the restricted shares on the date of grant.

Also in November 2005, the President of Liggett and Liggett Vector Brands, who is also a director of the Company, was awarded a restricted stock grant of 50,000 shares of Vector’s common stock pursuant to the Amended 1999 Plan. Under the terms of the award, one-fourth of the shares vest on November 1, 2006 with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through November 1, 2009. The Company recorded deferred compensation of $1,018 representing the fair market value of the restricted shares on the date of grant.

In addition, in November 2005, the President of Liggett agreed to the cancellation of an option to purchase 303,876 shares of the Company’s common stock at $31.59 per share granted to him under the 1999 Plan in September 2001. In this regard, the executive and the Company entered into an agreement in which the Company agreed, in accordance with the Amended 1999 Plan, that in May 2006, after the passage of more than six months, and assuming his continued employment with the Company or an affiliate of the Company, it would grant him another stock option under the Amended 1999 Plan covering 250,000 shares of the Company’s common stock. The new option will have an exercise price equal to the value of the common stock on the grant date of the replacement option and a ten-year term. It will become exercisable with respect to one-fourth of the shares on December 1, 2006, with an additional one-fourth becoming exercisable on each of the three succeeding one-year anniversaries of such date through December 1, 2009.

On June 1, 2004, the Company granted 11,025 restricted shares of the Company’s common stock pursuant to the Amended 1999 Plan to each of its four outside directors. The shares will vest over a period of three years. The Company will recognize $644 of expense over the vesting period.

The terms of certain stock option grants awarded under the Amended 1999 Plan in January 2001 and November 1999 provide for common stock dividend equivalents (at the same rate as paid on the common stock) with respect to the shares underlying the unexercised portion of the options. In 2005, 2004 and 2003, the Company recorded charges to income of $6,661, $5,798 and $5,520, respectively, for the dividend equivalent rights on these options.

In October 1998, stockholders of the Company approved the adoption of the 1998 Long-Term Incentive Plan (the “1998 Plan”) which authorizes the granting of up to 7,035,502 shares of common stock through awards of stock options (which may include incentive stock options and/or nonqualified stock options), stock appreciation rights and shares of restricted Company common stock. All officers, employees and consultants of the Company and its subsidiaries are eligible to receive awards under the 1998 Plan. Non-qualified options for 55,000, 210,007 and 17,365 shares of common stock were issued under the 1998 Plan during 2005, 2004 and 2003, respectively. The exercise prices of the options granted were $20.45 in 2005, $14.69 in 2004 and $11.45 in 2003, the fair market value on the dates of grants.

In connection with the merger of New Valley with a subsidiary of the Company on December 13, 2005, employee and director stock options to purchase New Valley common shares were converted, in accordance with the terms of such options, into options to purchase a total of 110,879 shares of the Company’s common stock at prices ranging from $6.61 to $11.96 per share.

During 2005, 323,257 options, exercisable at prices ranging from $10.39 to $16.38 per share, were exercised for $3,625 in cash and the delivery to the Company of 8,505 shares of common stock with a fair market value of $167, or $19.69, per share on the date of exercise.

During 2004, 1,163,271 options, exercisable at prices ranging from $3.55 to $14.00 per share, were exercised for $3,165 in cash and the delivery to the Company of 366,054 shares of common stock with a fair market value of $5,346, or $14.60, per share on the date of exercise.

During 2003, employees of the Company exercised 232,882 options to purchase Vector’s common stock at prices ranging from $3.55 to $11.52 per share.

A summary of employee stock option transactions follows:

	Number of	Weighted Average
	Shares	Exercise Price
Outstanding on December 31, 2002	11,012,021	$11.14
Granted	17,365	$11.45
Exercised	(232,884)	$5.33
Cancelled	(169,253)	$15.96

Outstanding on December 31, 2003	10,627,249	$11.19
Granted	210,007	$11.20
Exercised	(1,162,038)	$7.31
Cancelled	(381,523)	$18.56

Outstanding on December 31, 2004	9,293,695	$11.41
Granted	55,000	$20.45
Issued in New Valley acquisition	110,879	$9.06
Exercised	(323,449)	$11.73
Cancelled	(568,951)	$25.46

Outstanding on December 31, 2005	8,567,174	$10.54

Options exercisable at:
December 31, 2003	9,129,337
December 31, 2004	8,897,497
December 31, 2005	8,426,597
Additional information relating to options outstanding at December 31, 2005 follows:

	Options Outstanding			Options Exercisable
		Weighted-Average
	Outstanding	Remaining		Exercisable
Range of	as of	Contractual Life	Weighted-Average	as of	Weighted-Average
Exercise Prices	12/31/2005	(Years)	Exercise Price	12/31/2005	Exercise Price
$6.93	3,528,549	2.6	$6.93	3,528,549	$6.93
$6.94 — 10.74	227,411	3.6	$9.97	209,179	$9.94
$10.75 — 14.32	3,342,823	3.9	$11.54	3,337,875	$11.54
$14.32 — 17.96	1,250,137	5.2	$15.17	1,221,557	$15.18
$17.91 — 21.48	55,000	9.9	$20.45	—	—
$21.48 — 25.07	4,856	6.1	$22.80	2,428	$22.80
$25.07 — 28.65	32,216	5.4	$25.89	30,782	$25.81
$28.64 — 32.73	52,566	5.6	$30.27	41,019	$30.23
$32.22 — 35.81	73,616	5.7	$32.84	55,208	$32.84

	8,567,174	3.6	$10.54	8,426,597	$10.38
The fair value of option grants to employees is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for options granted:

	2005	2004	2003
Risk-free interest rate	4.57%	4.54%	4.00%
Expected volatility	25.82%	18.43%	53.40%
Dividend yield	7.82%	9.88%	12.70%
Expected holding period	10 years	10 years	10 years
Weighted average fair value	$2.02	$0.45	$1.54
13.	CONTINGENCIES

Smoking-Related Litigation:

Overview. Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in numerous direct and third-party actions predicated on the theory that cigarette manufacturers should be liable for damages alleged to have been caused by cigarette smoking or by exposure to secondary smoke from cigarettes. New cases continue to be commenced against Liggett and the other cigarette manufacturers. The cases generally fall into the following categories: (i) smoking and health cases alleging injury brought on behalf of individual plaintiffs (“Individual Actions”); (ii) smoking and health cases alleging injury and purporting to be brought on behalf of a class of individual plaintiffs (“Class Actions”); (iii) health care cost recovery actions brought by various foreign and domestic governmental entities (“Governmental Actions”); and (iv) health care cost recovery actions brought by third-party payors including insurance companies, union health and welfare trust funds, asbestos manufacturers and others (“Third-Party Payor Actions”). As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase. The future financial impact of the risks and expenses of litigation and the effects of the tobacco litigation settlements discussed below are not quantifiable at this time. For the year ended December 31, 2005, Liggett incurred legal fees and other litigation costs totaling approximately $8,048 compared to $5,110 for 2004 and $6,122 for 2003.

Individual Actions. As of December 31, 2005, there were approximately 268 cases pending against Liggett, and in most cases the other tobacco companies, where one or more individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to secondary smoke and seek compensatory and, in some cases, punitive damages. Of these, 105 were pending in Florida, 44 in Mississippi, 27 in Maryland and 21 in Missouri. The balance of the individual cases were pending in 16 states and territories.

There are five individual cases pending where Liggett is the only tobacco company defendant. In April 2004, in the Beverly Davis v. Liggett Group Inc. case, a Florida state court jury awarded compensatory damages of $540 against Liggett. In addition, plaintiff’s counsel was awarded legal fees of $752. Liggett has appealed the verdict. In March 2005, in the Ferlanti v. Liggett Group Inc. case, a Florida state court granted Liggett’s motion for summary judgment. The plaintiff has appealed. In March 2006, in the Schwartz, et. al. v. Liggett Group Inc. case, a Florida state court jury returned a verdict in favor of Liggett. The plaintiff may appeal.

The plaintiffs’ allegations of liability in those cases in which individuals seek recovery for injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, breach of special duty, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, aiding and abetting, concert of action, unjust enrichment, common law public nuisance, property damage, invasion of privacy, mental anguish, emotional distress, disability, shock, indemnity and violations of deceptive trade practice laws, the Federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), state RICO statutes and antitrust statutes. In many of these cases, in addition to compensatory damages, plaintiffs also seek other forms of relief including treble/multiple damages, medical monitoring, disgorgement of profits and punitive damages. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statute of limitations, equitable defenses such as “unclean hands” and lack of benefit, failure to state a claim and federal preemption.

In February 2006, in an individual action in Missouri state court against the major tobacco companies, including Liggett, the jury returned a verdict in favor of the defense. The plaintiff may appeal.

Jury awards in various states have been entered against other cigarette manufacturers. The awards in these individual actions are for both compensatory and punitive damages and represent a material amount of damages. Liggett is not a party to these actions. The following is a brief description of various of these matters:
•	In February, 1999, in Henley v. Philip Morris, a California state court jury awarded $1,500 in compensatory damages and $50,000 in punitive damages. The trial court reduced the punitive damages award to $25,000. In September 2003, the California Court of Appeals reduced the punitive damages award to $9,000 based on the United States Supreme Court’s 2003 opinion in State Farm, limiting punitive damages. In September 2004, the California Supreme Court upheld the $9,000 punitive damages award. In March 2005, the United States Supreme Court denied review and the defendant has paid the amount of the judgment plus accrued interest.

•	In March 1999, an Oregon state court jury found in favor of the plaintiff in Williams-Branch v. Philip Morris. The jury awarded $800 in compensatory damages and $79,500 in punitive damages. The trial court reduced the punitive damages award to $32,000. In June 2002, the Oregon Court of Appeals reinstated the $79,500 punitive damages award. In October 2003, the United States Supreme Court set aside the Oregon appellate court’s ruling and directed the Oregon court to reconsider the case in light of the State Farm decision. In June 2004, the Oregon appellate court reinstated the original jury verdict. In February 2006, the Oregon Supreme Court reaffirmed the $79,500 punitive damages jury verdict. The defendant intends to seek review by the United States Supreme Court.

•	In 2001, as a result of a Florida Supreme Court decision upholding the award, in Carter v. Brown and Williamson Tobacco Corp., the defendant paid $1,100 in compensatory damages and interest to a former smoker and his spouse for injuries they allegedly incurred as a result of smoking.

•	In June 2001, a California state court jury found in favor of the plaintiff in Boeken v. Philip Morris and awarded $5,500 in compensatory damages and $3,000,000 in punitive damages. In August 2001, the trial court reduced the punitive damages award to $100,000. In September 2004, the California Court of Appeals affirmed the compensatory damages award, but reduced the punitive damages award to $50,000. In April 2005, the California Court of Appeals reaffirmed its decision. In August 2005, the California Supreme Court declined further review of the case. The defendant is seeking review by the United States Supreme Court.

•	In December 2001, in Kenyon v. R.J. Reynolds Tobacco Co., a Florida state court jury awarded the plaintiff $165 in compensatory damages, but no punitive damages. In May 2003, the Florida Court of Appeals affirmed per curiam (that is, without an opinion) the trial court’s final judgment in favor of the plaintiffs. The defendant paid the amount of the judgment plus accrued interest ($196) after exhausting all appeals.

•	In February 2002, in Burton v. R.J. Reynolds Tobacco Co., et al, a federal district court jury in Kansas awarded the plaintiff $198 in compensatory damages, and determined that the plaintiff was entitled to punitive damages. In June 2002, the trial court awarded the plaintiff $15,000 in punitive damages. In February 2005, the United States Court of Appeals for the Tenth Circuit overturned the punitive damages award, while upholding the compensatory damages award. The defendant paid the compensatory damages award in June 2005.

•	In March 2002, an Oregon state court jury found in favor of the plaintiff in Schwarz v. Philip Morris and awarded $169 in compensatory damages and $150,000 in punitive damages. In May 2002, the trial court reduced the punitive damages award to $100,000. The parties have appealed to the Oregon Court of Appeals.

•	In October 2002, a California state court jury found in favor of the plaintiff in Bullock v. Philip Morris and awarded $850 in compensatory damages and $28,000,000 in punitive damages. In December 2002, the trial court reduced the punitive damages award to $28,000. The parties have appealed to the California Court of Appeals.

•	In April 2003, in Eastman v. Brown & Williamson Tobacco Corp., et al, a Florida state court jury awarded $6,540 in compensatory damages. In May 2004, the Florida Court of Appeals affirmed the verdict in a per curiam opinion. The defendants’ motion for rehearing was denied, and the judgment was paid in October 2004.

•	In May 2003, in Boerner v. Brown & Williamson Tobacco Corp., a federal district court jury in Arkansas awarded $4,000 in compensatory damages and $15,000 in punitive damages. In January 2005, the United States Court of Appeals for the Eighth Circuit affirmed the compensatory damages award, but reduced the punitive damages award to $5,000. The judgment was paid in February 2005.

•	In November 2003, in Thompson v. Brown & Williamson Tobacco Corp., et al., a Missouri state court jury awarded $2,100 in compensatory damages. The defendants have appealed to the Missouri Court of Appeals.

•	In December 2003, in Frankson v. Brown & Williamson Tobacco Corp., et al., a New York state court jury awarded $350 in compensatory damages. In January 2004, the jury awarded $20,000 in punitive damages. The deceased smoker was found to be 50% at fault. In June 2004, the court increased the compensatory damages to $500 and decreased the punitive damages to $5,000. The defendants have appealed to the New York Supreme Court, Appellate Division.

•	In October 2004, in Arnitz v. Philip Morris, a Florida state court jury awarded $600 in damages but found that the plaintiff was 60% at fault, thereby reducing the verdict against Philip Morris to $240. Philip Morris has appealed to the Florida Second District Court of Appeals.

•	In February 2005, in Smith v. Brown & Williamson Tobacco Corp., a Missouri state court jury awarded $2,000 in compensatory damages and $20,000 in punitive damages. The defendants have appealed to the Missouri Court of Appeals.

•	In March 2005, in Rose v. Philip Morris, a New York state court jury awarded $3,400 in compensatory damages and $17,100 in punitive damages. The defendants have appealed to the New York Supreme Court, Appellate Division.
In 2003, the Mississippi Supreme Court ruled that the Mississippi Product Liability Act “precludes all tobacco cases that are based on product liability.” In a 2005 decision, the Mississippi Supreme Court ruled that certain claims against cigarette manufacturers may remain available to plaintiffs.

Class Actions. As of December 31, 2005, there were approximately 11 actions pending, for which either a class has been certified or plaintiffs are seeking class certification, where Liggett, among others, was a named defendant. Many of these actions purport to constitute statewide class actions and were filed after May 1996 when the Fifth Circuit Court of Appeals, in the Castano case, reversed a Federal district court’s certification of a purported nationwide class action on behalf of persons who were allegedly “addicted” to tobacco products.

The extent of the impact of the Castano decision on smoking-related class action litigation is still uncertain. The Castano decision has had a limited effect with respect to courts’ decisions regarding narrower smoking-related classes or class actions brought in state rather than federal court. For example, since the Fifth Circuit’s ruling, a court in Louisiana (Liggett is not a defendant in this proceeding) certified an “addiction-as-injury” class action, in the Scott v. American Tobacco Co., Inc. case, that covered only citizens in the state. In May 2004, the Scott jury returned a verdict in the amount of $591,000, plus prejudgment interest, on the class’ claim for a smoking cessation program. The case is on appeal. Two other class actions, Broin, et al., v. Philip Morris Companies Inc., et al., and Engle, et al., v. R.J. Reynolds Tobacco Company, et al., were certified in state court in Florida prior to the Fifth Circuit’s decision.

In May 1994, the Engle case was filed against Liggett and others in the Circuit Court, Eleventh Judicial Circuit, Miami-Dade County, Florida. The class consists of all Florida residents and citizens, and their survivors, who have suffered, presently suffer or have died from diseases and medical conditions caused by their addiction to cigarettes that contain nicotine. Phase I of the trial commenced in July 1998 and in July 1999, the jury returned the Phase I verdict. The Phase I verdict concerned certain issues determined by the trial court to be “common” to the causes of action of the plaintiff class. Among other things, the jury found that: smoking cigarettes causes 20 diseases or medical conditions, cigarettes are addictive or dependence producing, defective and unreasonably dangerous, defendants made materially false statements with the intention of misleading smokers, defendants concealed or omitted material information concerning the health effects and/or the addictive nature of smoking cigarettes and agreed to misrepresent and conceal the health effects and/or the addictive nature of smoking cigarettes, and defendants were negligent and engaged in extreme and outrageous conduct or acted with reckless disregard with the intent to inflict emotional distress. The jury also found that defendants’ conduct “rose to a level that would permit a potential award or entitlement to punitive damages.” The court decided that Phase II of the trial, which commenced November 1999, would be a causation and damages trial for three of the class representatives and a punitive damages trial on a class-wide basis, before the same jury that returned the verdict in Phase I. Phase III of the trial was to be conducted before separate juries to address absent class members’ claims, including issues of specific causation and other individual issues regarding entitlement to compensatory damages. In April 2000, the jury awarded compensatory damages of $12,704 to the three plaintiffs, to be reduced in proportion to the respective plaintiff’s fault. The jury also decided that the claim of one of the plaintiffs, who was awarded compensatory damages of $5,831, was not timely filed. In July 2000, the jury awarded approximately $145,000,000 in the punitive damages portion of Phase II against all defendants including $790,000 against Liggett. The court entered a final order of judgment against the defendants in November 2000. The court’s final judgment, which provided for interest at the rate of 10% per year on the jury’s awards, also denied various post-trial motions, including a motion for new trial and a motion seeking reduction of the punitive damages award. Liggett appealed the court’s order.

In May 2003, Florida’s Third District Court of Appeals decertified the Engle class and set aside the jury’s decision in the case against Liggett and the other cigarette makers, including the $145,000,000 punitive damages award. The intermediate appellate court ruled that there were multiple legal bases why the class action trial, including the punitive damages award, could not be sustained. The court found that the class failed to meet the legal requirements for class certification and that class members needed to pursue their claims on an individualized basis. The court also ruled that the trial plan violated Florida law and the appellate court’s 1996 certification decision, and was unconstitutional. The court further found that the proceedings were irretrievably tainted by class counsel’s misconduct and that the punitive damages award was bankrupting under Florida law.

In May 2004, the Florida Supreme Court agreed to review the case, and oral argument was held in November 2004. If the Third District Court of Appeal’s ruling is not upheld on appeal, it will have a material adverse effect on the Company.

In May 2000, legislation was enacted in Florida that limits the size of any bond required, pending appeal, to stay execution of a punitive damages verdict to the lesser of the punitive award plus twice the statutory rate of interest, $100,000 or 10% of the net worth of the defendant, but the limitation on the bond does not affect the amount of the underlying verdict. In November 2000, Liggett filed the $3,450 bond required by the Florida law in order to stay execution of the Engle judgment, pending appeal. Legislation limiting the amount of the bond required to file an appeal of an adverse judgment has been enacted in more than 30 states.

In May 2001, Liggett, Philip Morris and Lorillard Tobacco Company reached an agreement with the class in the Engle case, which provided assurance of Liggett’s ability to appeal the jury’s July 2000 verdict. As required by the agreement, Liggett paid $6,273 into an escrow account to be held for the benefit of the Engle class, and released, along with Liggett’s existing $3,450 statutory bond, to the court for the benefit of the class upon completion of the appeals process, regardless of the outcome of the appeal. As a result, the Company recorded a $9,723 pre-tax charge to the consolidated statement of operations for the first quarter of 2001. The agreement, which was approved by the court, assured that the stay of execution, in effect pursuant to the Florida bonding statute, would not be lifted or limited at any point until completion of all appeals, including an appeal to the United States Supreme Court. If Liggett’s balance sheet net worth fell below $33,781 (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000), the agreement provided that the stay granted in favor of Liggett in the agreement would terminate and the Engle class would be free to challenge the Florida bonding statute.

In June 2002, the jury in a Florida state court action entitled Lukacs v. Philip Morris, et al. awarded $37,500 in compensatory damages in a case involving Liggett and two other tobacco manufacturers. In March 2003, the court reduced the amount of the compensatory damages to $25,100. The jury found Liggett 50% responsible for the damages incurred by the plaintiff. The Lukacs case was the first individual case to be tried as part of Phase III of the Engle case; the claims of all other individuals who are members of the class were stayed pending resolution of the appeal of the Engle verdict. The Lukacs verdict, which was subject to the outcome of the Engle appeal, has been overturned as a result of the appellate court’s ruling. As discussed above, class counsel in Engle is pursuing various appellate remedies seeking reversal of the appellate court’s decision.

Class certification motions are pending in a number of putative class actions. Classes remain certified against Liggett in West Virginia (Blankenship), Kansas (Smith) and New Mexico (Romero). A number of class certification denials are on appeal.

In August 2000, in Blankenship v. Philip Morris, a West Virginia state court conditionally certified (only to the extent of medical monitoring) a class of present or former West Virginia smokers who desire to participate in a medical monitoring plan. In January 2001, the judge declared a mistrial. In July 2001, the court issued an order severing Liggett from the retrial of the case which began in September 2001. In November 2001, the jury returned a verdict in favor of the other defendants. In May 2004, the West Virginia Supreme Court affirmed the defense jury verdict, and it denied plaintiffs’ petition for rehearing. Plaintiffs did not seek further appellate review of this matter and the case has been concluded in favor of the other defendants.

In April 2001, the California state court in Brown, et al., v. The American Tobacco Co., Inc. et al. granted in part plaintiffs’ motion for class certification and certified a class comprised of adult residents of California who smoked at least one of defendants’ cigarettes “during the applicable time period” and who were exposed to defendants’ marketing and advertising activities in California. Certification was granted as to plaintiffs’ claims that defendants violated California’s unfair business practices statute. The court subsequently defined “the applicable class period” for plaintiffs’ claims, pursuant to a stipulation submitted by the parties, as June 10, 1993 through April 23, 2001. In March 2005, the court issued a ruling granting defendants’ motion to decertify the class based on a recent change in California law. In April 2005, the court denied plaintiffs’ motion for reconsideration of the order which decertified the case. The plaintiffs have appealed. Liggett is a defendant in the case.

In September 2002, in In Re Simon II Litigation, the federal district court for the Eastern District of New York granted plaintiffs’ motion for certification of a nationwide non-opt-out punitive damages class action against the major tobacco companies, including Liggett. The class is not seeking compensatory damages, but was created to determine whether smokers across the country may be entitled to punitive damages. In May 2005, the United States Court of Appeals for the Second Circuit vacated the trial court’s class certification order and remanded the case to the trial court for further proceedings. The Second Circuit Court of Appeals denied plaintiffs’ motion for reconsideration of the decertification ruling. In February 2006, the trial court entered an order dismissing the action effective March 8, 2006.

Class action suits have been filed in a number of states against individual cigarette manufacturers, alleging that the use of the terms “lights” and “ultra lights” constitutes unfair and deceptive trade practices. One such suit (Schwab v. Philip Morris, et al.), pending in federal court in New York against the cigarette manufacturers, seeks to create a nationwide class of “light” cigarette smokers and includes Liggett as a defendant. Plaintiffs’ motion for class certification and summary judgment motions by both sides were heard in September 2005. In November 2005, the court issued an opinion permitting plaintiffs to seek fluid recovery damages if class certification is granted. Fluid recovery would permit potential damages to be paid out in ways other than merely giving cash directly to plaintiffs, such as establishing a pool of money that could be used for public purposes. Although trial was scheduled to commence in January 2006, the judge has allowed an additional period for discovery before deciding the class certification issue.

In March 2003, in a class action brought against Philip Morris on behalf of smokers of light cigarettes, a state court judge in Illinois in the Price, et al., v. Philip Morris case awarded $7,100,500 in actual damages to the class members, $3,000,000 in punitive damages to the State of Illinois (which was not a plaintiff in this matter), and approximately $1,800,000 in attorney’s fees and costs. Entry of judgment was stayed. In December 2005, the Illinois Supreme Court overturned the lower state court’s ruling in Price, and sent the case back to the lower court with instructions to dismiss the case. The plaintiffs have moved for a rehearing.

Approximately 38 purported state and federal class action complaints were filed against the cigarette manufacturers, including Liggett, for alleged antitrust violations. The actions allege that the cigarette manufacturers have engaged in a nationwide and international conspiracy to fix the price of cigarettes in violation of state and federal antitrust laws. Plaintiffs allege that defendants’ price-fixing conspiracy raised the price of cigarettes above a competitive level. Plaintiffs in the 31 state actions purport to represent classes of indirect purchasers of cigarettes in 16 states; plaintiffs in the seven federal actions purport to represent a nationwide class of wholesalers who purchased cigarettes directly from the defendants. The federal class actions were consolidated and, in July 2000, plaintiffs filed a single consolidated complaint that did not name Liggett as a defendant, although Liggett complied with discovery requests. In July 2002, the court granted defendants’ motion for summary judgment in the consolidated federal cases, which decision was affirmed on appeal by the United States Court of Appeals for the Eleventh Circuit. All state court cases on behalf of indirect purchasers have been dismissed, except for two cases pending in Kansas and New Mexico. The Kansas state court, in the case of Smith v. Philip Morris, et al., granted class certification in November 2001. In April 2003, plaintiffs’ motion for class certification was granted in Romero v. Philip Morris, the case pending in New Mexico state court. In February 2005, the New Mexico Supreme Court affirmed the trial court’s certification order. Liggett is a defendant in both the Kansas and New Mexico cases.

Although not technically a class action, a West Virginia state court has consolidated for trial on some common related issues approximately 1,000 individual smoker actions against cigarette manufacturers, that were pending prior to 2001. Liggett is a defendant in most of the cases pending in West Virginia. In January 2002, the court severed Liggett from the trial of the consolidated action.

Governmental Actions. As of December 31, 2005, there were approximately five Governmental Actions pending against Liggett. In these proceedings, both foreign and domestic governmental entities seek reimbursement for Medicaid and other health care expenditures. The claims asserted in these health care cost recovery actions vary. In most of these cases, plaintiffs assert the equitable claim that the tobacco industry was “unjustly enriched” by plaintiffs’ payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, breach of special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under RICO. A health care recovery case is pending in Missouri state court brought by the City of St. Louis, Missouri, and approximately 50 area hospitals against the major cigarette manufacturers. As a result of a June 2005 ruling, the court has limited plaintiffs’ claims by barring those that occurred more than five years before the case was filed. The action is currently stayed pending a petition for writ of mandamus and prohibition.

Third-Party Payor Actions. As of December 31, 2005, there were approximately three Third-Party Payor Actions pending against Liggett. The claims in Third-Party Payor Actions are similar to those in the Governmental Actions but have been commenced by insurance companies, union health and welfare trust funds, asbestos manufacturers and others. Nine United States Circuit Courts of Appeal have ruled that Third-Party Payors did not have standing to bring lawsuits against cigarette manufacturers. The United States Supreme Court has denied petitions for certiorari in the cases decided by five of the courts of appeal.

In June 2001, a jury in a third party payor action brought by Empire Blue Cross and Blue Shield in the Eastern District of New York rendered a verdict awarding the plaintiff $17,800 in damages against the major cigarette manufacturers. As against Liggett, the jury awarded the plaintiff damages of $89. In February 2002, the court awarded plaintiff’s counsel $37,800 in attorneys’ fees, without allocating the fee award among the several defendants. Liggett has appealed both the jury verdict and the attorneys’ fee award. In September 2003, the United States Court of Appeals for the Second Circuit reversed the portion of the judgment relating to subrogation, certified questions relating to plaintiff’s direct claims of deceptive business practices to the New York Court of Appeals and deferred its ruling on the appeal of the attorneys’ fees award pending the ruling on the certified questions. In October 2004, the New York Court of Appeals ruled in defendants’ favor on the certified questions and found that plaintiff’s direct claims are barred on grounds of remoteness. In December 2004, the Second Circuit issued a revised decision, vacating the award of compensatory damages and attorneys’ fees, and reversing the judgment. In February 2005, the parties stipulated to a dismissal with prejudice.

In other Third-Party Payor Actions claimants have set forth several additional theories of relief sought: funding of corrective public education campaigns relating to issues of smoking and health; funding for clinical smoking cessation programs; disgorgement of profits from sales of cigarettes; restitution; treble damages; and attorneys’ fees. Nevertheless, no specific amounts are provided. It is understood that requested damages against the tobacco company defendants in these cases might be in the billions of dollars.

In June 2005, the Jerusalem District Court in Israel added Liggett as a defendant in a Third-Party Payor Action brought by the largest private insurer in that country, Clalit Health Services, against the major United States tobacco manufacturers. The court ruled that, although Liggett had not sold product in Israel since 1978, it may still have liability for damages resulting from smoking of its product if it did sell cigarettes there before 1978. Motions filed by the defendants are pending before the Israel Supreme Court, seeking appeal from a lower court’s decision granting leave to plaintiffs for foreign service of process.

In August 2005, the United Seniors Association, Inc. filed a lawsuit in federal court in Massachusetts pursuant to the private cause of action provisions of the Medicare Secondary Payer Act seeking to recover for the Medicare program all expenditures since August 1999 on smoking-related diseases.

Federal Government Action. In September 1999, the United States government commenced litigation against Liggett and the other major tobacco companies in the United States District Court for the District of Columbia. The action seeks to recover an unspecified amount of health care costs paid for and furnished, and to be paid for and furnished, by the Federal Government for lung cancer, heart disease, emphysema and other smoking-related illnesses allegedly caused by the fraudulent and tortious conduct of defendants, to restrain defendants and co-conspirators from engaging in fraud and other unlawful conduct in the future, and to compel defendants to disgorge the proceeds of their unlawful conduct. The complaint alleges that such costs total more than $20,000,000 annually. The action asserted claims under three federal statutes, the Medical Care Recovery Act (“MCRA”), the Medicare Secondary Payer provisions of the Social Security Act (“MSP”) and RICO. In September 2000, the court dismissed the government’s claims based on MCRA and MSP, reaffirming its decision in July 2001. In the September 2000 decision, the court also determined not to dismiss the government’s RICO claims, under which the government continues to seek court relief to restrain the defendant tobacco companies from allegedly engaging in fraud and other unlawful conduct and to compel disgorgement. In a January 2003 filing with the court, the government alleged that disgorgement by defendants of approximately $289,000,000 is an appropriate remedy in the case. In February 2005, the United States Court of Appeals for the District of Columbia upheld the defendants’ motion for summary judgment to dismiss the government’s disgorgement claim, ruling that disgorgement is not an available remedy in a civil RICO action. In April 2005, the appellate court denied the government’s request that the disgorgement ruling be reconsidered by the full court. In October 2005, the United States Supreme Court declined to review this decision, although the government could again seek review of this issue following a verdict.

Trial of the case concluded on June 15, 2005. On June 27, 2005, the government sought to restructure its potential remedies and filed a proposed Final Judgment and Order. The relief can be grouped into four categories: (1) $14,000,000 for a cessation and counter marketing program; (2) so-called “corrective statements;” (3) disclosures; and (4) enjoined activities. Post-trial briefing was completed in October 2005.

Settlements. In March 1996, Liggett entered into an agreement, subject to court approval, to settle the Castano class action tobacco litigation. The Castano class was subsequently decertified by the court.

In March 1996, March 1997 and March 1998, Liggett entered into settlements of smoking-related litigation with the Attorneys General of 45 states and territories. The settlements released Liggett from all smoking-related claims within those states and territories, including claims for health care cost reimbursement and claims concerning sales of cigarettes to minors.

In November 1998, Philip Morris, Brown & Williamson, R.J. Reynolds and Lorillard (collectively, the “Original Participating Manufacturers” or “OPMs”) and Liggett (together with the OPMs and any other tobacco product manufacturer that becomes a signatory, the “Participating Manufacturers”) entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Mariana Islands (collectively, the “Settling States”) to settle the asserted and unasserted health care cost recovery and certain other claims of those Settling States. The MSA received final judicial approval in each settling jurisdiction.

The MSA restricts tobacco product advertising and marketing within the Settling States and otherwise restricts the activities of Participating Manufacturers. Among other things, the MSA prohibits the targeting of youth in the advertising, promotion or marketing of tobacco products; bans the use of cartoon characters in all tobacco advertising and promotion; limits each Participating Manufacturer to one tobacco brand name sponsorship during any 12-month period; bans all outdoor advertising, with the exception of signs, 14 square feet or less, at retail establishments that sell tobacco products; prohibits payments for tobacco product placement in various media; bans gift offers based on the purchase of tobacco products without sufficient proof that the intended recipient is an adult; prohibits Participating Manufacturers from licensing third parties to advertise tobacco brand names in any manner prohibited under the MSA; and prohibits Participating Manufacturers from using as a tobacco product brand name any nationally recognized non-tobacco brand or trade name or the names of sports teams, entertainment groups or individual celebrities.

The MSA also requires Participating Manufacturers to affirm corporate principles to comply with the MSA and to reduce underage usage of tobacco products and imposes requirements applicable to lobbying activities conducted on behalf of Participating Manufacturers.

Liggett has no payment obligations under the MSA except to the extent its market share exceeds a base share of 125% of its 1997 market share, or approximately 1.65% of total cigarettes sold in the United States. As a result of the Medallion acquisition in April 2002, Vector Tobacco has no payment obligations under the MSA, except to the extent its market share exceeds a base amount of approximately 0.28% of total cigarettes sold in the United States. During 1999 and 2000, Liggett’s market share did not exceed the base amount. According to data from Management Science Associates, Inc., domestic shipments by Liggett and Vector Tobacco accounted for approximately 2.2% of the total cigarettes shipped in the United States during 2001, 2.4% during 2002, 2.5% during 2003, 2.3% during 2004 and 2.2% during 2005. On April 15 of any year following a year in which Liggett’s and/or Vector Tobacco’s market shares exceed their respective base shares, Liggett and/or Vector Tobacco will pay on each excess unit an amount equal (on a per-unit basis) to that due during the same following year by the OPMs under the payment provisions of the MSA, subject to applicable adjustments, offsets and reductions. In March and April 2002, Liggett and Vector Tobacco paid a total of $31,130 for their 2001 MSA obligations. In March and April 2003, Liggett and Vector Tobacco paid a total of $37,541 for their 2002 MSA obligations. At that time, funds were held back based on Liggett’s and Vector Tobacco’s belief that their MSA payments for 2002 should be reduced as a result of market share loss to non-participating manufacturers. In June 2003, Liggett and Vector Tobacco entered into a settlement agreement with the Settling States whereby Liggett and Vector Tobacco agreed to pay

$2,478 in April 2004 to resolve these claims. In April 2004, Liggett and Vector Tobacco paid a total of $50,322 for their 2003 MSA obligations. In April 2005, Liggett and Vector Tobacco paid a total of $20,982 for their 2004 MSA obligations. Liggett and Vector Tobacco have expensed $14,924 for their estimated MSA obligations for 2005 as part of cost of goods sold.

Under the payment provisions of the MSA, the Participating Manufacturers are required to pay the following base annual amounts (subject to applicable adjustments, offsets and reductions):

Year	Amount
2006 — 2007	$8,000,000
2008 and each year thereafter	$9,000,000
These annual payments will be allocated based on relative unit volume of domestic cigarette shipments. The payment obligations under the MSA are the several, and not joint, obligations of each Participating Manufacturer and are not the responsibility of any parent or affiliate of a Participating Manufacturer.

On March 30, 2005, the Independent Auditor under the MSA calculated $28,668 in MSA payments for Liggett’s 2004 sales. On April 15, 2005, Liggett paid $11,678 of this amount and, in accordance with its rights under the MSA, disputed the balance of $16,990. Of the disputed amount, Liggett paid $9,304 into the disputed payments account under the MSA and withheld from payment $7,686. The $9,304 paid into the disputed payment accounts represents the amount claimed by Liggett as an adjustment to its 2003 payment obligation under the MSA for market share loss to non-participating manufacturers. At December 31, 2005, included in “Other current assets” on the Company’s balance sheet was a receivable of $6,513 relating to such amount. The $7,686 withheld from payment represents $5,318 claimed as an adjustment to Liggett’s 2004 MSA obligation for market share loss to non-participating manufacturers and $2,368 relating to the retroactive change, discussed below, to the method for computing payment obligations under the MSA which Liggett contends, among other things, is not in accordance with the MSA. On May 31, 2005, New York State filed a motion on behalf of the Settling States in New York state court seeking to compel Liggett and the other Subsequent Participating Manufacturers that paid into the disputed payments account to release to the Settling States the amounts paid into such account. The Settling States contend that Liggett had no right under the MSA and related agreements to pay into the disputed payments account any amount claimed as an adjustment for market share loss to non-participating manufacturers for 2003, although they acknowledge that Liggett has the right to dispute such amounts. By stipulation among the parties dated July 25, 2005, New York’s motion was dismissed and Liggett authorized the release to the Settling States of the $9,304 it had paid into the account, although Liggett continues to dispute that it owes this amount. Liggett intends to withhold from its payment due under the MSA on April 15, 2006 approximately $1,600 which Liggett claims as the non-participating manufacturers adjustment to its 2005 payment obligation. As of December 31, 2005, Liggett and Vector Tobacco have disputed the following assessments under the MSA related to failure to receive credit for market share loss to non-participating manufacturers: $6,513 for 2003, $3,723 for 2004 and approximately $800 for 2005. These disputed amounts have not been accrued in the accompanying consolidated financial statements.

In October 2004, Liggett was notified that all Participating Manufacturers’ payment obligations under the MSA, dating from the agreement’s execution in late 1998, have been recalculated utilizing “net” unit amounts, rather than “gross” unit amounts (which have been utilized since 1999). The change in the method of calculation could, among other things, require additional payments by Liggett under the MSA of approximately $9,400, including interest expense of $872, for the periods 2001 through 2004, and require Liggett to pay an additional amount of approximately $2,800 in 2005 and in future periods by lowering Liggett’s market share exemption under the MSA.

Liggett has objected to this retroactive change, and has disputed the change in methodology. Liggett contends that the retroactive change from utilizing “gross” unit amounts to “net” unit amounts is impermissible for several reasons, including:

•	utilization of “net” unit amounts is not required by the MSA (as reflected by, among other things, the utilization of “gross” unit amounts for the past six years),

•	such a change is not authorized without the consent of affected parties to the MSA,

•	the MSA provides for four-year time limitation periods for revisiting calculations and determinations, which precludes recalculating Liggett’s 1997 Market Share (and thus, Liggett’s market share exemption), and

•	Liggett and others have relied upon the calculations based on “gross” unit amounts for the past six years.
No amounts have been accrued in the accompanying consolidated financial statements for any potential liability relating to the “gross” versus “net” dispute.

The MSA replaces Liggett’s prior settlements with all states and territories except for Florida, Mississippi, Texas and Minnesota. Each of these four states, prior to the effective date of the MSA, negotiated and executed settlement agreements with each of the other major tobacco companies, separate from those settlements reached previously with Liggett. Liggett’s agreements with these states remain in full force and effect, and Liggett made various payments to these states during 1996, 1997 and 1998 under the agreements. These states’ settlement agreements with Liggett contained “most favored nation” provisions, which could reduce Liggett’s payment obligations based on subsequent settlements or resolutions by those states with certain other tobacco companies. Beginning in 1999, Liggett determined that, based on each of these four states’ settlements or resolutions with United States Tobacco Company, Liggett’s payment obligations to those states had been eliminated. With respect to all non-economic obligations under the previous settlements, Liggett is entitled to the most favorable provisions as between the MSA and each state’s respective settlement with the other major tobacco companies. Therefore, Liggett’s non-economic obligations to all states and territories are now defined by the MSA.

In 2003, in order to resolve any potential issues with the State of Minnesota as to Liggett’s settlement obligations, Liggett negotiated a $100 a year payment to Minnesota, to be paid any year cigarettes manufactured by Liggett are sold in that state. In 2004, the Attorneys General for each of Florida, Mississippi and Texas advised Liggett that they believed that Liggett has failed to make all required payments under the respective settlement agreements with these states for the period 1998 through 2003 and that additional payments may be due for 2004 and subsequent years. Liggett believes these allegations are without merit, based, among other things, on the language of the most favored nation provisions of the settlement agreements. In December 2004, the State of Florida offered to settle all amounts allegedly owed by Liggett for the period through 2003 for the sum of $13,500. In March 2005, the State of Florida reaffirmed its December 2004 offer to settle and provided Liggett with a 60 day notice to cure the alleged defaults. In November 2005, Florida made a revised offer that Liggett pay Florida $4,250 to resolve all matters through December 31, 2005, and pay Florida $0.17 per pack on all Liggett cigarettes sold in Florida beginning January 1, 2006. After further discussions, Florida’s most recent offer is that Liggett pay a total of $3,500 in four annual payments, $1,000 for the first three years and $500 in the fourth year, and defer further discussion of any alleged future obligations until the end of Florida’s 2006 legislative session. Liggett has not yet responded to this most recent offer from Florida and there can be no assurance that a settlement will be reached. In November 2004, the State of Mississippi offered to settle all amounts allegedly owed by Liggett for the period through 2003 for the sum of $6,500. In April 2005, the State of Mississippi reaffirmed its November 2004 offer to settle and provided Liggett with a 60 day notice to cure the alleged defaults. No specific monetary demand has been made by the State of Texas. Liggett has met with representatives of Mississippi and Texas to discuss the issues relating to the alleged defaults, although no resolution has been reached.

Except for $2,000 accrued for the year ended December 31, 2005 in connection with the foregoing matters, no other amounts have been accrued in the accompanying consolidated financial statements for any additional amounts that may be payable by Liggett under the settlement agreements with Florida, Mississippi and Texas. There can be no assurance that Liggett will prevail in any of these matters and that Liggett will not be required to make additional material payments, which payments could adversely affect the Company’s consolidated financial position, results of operations or cash flows.

In August 2004, the Company announced that Liggett and Vector Tobacco had notified the Attorneys General of 46 states that they intend to initiate proceedings against one or more of the Settling States for violating the terms of the MSA. The Company’s subsidiaries allege that the Settling States violated their rights and the MSA by extending unauthorized favorable financial terms to Miami-based Vibo Corporation d/b/a General Tobacco when, on August 19, 2004, the Settling States entered into an agreement with General Tobacco allowing it to become a Subsequent Participating Manufacturer under the MSA. General Tobacco imports discount cigarettes manufactured in Colombia, South America.

In the notice sent to the Attorneys General, the Company’s subsidiaries indicated that they will seek to enforce the terms of the MSA, void the General Tobacco agreement and enjoin the Settling States and National Association of Attorneys General from listing General Tobacco as a Participating Manufacturer on their websites. Several Subsequent Participating Manufacturers, including Liggett and Vector Tobacco, filed a motion in state court in Kentucky seeking to enforce the terms of the MSA with respect to General Tobacco. On January 26, 2006, the court entered an order denying the motion and finding that the terms of the General Tobacco settlement agreement were reasonable and not in violation of the MSA. The judge also found that the Subsequent Participating Manufacturers, under these circumstances, were not entitled to most favored nation treatment. These Subsequent Participating Manufacturers have given notice of appeal in this case.

There is a suit pending against New York state officials, in which importers of cigarettes allege that the MSA and certain New York statutes enacted in connection with the MSA violate federal antitrust law. In September 2004, the court denied plaintiffs’ motion to preliminarily enjoin the MSA and certain related New York statutes, but the court issued a preliminary injunction against the “allocable share” provision of the New York escrow statute. In addition, similar lawsuits are pending in Kentucky, Arkansas, Kansas, Louisiana, Nebraska, Tennessee and Oklahoma. Liggett is not a defendant in these cases.

Trials. Trial in the United States government action concluded on June 15, 2005 in federal court in the District of Columbia. Post-trial submissions have been completed, and the parties are awaiting a final decision from the trial court. Cases currently scheduled for trial during the next six months include two individual actions in Missouri state court where Liggett is a defendant along with various of the other major tobacco companies. Trial dates, however, are subject to change.

Management is not able to predict the outcome of the litigation pending against Liggett. Litigation is subject to many uncertainties. In May 2003, a Florida intermediate appellate court overturned a $790,000 punitive damages award against Liggett and decertified the Engle smoking and health class action. In May 2004, the Florida Supreme Court agreed to review the case, and oral argument was held in November 2004. If the intermediate appellate court’s ruling is not upheld on appeal, it will have a material adverse effect on the Company. In November 2000, Liggett filed the $3,450 bond required under the bonding statute enacted in 2000 by the Florida legislature which limits the size of any bond required, pending appeal, to stay execution of a punitive damages verdict. In May 2001, Liggett reached an agreement with the class in the Engle case, which provided assurance to Liggett that the stay of execution, in effect pursuant to the Florida bonding statute, would not be lifted or limited at any point until completion of all appeals, including to the United States Supreme Court. As required by the agreement, Liggett paid $6,273 into an escrow account to be held for the benefit of the Engle class, and released, along with Liggett’s existing $3,450 statutory bond, to the court for the benefit of the class upon completion of the appeals process, regardless of the outcome of the appeal. As a result, the Company recorded a $9,723 pre-tax charge to the consolidated statement of operations for the first quarter of 2001. In June 2002, the jury in an individual case brought under the third phase of the Engle case awarded $37,500 (subsequently reduced by the court to $25,100) of compensatory damages against Liggett and two other defendants and found Liggett 50% responsible for the damages. The verdict, which was subject to the outcome of the Engle appeal, has been overturned as a result of the appellate court’s ruling. In April 2004, a jury in a Florida state court action awarded compensatory damages of approximately $540 against Liggett in an individual action. In addition, plaintiff’s counsel was awarded legal fees of $752. Liggett intends to appeal the verdict. It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the Engle case. Liggett may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so. Management cannot predict the cash requirements related to any future settlements and judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. Management is unable to make a meaningful estimate with respect to the amount or range of loss that could result from an unfavorable outcome of the cases pending against Liggett or the costs of defending such cases. The complaints filed in these cases rarely detail alleged damages. Typically, the claims set forth in an individual’s complaint against the tobacco industry pray for money damages in an amount to be determined by a jury, plus punitive damages and costs. These damage claims are typically stated as being for the minimum necessary to invoke the jurisdiction of the court.

It is possible that the Company’s consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any such smoking-related litigation.

Liggett’s and Vector Tobacco’s management are unaware of any material environmental conditions affecting their existing facilities. Liggett’s and Vector Tobacco’s management believe that current operations are conducted in material compliance with all environmental laws and regulations and other laws and regulations governing cigarette manufacturers. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect on the capital expenditures, results of operations or competitive position of Liggett or Vector Tobacco.

Liggett has been served in two reparations actions brought by descendants of slaves. Plaintiffs in these actions claim that defendants, including Liggett, profited from the use of slave labor. Seven additional cases have been filed in California, Illinois and New York. Liggett is a named defendant in only one of these additional cases, but has not been served. The nine cases were consolidated before the United States District Court for the Northern District of Illinois. In June 2005, the court granted defendants’ motion to dismiss the consolidated action. The plaintiffs have appealed.

There are several other proceedings, lawsuits and claims pending against the Company and certain of its consolidated subsidiaries unrelated to smoking or tobacco product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect the Company’s financial position, results of operations or cash flows.

Legislation and Regulation:

Many cities and states have recently enacted legislation banning smoking in public places including offices, restaurants, public buildings and bars. Efforts to limit smoking in public places could have a material adverse effect on the Company.

In January 1993, the Environmental Protection Agency (“EPA”) released a report on the respiratory effect of secondary smoke which concludes that secondary smoke is a known human lung carcinogen in adults and in children, causes increased respiratory tract disease and middle ear disorders and increases the severity and frequency of asthma. In June 1993, the two largest of the major domestic cigarette manufacturers, together with other segments of the tobacco and distribution industries, commenced a lawsuit against the EPA seeking a determination that the EPA did not have the statutory authority to regulate secondary smoke, and that given the scientific evidence and the EPA’s failure to follow its own guidelines in making the determination, the EPA’s classification of secondary smoke was arbitrary and capricious. In July 1998, a federal district court vacated those sections of the report relating to lung cancer, finding that the EPA may have reached different conclusions had it complied with relevant statutory requirements. The federal government appealed the court’s ruling. In December 2002, the United States Court of Appeals for the Fourth Circuit rejected the industry challenge to the EPA report ruling that it was not subject to court review. Issuance of the report may encourage efforts to limit smoking in public areas.

In February 1996, the United States Trade Representative issued an “advance notice of proposed rule making” concerning how tobacco imported under a previously established tobacco tariff rate quota (“TRQ”) should be allocated. Currently, tobacco imported under the TRQ is allocated on a “first-come, first-served” basis, meaning that entry is allowed on an open basis to those first requesting entry in the quota year. Others in the cigarette industry have suggested an “end-user licensing” system under which the right to import tobacco under the quota would be initially assigned based on domestic market share. Such an approach, if adopted, could have a material adverse effect on the Company.

In August 1996, the Food and Drug Administration (the “FDA”) filed in the Federal Register a Final Rule classifying tobacco as a “drug” or “medical device”, asserting jurisdiction over the manufacture and marketing of tobacco products and imposing restrictions on the sale, advertising and promotion of tobacco products. Litigation was commenced challenging the legal authority of the FDA to assert such jurisdiction, as well as challenging the constitutionality of the rules. In March 2000, the United States Supreme Court ruled that the FDA does not have the power to regulate tobacco. Liggett supported the FDA Rule and began to phase in compliance with certain of the proposed FDA regulations. Since the Supreme Court decision, various proposals and recommendations have been made for additional federal and state legislation to regulate cigarette manufacturers. Congressional advocates of FDA regulations have introduced legislation that would give the FDA authority to regulate the manufacture, sale, distribution and labeling of tobacco products to protect public health, thereby allowing the FDA to reinstate its prior regulations or adopt new or additional regulations. In October 2004, the Senate passed a bill, which did not become law, providing for FDA regulation of tobacco products. A substantially similar bill was reintroduced in Congress in March 2005. The ultimate outcome of these proposals cannot be predicted, but FDA regulation of tobacco products could have a material adverse effect on the Company.

In October 2004, federal legislation was enacted which abolished the federal tobacco quota and price support program. Pursuant to the legislation, manufacturers of tobacco products will be assessed $10,140,000 over a ten year period to compensate tobacco growers and quota holders for the elimination of their quota rights. Cigarette manufacturers will initially be responsible for 96.3% of the assessment (subject to adjustment in the future), which will be allocated based on relative unit volume of domestic cigarette shipments. Management currently estimates that Liggett’s assessment will be approximately $25,000 for the first year of the program which began January 1, 2005, including a special federal quota stock liquidation assessment of $5,219. The relative cost of the legislation to the three largest cigarette manufacturers will likely be less than the cost to smaller manufacturers, including Liggett and Vector Tobacco, because one effect of the legislation is that the three largest manufacturers will no longer be obligated to make certain contractual payments, commonly known as Phase II payments, they agreed in 1999 to make to tobacco-producing states. The ultimate impact of this legislation cannot be determined, but there is a risk that smaller manufacturers, such as Liggett and Vector Tobacco, will be disproportionately affected by the legislation, which could have a material adverse effect on the Company.

In August 1996, Massachusetts enacted legislation requiring tobacco companies to publish information regarding the ingredients in cigarettes and other tobacco products sold in that state. In December 2002, the United States Court of Appeals for the First Circuit ruled that the ingredients disclosure provisions violated the constitutional prohibition against unlawful seizure of property by forcing firms to reveal trade secrets. The decision was not appealed by the state. Liggett began voluntarily complying with this legislation in December 1997 by providing ingredient information to the Massachusetts Department of Public Health and, notwithstanding the appellate court’s ruling, has continued to provide ingredient disclosure. Liggett also provides ingredient information annually, as required by law, to the states of Texas and Minnesota. Several other states are considering ingredient disclosure legislation and the Senate bill providing for FDA regulation also calls for, among other things, ingredient disclosure.

Cigarettes are subject to substantial and increasing federal, state and local excise taxes. The federal excise tax on cigarettes is currently $0.39 per pack. State and local sales and excise taxes vary considerably and, when combined with sales taxes, local taxes and the current federal excise tax, may currently exceed $4.00 per pack. In 2005, nine states enacted increases in excise taxes. Further increases from other states are expected. Congress has considered significant increases in the federal excise tax or other payments from tobacco manufacturers, and various states and other jurisdictions have currently under consideration or pending legislation proposing further state excise tax increases. Management believes increases in excise and similar taxes have had an adverse effect on sales of cigarettes.

Various state governments have adopted or are considering adopting legislation establishing ignition propensity standards for cigarettes. Compliance with this legislation could be burdensome and costly. In June 2000, the New York State legislature passed legislation charging the state’s Office of Fire Prevention and Control, referred to as the “OFPC,” with developing standards for or “self-extinguishing” or reduced ignition propensity cigarettes. All cigarettes manufactured for sale in New York state must be manufactured to specific reduced ignition propensity standards set forth in the regulations. Liggett and Vector Tobacco are in compliance with the New York reduced ignition propensity regulatory requirements. Since the passage of the New York law, the states of Vermont and California have passed similar laws utilizing the same technical standards, to become effective on May 1, 2006 and June 1, 2007, respectively. Similar legislation is being considered by other state governments and at the federal level. Compliance with such legislation could harm the business of Liggett and Vector Tobacco, particularly if there are varying standards from state to state.

Federal or state regulators may object to Vector Tobacco’s low nicotine and nicotine-free cigarette products and reduced risk cigarette products it may develop as unlawful or allege they bear deceptive or unsubstantiated product claims, and seek the removal of the products from the marketplace, or significant changes to advertising. Various concerns regarding Vector Tobacco’s advertising practices have been expressed to Vector Tobacco by certain state attorneys general. Vector Tobacco has engaged in discussions in an effort to resolve these concerns and Vector Tobacco has, in the interim, suspended all print advertising for its Quest brand. If Vector Tobacco is unable to advertise its Quest brand, it could have a material adverse effect on sales of Quest. Allegations by federal or state regulators, public health organizations and other tobacco manufacturers that Vector Tobacco’s products are unlawful, or that its public statements or advertising contain misleading or unsubstantiated health claims or product comparisons, may result in litigation or governmental proceedings. Vector Tobacco’s business may become subject to extensive domestic and international governmental regulation. Various proposals have been made for federal, state and international legislation to regulate cigarette manufacturers generally, and reduced constituent cigarettes specifically. It is possible that laws and regulations may be adopted covering issues like the manufacture, sale, distribution, advertising and labeling of tobacco products as well as any express or implied health claims associated with reduced risk, low nicotine and nicotine-free cigarette products and the use of genetically modified tobacco. A system of regulation by agencies such as the FDA, the Federal Trade Commission or the United States Department of Agriculture may be established. In addition, a group of public health organizations submitted a petition to the FDA, alleging that the marketing of the OMNI product is subject to regulation by the FDA under existing law. Vector Tobacco has filed a response in opposition to the petition. The FTC has expressed interest in the regulation of tobacco products made by tobacco manufacturers, including Vector Tobacco, which bear reduced carcinogen claims. The ultimate outcome of any of the foregoing cannot be predicted, but any of the foregoing could have a material adverse effect on the Company.

In addition to the foregoing, there have been a number of other restrictive regulatory actions, adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation or legislation.

Other Matters:

In March 1997, a stockholder derivative suit was filed in Delaware Chancery Court against New Valley, as a nominal defendant, its directors and Brooke Group Holding, Inc., the Company’s predecessor, by a stockholder of New Valley. The suit alleged that New Valley’s purchase of the BrookeMil Ltd. shares from Brooke (Overseas) Ltd., which was then an indirect subsidiary of Brooke Group Holding, in

January 1997 constituted a self-dealing transaction which involved the payment of excessive consideration by New Valley. The plaintiff sought a declaration that New Valley’s directors breached their fiduciary duties and Brooke Group Holding aided and abetted such breaches and that damages be awarded to New Valley. In December 1999, another stockholder of New Valley commenced an action in Delaware Chancery Court substantially similar to the March 1997 action. This stockholder alleged, among other things, that the consideration paid by New Valley for the BrookeMil shares was excessive, unfair and wasteful, that the special committee of New Valley’s board lacked independence, and that the appraisal and fairness opinion were flawed. By order of the court, both actions were consolidated. In March 2005, New Valley, its directors and Brooke Group Holding settled the consolidated action. The defendants did not admit any wrongdoing as part of the settlement. At a hearing held on June 14, 2005, the court approved the settlement. No appeal was taken and, therefore, the settlement is final. Under the settlement, the Company paid New Valley $7,000 in July 2005, and New Valley paid legal fees and expenses of $2,150. The Company recorded a charge to operating, selling, administrative and general expense in 2004 of $4,177 (net of minority interests) related to the settlement.

See Note 19 for information concerning purported class action lawsuits commenced against the Company, New Valley and New Valley’s directors in connection with the Company’s exchange offer for New Valley.

In February 2004, Liggett Vector Brands and another cigarette manufacturer entered into a five year agreement with a subsidiary of the American Wholesale Marketers Association to support a program to permit tobacco distributors to secure, on reasonable terms, tax stamp bonds required by state and local governments for the distribution of cigarettes. Under the agreement, Liggett Vector Brands has agreed to pay a portion of losses, if any, incurred by the surety under the bond program, with a maximum loss exposure of $500 for Liggett Vector Brands. To secure its potential obligations under the agreement, Liggett Vector Brands has delivered to the subsidiary of the Association a $100 letter of credit and agreed to fund up to an additional $400. Liggett Vector Brands has incurred no losses to date under this agreement, and the Company believes the fair value of Liggett Vector Brands’ obligation under the agreement was immaterial at December 31, 2005.

In 1994, New Valley commenced an action against the United States government seeking damages for breach of a launch services agreement covering the launch of one of the Westar satellites owned by New Valley’s former Western Union satellite business. New Valley had a contract with NASA to launch two Westar satellites. The first satellite was launched in 1984, and the second was scheduled to be launched in 1986. Following the explosion of the space shuttle Challenger in January 1986, the President of the United States announced a change in the government’s policy regarding commercial satellite launches, and New Valley’s satellite was not launched.

In 1995, the United States Court of Federal Claims granted the government’s motion to dismiss and, in 1997, the United States Court of Appeals for the Federal Circuit reversed and remanded the case. Trial of the case was completed in New York federal court in August 2004 and decision was reserved. In December 2004, the case was transferred to Judge Wiese of the United States Court of Federal Claims. On August 19, 2005, Judge Wiese issued an opinion concluding that the United States government is liable for breach of contract to New Valley. A determination of damages was deferred until presentation of further evidence in a supplementary trial proceeding.

In December 2001, New Valley’s subsidiary, Western Realty Development LLC, sold all the membership interests in Western Realty Investments LLC to Andante Limited. In August 2003, Andante submitted an indemnification claim to Western Realty Development alleging losses of $1,225 from breaches of various representations made in the purchase agreement. Under the terms of the purchase agreement, Western Realty Development has no obligation to indemnify Andante unless the aggregate amount of all claims for indemnification made by Andante exceeds $750, and Andante is required to bear the first $200 of any proven loss. New Valley would be responsible for 70% of any damages payable by Western Realty Development. New Valley has contested the indemnification claim.

As of December 31, 2005, New Valley had $300 of remaining prepetition bankruptcy-related claims. The remaining claims may be subject to future adjustments based on potential settlements or decisions of the court.
14. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2005	2004	2003
I. Cash paid during the period for:
Interest	$25,382	$22,506	$23,970
Income taxes	14,045	2,393	2,016

II. Non-cash investing and financing activities:
Issuance of stock dividend	210	199	185
Conversion of debt	—	8	—
Non-cash dividend of LTS shares	2,986	—	—
Capital leases with purchase of equipment	418	—	—
Equipment acquired through financing agreements	6,713	—	—
15.	RELATED PARTY TRANSACTIONS

In connection with the Company’s private offering of convertible notes in November 2004, in order to permit hedging transactions by the purchasers, the purchasers of the notes required a principal stockholder of the Company, who serves as the Chairman of the Company, to enter into an agreement granting the placement agent for the offering the right, in its sole discretion, to borrow up to 3,646,518 shares of common stock from this stockholder or an entity affiliated with him during a 30-month period, subject to extension under various conditions, and that he agreed not to dispose of such shares during this period, subject to limited exceptions. In consideration for this stockholder agreeing to lend his shares in order to facilitate the Company’s offering and accepting the resulting liquidity risk, the Company agreed to pay him or an affiliate designated by him an annual fee, payable on a quarterly basis in cash or, by mutual agreement of the Company and this stockholder, shares of Common Stock, equal to 1% of the aggregate market value of 3,646,518 shares of Common Stock. In addition, the Company agreed to hold this stockholder harmless on an after-tax basis against any increase, if any, in the income tax rate applicable to dividends paid on the shares as a result of the share loan agreement. For the year ended December 31, 2005, the Company paid an entity affiliated with this stockholder an aggregate of $873 under this agreement. This stockholder has the right to assign to one of the Company’s other principal stockholders, who serves as the Company’s President, some or all of his obligation to lend the shares under such agreement.

In connection with the April 2005 placement of additional convertible notes, the Company entered into a similar agreement through May 2007 with this other principal stockholder, who is the President of the Company, with respect to 315,000 shares of common stock. For the year ended
December 31, 2005, the Company paid an entity affiliated with this stockholder an aggregate of $41 under this agreement.

In connection with the Company’s convertible note offering in 2001, a similar agreement with the principal stockholder of the Company, who is the Chairman of the Company, had been in place for the three-year period ended June 29, 2004. For the years ended December 31, 2004 and 2003, the Company paid an entity affiliated with this stockholder an aggregate of $291 and $498, respectively, under this agreement.

An outside director of the Company is a stockholder of and serves as the chairman and treasurer of, and the Company’s President is a stockholder and registered representative in, a registered broker-dealer that has performed stock brokerage and related services for New Valley. The broker-dealer received brokerage commissions and other income of approximately $18, $46 and $48 from New Valley during 2005, 2004 and 2003, respectively.

Various executive officers and directors of the Company and New Valley serve as members of the Board of Directors of Ladenburg Thalmann Financial Services, Inc., which is indebted to New Valley. (Refer to Note 18.)

The Company’s President, a firm he serves as a consultant to (and, prior to January 2005, was the Chairman of), and affiliates of that firm received ordinary and customary insurance commissions aggregating approximately $495, $587 and $541 in 2005, 2004 and 2003, respectively, on various insurance policies issued for the Company and its subsidiaries and equity investees.

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments have been determined by the Company using available market information and appropriate valuation methodologies described in Note 1. However, considerable judgment is required to develop the estimates of fair value and, accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange.

	December 31, 2005		December 31, 2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$181,059	$181,059	$110,004	$110,004
Investment securities available for sale	18,507	18,507	14,927	14,927
Restricted assets	6,743	6,743	4,374	4,374
Long-term investments, net	7,828	15,537	2,410	15,206
Financial liabilities:
Notes payable and long-term debt	247,555	286,477	260,157	245,517
Embedded derivatives	39,371	39,371	25,686	25,686
17.	PHILIP MORRIS BRAND TRANSACTION

In November 1998, the Company and Liggett granted Philip Morris Incorporated options to purchase interests in Trademarks LLC which holds three domestic cigarette brands, L&M, Chesterfield and Lark, formerly held by Liggett’s subsidiary, Eve Holdings Inc.

Under the terms of the Philip Morris agreements, Eve contributed the three brands to Trademarks, a newly-formed limited liability company, in exchange for 100% of two classes of Trademarks’ interests, the Class A Voting Interest and the Class B Redeemable Nonvoting Interest. Philip Morris acquired two options to purchase the interests from Eve. In December 1998, Philip Morris paid Eve a total of $150,000 for the options, $5,000 for the option for the Class A interest and $145,000 for the option for the Class B interest.

The Class A option entitled Philip Morris to purchase the Class A interest for $10,100. On March 19, 1999, Philip Morris exercised the Class A option, and the closing occurred on May 24, 1999.

The Class B option entitles Philip Morris to purchase the Class B interest for $139,900. The Class B option will be exercisable during the 90-day period beginning on December 2, 2008, with Philip Morris being entitled to extend the 90-day period for up to an additional six months under certain circumstances. The Class B interest will also be redeemable by Trademarks for $139,900 during the same period the Class B option may be exercised.

On May 24, 1999, Trademarks borrowed $134,900 from a lending institution. The loan is guaranteed by Eve and collateralized by a pledge by Trademarks of the three brands and Trademarks’ interest in the trademark license agreement (discussed below) and by a pledge by Eve of its Class B interest. In connection with the closing of the Class A option, Trademarks distributed the loan proceeds to Eve as the holder of the Class B interest. The cash exercise price of the Class B option and Trademarks’ redemption price were reduced by the amount distributed to Eve. Upon Philip Morris’ exercise of the Class B option or Trademarks’ exercise of its redemption right, Philip Morris or Trademarks, as relevant, will be required to obtain Eve’s release from its guaranty. The Class B interest will be entitled to a guaranteed payment of $500 each year with the Class A interest allocated all remaining income or loss of Trademarks. The Company believes the fair value of Eve’s guarantee is negligible at December 31, 2005.

Trademarks has granted Philip Morris an exclusive license of the three brands for an 11-year term expiring May 24, 2010 at an annual royalty based on sales of cigarettes under the brands, subject to a minimum annual royalty payment equal to the annual debt service obligation on the loan plus $1,000.

If Philip Morris fails to exercise the Class B option, Eve will have an option to put its Class B interest to Philip Morris, or Philip Morris’ designees, at a put price that is $5,000 less than the exercise price of the Class B option (and includes Philip Morris’ obtaining Eve’s release from its loan guarantee). The Eve put option is exercisable at any time during the 90-day period beginning March 2, 2010.

If the Class B option, Trademarks’ redemption right and the Eve put option expire unexercised, the holder of the Class B interest will be entitled to convert the Class B interest, at its election, into a Class A interest with the same rights to share in future profits and losses, the same voting power and the same claim to capital as the entire existing outstanding Class A interest, i.e., a 50% interest in Trademarks.

Upon the closing of the exercise of the Class A option and the distribution of the loan proceeds on May 24, 1999, Philip Morris obtained control of Trademarks, and the Company recognized a pre-tax gain of $294,078 in its consolidated financial statements and established a deferred tax liability of $103,100 relating to the gain. As discussed in Note 11, the Internal Revenue Service has issued to the Company a notice of proposed adjustment asserting, for tax purposes, that the entire gain should have been recognized by the Company in 1998 and 1999.

18.	NEW VALLEY CORPORATION

Office Buildings. In December 2002, New Valley purchased two office buildings in Princeton, New Jersey for a total purchase price of $54,000. New Valley financed a portion of the purchase price through a borrowing of $40,500 from HSBC Realty Credit Corporation (USA). In February 2005, New Valley completed the sale of the office buildings for $71,500. The mortgage loan on the properties was retired at closing with the proceeds of the sale. (Refer to Notes 6, 8 and 20.)

Real Estate Businesses. New Valley accounts for its 50% interests in Douglas Elliman Realty LLC, Koa Investors LLC and 16th & K Holdings LLC on the equity method. Douglas Elliman Realty operates a residential real estate brokerage company in the New York metropolitan area. Koa Investors owns the Sheraton Keauhou Bay Resort & Spa in Kailua-Kona, Hawaii. Following a major renovation, the property reopened in the fourth quarter 2004 as a four star resort with 521 rooms. 16th and K Holdings acquired the St. Regis Hotel in Washington, D.C. in August 2005.

Residential Brokerage Business. New Valley recorded income of $11,217, $11,612 and $1,228 for the years ended December 31, 2005, 2004 and 2003, respectively, associated with Douglas Elliman Realty. Summarized financial information as of December 31, 2005 and 2004 and for the three years ended December 31, 2005 for Douglas Elliman Realty is presented below. New Valley’s equity income from Douglas Elliman Realty for the years ended December 31, 2005, 2004 and 2003 includes $1,188, $1,253 and $932, respectively, of interest income earned by New Valley on a subordinated loan to Douglas Elliman Realty and 44% of the related mortgage company’s results from operations. The summarized financial information for the year ended December 31, 2003 includes the results from operations of Douglas Elliman and its affiliated property management company from March 14, 2003 (date of acquisition) to December 31, 2003.

	December 31, 2005	December 31, 2004
Cash	$15,384	$21,375
Other current assets	5,977	4,726
Property, plant and equipment, net	17,973	15,520
Trademarks	21,663	21,663
Goodwill	37,924	36,676
Other intangible assets, net	2,072	2,748
Other noncurrent assets	1,579	1,112
Notes payable — current	4,770	4,998
Other current liabilities	16,977	18,264
Notes payable — long term	54,422	66,710
Other long-term liabilities	4,941	3,125
Members’ equity	21,462	10,723

	Year Ended December 31,
	2005	2004	2003
Revenues	$330,075	$286,816	$179,853
Costs and expenses	297,543	253,862	166,278
Depreciation expense.	4,896	4,533	3,640
Amortization expense.	899	968	5,037
Interest expense, net	5,974	6,208	4,767
Other (income)	—	—	(67)
Income tax expense	705	645	—

Net income	$20,058	$20,600	$198

Hawaiian Hotel. New Valley recorded losses of $3,501, $1,830 and $327 for the years ended December 31, 2005, 2004 and 2003, respectively, associated with Koa Investors. Summarized financial information as of December 31, 2005 and 2004 and for the three years ended December 31, 2005 for Koa Investors is presented below.

	December 31, 2005	December 31, 2004
Cash	$1,375	$2,062
Restricted assets	3,135	5,538
Other current assets	1,543	988
Property, plant and equipment, net	72,836	77,339
Deferred financing costs, net	2,018	1,724
Accounts payable and other current liabilities	8,539	11,064
Notes payable	82,000	60,356
Members’ equity	(9,632)	16,231

	Year Ended December 31,
	2005	2004	2003
Revenues	$24,252	$2,806	$—
Costs and operating expenses	24,990	4,588	—
Management fees	605	440	500
Depreciation and amortization expense	7,401	729	—
Interest expense, net	6,687	709	—

Net loss	$(15,431)	$(3,660)	$(500)

Koa Investors capitalized all costs related to the acquisition and development of the property during the construction phase, which ceased in connection with the opening of the hotel in the fourth quarter of 2004. Koa Investors anticipates that the hotel will continue to experience operating losses during its opening phase.

In August 2005, a wholly-owned subsidiary of Koa Investors borrowed $82,000 at an interest rate of LIBOR plus 2.45%. Koa Investors used the proceeds of the loan to repay its $57,000 construction loan and distributed a portion of the proceeds to its members, including $5,500 to New Valley. As a result of the refinancing, New Valley suspended its recognition of equity losses in Koa Investors to the extent such losses exceed its basis plus any commitment to make additional investments, which totaled $600 at December 31, 2005.

St. Regis Hotel, Washington, D.C. In June 2005, affiliates of New Valley and Brickman Associates formed 16th & K Holdings LLC (“Hotel LLC”), which acquired the St. Regis Hotel, a 193 room luxury hotel in Washington, D.C., for $47,000 in August 2005. The Company, which holds a 50% interest in Hotel LLC, had invested $6,250 in the project and had committed to make additional investments of up to $3,750 at December 31, 2005. The members of Hotel LLC currently plan to renovate the hotel commencing in 2006. In connection with the closing of the purchase of the hotel, a subsidiary of Hotel LLC entered into agreements to borrow up to $50,000 of senior and subordinated debt.

New Valley accounts for its interest in Hotel LLC under the equity method and recorded a loss of $173 for the year ended December 31, 2005. Hotel LLC will capitalize all costs related to the renovation of the property during the renovation phase.

Holiday Isle. During the fourth quarter of 2005, New Valley advanced a total of $2,750 to Ceebraid Acquisition Corporation (“Ceebraid”), an entity which entered into an agreement to acquire the Holiday Isle Resort in Islamorada, Florida. In February 2006, Ceebraid filed for Chapter 11 bankruptcy after it was unable to consummate financing arrangements for the acquisition. Although Ceebraid continues to seek to obtain financing for the transaction and to close the acquisition pursuant to the purchase agreement, the Company determined that a reserve for uncollectibility should be established against these advances at December 31, 2005. Accordingly, a charge of $2,750 was recorded for the year ended December 31, 2005.

LTS. In November 2004, New Valley and the other holder of the convertible notes of Ladenburg Thalmann Financial Services Inc. (“LTS”) entered into a debt conversion agreement with LTS. New Valley and the other holder agreed to convert their notes, with an aggregate principal amount of $18,010, together with the accrued interest, into common stock of LTS. Pursuant to the debt conversion agreement, the conversion price of the note held by New Valley was reduced from the previous conversion price of approximately $2.08 to $0.50 per share and New Valley and the other holder each agreed to purchase $5,000 of LTS common stock at $0.45 per share.

The note conversion transaction was approved by the LTS shareholders in January 2005 and closed in March 2005. At the closing, New Valley’s note, representing approximately $9,938 of principal and accrued interest, was converted into 19,876,358 shares of LTS common stock and New Valley purchased 11,111,111 LTS shares. In the first quarter of 2005, New Valley recorded a gain of $9,461 which represented the fair value of the converted shares as determined by an independent appraisal firm.

LTS borrowed $1,750 from New Valley in 2004 and an additional $1,750 in the first quarter 2005. At the closing of the debt conversion agreement, New Valley delivered these notes for cancellation as partial payment for its purchase of LTS common stock.

On March 30, 2005, New Valley distributed the 19,876,358 shares of LTS common stock it acquired from the conversion of the note to holders of New Valley common shares through a special distribution. On the same date, the Company distributed the 10,947,448 shares of LTS common stock that it received from New Valley to the holders of its common stock as a special distribution. New Valley stockholders of record on March 28, 2005 received 0.852 of a LTS share for each share of New Valley, and the Company’s stockholders of record on that date received 0.23 ($2,986) of a LTS share for each share of the Company. In 2005, the Company recognized equity loss in operations of LTS of $299.

Following the distribution, New Valley will continue to hold the 11,111,111 shares of LTS common stock (approximately 7.8% of the outstanding shares), $5,000 of LTS’s notes due December 31, 2006 and a warrant to purchase 100,000 shares of its common stock at $1.00 per share. The shares of LTS common stock held by New Valley have been accounted for as investment securities available for sale and are carried at $5,111 on the Company’s condensed consolidated balance sheet at December 31, 2005.

Restricted Share Award. On January 10, 2005, the President of New Valley, who also serves in the same position with the Company, was awarded a restricted stock grant of 1,250,000 New Valley common shares pursuant to New Valley’s 2000 Long-Term Incentive Plan. Under the terms of the award, one-seventh of the shares vested on July 15, 2005, with an additional one-seventh vesting on each of the five succeeding one-year anniversaries of the first vesting date through July 15, 2010 and an additional one-seventh vesting on January 15, 2011. On September 27, 2005, the executive renounced and waived, as of that date, the unvested 1,071,429 common shares deliverable by New Valley to him in the future.

Vector initially recorded deferred compensation of $8,875 ($3,152 net of income taxes and minority interests), representing the fair market value of the restricted shares on the date of the grant which was anticipated to be amortized over the vesting period as a charge to compensation expense. In connection with the executive’s renouncement of the unvested common shares, the Company reduced the deferred compensation associated with the award by $7,608 during the third quarter of 2005. The Company recorded expense associated with the grant of $679 for the year ended December 31, 2005.

19.	NEW VALLEY EXCHANGE OFFER

In December 2005, the Company completed an exchange offer and subsequent short-form merger whereby it acquired the remaining 42.3% of the common shares of New Valley Corporation that it did not already own. As result of these transactions, New Valley Corporation became a wholly-owned subsidiary of the Company and each outstanding New Valley Corporation common share was exchanged for 0.54 shares of the Company’s common stock. The surviving corporation in the short-form merger was subsequently merged into a new Delaware limited liability company named New Valley LLC, which conducts the business of the former New Valley Corporation.

New Valley LLC is engaged in the real estate business and is seeking to acquire additional operating companies and real estate properties. (See Note 18.)

Purchase Accounting. Approximately 5,044,359 shares of Vector common stock were issued in connection with the transactions. The aggregate purchase price amounted to $106,900, which included $101,039 in the Company’s common stock, $758 of accrued purchase price obligation, $4,130 in acquisition related costs and $973 of exchanged options, which represents the fair value on the acquisition date of the Vector options issued in exchange for the outstanding New Valley options. The transactions were accounted for under the provisions of SFAS No. 141, “Business Combinations.” The purchase price has been allocated based upon the estimated fair value of net assets acquired at the date of acquisition.

The purchase price reflects the fair value of Vector common stock issued in connection with the transactions based on the average closing price of the Vector common stock for the five trading days including November 16, 2005, which was $20.03 per share. The purchase price for New Valley was primarily determined on the basis of management’s assessment of the value of New Valley’s assets (including deferred tax assets and net operating losses) and its expectations of future earnings and cash flows, including synergies.

In connection with the acquisition of the remaining interests in New Valley, Vector estimated the fair value of the assets acquired and the liabilities assumed at the date of acquisition, December 9, 2005. The Company’s analysis indicated that the fair value of net assets acquired, net of Vector’s stock ownership of New Valley prior to December 9, 2005, totaled $150,543, compared to a fair value of liabilities assumed of $22,212, yielding net assets acquired of $128,331 which were then compared to the New Valley purchase price of $106,900 resulting in a reduction of non-current assets acquired of $14,665 and negative goodwill of $6,766.

Generally accepted accounting principles require, effective July 2001 for the year ended
December 31, 2005, that negative goodwill be reported as an extraordinary item on the Company’s Statement of Operations.

Prior to December 9, 2005, New Valley’s operating results were included in the accompanying consolidated financial statements of the Company and have been reduced by the minority interests in New Valley. New Valley’s operating results from December 9, 2005, the date of acquisition, through December 31, 2005 are included in the accompanying consolidated financial statements. The unaudited pro forma results of operations of the Company and New Valley, prepared based on the purchase price allocation for New Valley described above and as if the New Valley acquisition had occurred at the beginning of each fiscal year presented, would have been as follows:

	2005	2004
Pro forma total net revenues	$478,427	$498,860
Pro forma net income from continuing operations	$42,915	$12,387

Pro forma income before extraordinary item	$51,436	$19,534
Pro forma net income	$51,436	$19,534
Pro forma basic weighted average shares outstanding	49,273,226	48,518,322
Pro forma income from continuing operations per basic common share	$0.87	$0.25
Pro forma income before extraordinary item per basic common share	$1.04	$0.40
Pro forma net income per basic common share	$1.04	$0.40
Pro forma diluted weighted average shares outstanding.	51,437,339	50,427,487
Pro forma income from continuing operations per diluted common share	$0.83	$0.25
Pro forma income before extraordinary item per diluted common share	$1.00	$0.39
Pro forma net income per diluted common share	$1.00	$0.39
The pro forma financial information above is not necessarily indicative of what the Company’s consolidated results of operations actually would have been if the New Valley acquisition had been completed at the beginning of each period. In addition, the pro forma information above does not attempt to project the Company’s future results of operations.

The Company retained third-party valuation advisors to conduct analyses of the assets acquired and liabilities assumed in order to assist the Company with the purchase price allocation. These analyses are being used by management in the determination of the final allocation. The purchase price allocation may be subject to further refinement based on identification of any necessary changes or other acquisition-related adjustments primarily related to contingencies. The Company expects that, if any refinements become necessary, they would be completed by December 2006. There can be no assurance that such finalization will not result in material changes. The following table summarizes the Company’s preliminary estimates of the fair values of the assets acquired and liabilities assumed in the New Valley acquisition:

As of
December 9, 2005
Tangible assets acquired:
Current assets	$106,526
Long-term investments	14,982
Investments in non-consolidated real estate businesses	71,508
Deferred income taxes	70,810
Other assets	3,972

Total tangible assets acquired	267,798

Adjustment to reflect Vector’s stock ownership of New Valley prior to the offer and subsequent merger	(115,210)
Liabilities assumed	(14,123)
Deferred tax liability related to acquired long-term investments and non-consolidated real estate businesses	(10,134)

Total assets acquired in excess of liabilities assumed	128,331

Reduction of non-current assets	(14,665)
Unallocated goodwill	(6,766)

Total purchase price	$106,900

Related Litigation. On or about September 29, 2005, an individual stockholder of New Valley filed a complaint in the Delaware Court of Chancery purporting to commence a class action lawsuit against Vector, New Valley and each of the individual directors of New Valley. The complaint was styled as Pill v. New Valley Corporation, et al. (C.A. No. 1678-N). A similar action was also filed in state court in Miami-Dade County, Florida, on September 29, 2005 by another individual stockholder of New Valley. This action has been stayed, pending final resolution of the Pill action, by agreement of the parties. On or about October 28, 2005, a separate action was filed in the Delaware Court of Chancery purporting to commence a class action lawsuit against Vector, New Valley and each of the individual directors of New Valley. The complaint was styled as Lindstrom v. LeBow, et al. (Civil Action No. 1745-N). On November 9, 2005, the Delaware Court of Chancery entered an order of consolidation providing that the Pill action and the Lindstrom action be consolidated for all purposes. On November 15, 2005, the Delaware Chancery Court entered an order certifying the Pill action as a class action comprised of all persons who owned common shares of New Valley on October 20, 2005.

On November 16, 2005, Vector and the plaintiff class in the Pill action reached an agreement in principle to settle the litigation, which was memorialized in a memorandum of understanding entered into on November 22, 2005. The memorandum of understanding provided, among other things, that (i) the consideration being offered be raised from 0.461 shares of Vector common stock per common share of New Valley to 0.54 shares of Vector common stock per common share of New Valley; (ii) the plaintiff acknowledged that 0.54 shares of Vector common stock per common share of New Valley was adequate and fair consideration; (iii) Vector agreed to make supplemental disclosures in the Prospectus with respect to the offer to address claims raised in the Pill action; (iv) the plaintiff shall have the right to comment upon and suggest additional disclosures to be made to the public stockholders by New Valley prior to the filing of its amended Schedule 14D-9 with the SEC and such suggested additional disclosures will be considered in good faith for inclusion in such filing by New Valley; and (v) all claims, whether known or unknown, of the plaintiff shall be released as against all of the defendants in the Pill matter and the Lindstrom matter. On January 20, 2006, the parties executed a Stipulation of Settlement providing for, among other things, payment by the Company of up to $860 in legal fees and costs. A hearing on the settlement, which is subject to court approval, is scheduled for April 10, 2006. The Company recorded a charge to operating, selling, administrative and general expense of $860 related to the settlement for the year ended December 31, 2005.

20.	DISCONTINUED OPERATIONS

Real Estate Leasing. As discussed in Note 18, in February 2005, New Valley completed the sale for $71,500 of its two office buildings in Princeton, N.J. As a result of the sale, the consolidated financial statements of the Company reflect New Valley’s real estate leasing operations as discontinued operations for the three years ended December 31, 2005. Accordingly, revenues, costs and expenses of the discontinued operations have been excluded from the respective captions in the consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes and minority interests, as “Income from discontinued operations”. The assets of the discontinued operations have been recorded as “Assets held for sale” in the consolidated balance sheets at December 31, 2004.

Summarized operating results of the discontinued real estate leasing operations for the three years ended December 31, 2005 are as follows:

	2005	2004	2003
Revenues	$924	$7,333	$7,298
Expenses	515	5,240	4,952

Income from operations before income taxes and minority interests	409	2,093	2,346
Provision for income taxes	223	1,125	1,240
Minority interests	104	510	584

Income from discontinued operations	$82	$458	$522

Gain on Disposal of Discontinued Operations. New Valley recorded a gain on disposal of discontinued operations of $2,952 (net of minority interests and taxes) for the year ended December 31, 2005 in connection with the sale of the office buildings. New Valley recorded a gain on disposal of discontinued operations of $2,231 (net of minority interests and taxes) for the year ended
December 31, 2004 related to the adjustment of accruals established during New Valley’s bankruptcy proceedings in 1993 and 1994. The reversal of these accruals reduced various tax accruals previously established and were made due to the completion of settlements related to these matters. The adjustment of these accruals is classified as gain on disposal of discontinued operations since the original establishment of such accruals was similarly classified as a reduction of gain on disposal of discontinued operations.

21.	SEGMENT INFORMATION

The Company’s significant business segments for each of the three years ended December 31, 2005 were Liggett and Vector Tobacco. The Liggett segment consists of the manufacture and sale of conventional cigarettes and, for segment reporting purposes, includes the operations of Medallion acquired on April 1, 2002 (which operations are held for legal purposes as part of Vector Tobacco). The Vector Tobacco segment includes the development and marketing of the low nicotine and nicotine-free cigarette products as well as the development of reduced risk cigarette products and, for segment reporting purposes, excludes the operations of Medallion. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Financial information for the Company’s continuing operations before taxes and minority interests for the years ended December 31, 2005, 2004 and 2003 follows:

			Vector		Real		Corporate
	Liggett		Tobacco		Estate		and Other	Total

2005
Revenues	$468,652		$9,775		$—		$—	$478,427
Operating income (loss)	143,361	(1)	(14,992	)(1)	—		(39,258)	89,111	(1)
Identifiable assets	267,661		1,091		17,391	(4)	317,409	603,552
Depreciation and amortization	8,201		676		—		2,343	11,220
Capital expenditures	9,664		12		—		619	10,295

2004
Revenues	$484,898		$13,962		$—		$—	$498,860
Operating income (loss)	110,675	(2)	(64,942	)(2)	—		(30,286)	15,447	(2)
Identifiable assets	278,846		5,977		82,087	(4)	169,017	535,927
Depreciation and amortization	7,889		1,679		—		2,255	11,823
Capital expenditures	4,132		125		—		37	4,294

2003
Revenues	$503,231		$26,154		$—		$—	$529,385
Operating income (loss)	119,749		(92,825	)(3)	—		(26,434)	490	(3)
Identifiable assets	304,155		76,718		74,594	(4)	172,745	628,212
Depreciation and amortization	7,106		4,927		—		2,695	14,728
Capital expenditures	5,644		2,296		—		954	8,894

(1)	Includes a special federal quota stock liquidation assessment under the federal tobacco buyout legislation of $5,219 in 2005 ($5,150 at Liggett and $69 at Vector Tobacco), a gain on sale of assets at Liggett of $12,748 and a reversal of restructuring charges of $114 at Liggett and $13 at Vector Tobacco in 2005.

(2)	Includes restructuring and impairment charges of $11,075 at Liggett and $2,624 at Vector Tobacco and a $37,000 inventory charge at Vector Tobacco.

(3)	Includes restructuring and impairment charges of $21,300 in 2003.

(4)	Identifiable assets in the real estate segment of $0, $54,927 and $55,876 in 2005, 2004 and 2003, respectively, relate to discontinued operations.

22.	QUARTERLY FINANCIAL RESULTS (UNAUDITED AS RESTATED)

Unaudited quarterly data for the year ended December 31, 2005 and 2004 are as follows:

	December 31,	September 30,	June 30,	March 31,
	2005(1), (3)	2005(3)	2005(3)	2005(3)
Revenues	$136,176	$124,965	$113,113	$104,173
Operating income	26,125	19,976	24,362	18,648
Income from continuing operations	11,999	10,045	11,348	9,193
Income from discontinued operations	—	—	—	3,034
Income from extraordinary item	6,766	—	—	—
Net income applicable to common shares	$18,765	$10,045	$11,348	$12,227

Per basic common share(2):

Income from continuing operations	$0.27	$0.23	$0.26	$0.21

Income from discontinued operations	$—	$—	$—	$0.07

Income from extraordinary item	$0.15	$—	$—	$—

Net income applicable to common shares	$0.42	$0.23	$0.26	$0.28

Per diluted common share(2):

Income from continuing operations	$0.24	$0.22	$0.25	$0.20

Income from discontinued operations	$—	$—	$—	$0.07

Income from extraordinary item	$0.14	$—	$—	$—

Net income applicable to common shares	$0.38	$0.22	$0.25	$0.27

(1)	Fourth quarter 2005 income from continuing operations included a $12,748 gain on the sale of Liggett’s excess Durham real estate, a $860 charge in connection with the settlement of shareholder litigation relating to the New Valley acquisition, reserves for uncollectibility of $2,750 established against advances by New Valley, a $2,000 charge related to Liggett’s state settlement agreements and a $127 gain from the reversal of amounts previously accrued as restructuring charges. In the fourth quarter 2005, the Company recognized extraordinary income of $6,860 in connection with unallocated goodwill associated with the New Valley acquisition.

(2)	Per share computations include the impact of a 5% stock dividend paid on September 29, 2005. Quarterly basic and diluted net income (loss) per common share were computed independently for each quarter and do not necessarily total to the year to date basic and diluted net income (loss) per common share.

(3)	Amounts previously reported have been restated to correct an error in the computation of the debt discount amortization created by the embedded derivative and the beneficial conversion feature associated with the Company’s 5% variable interest senior convertible notes due 2011 issued in the fourth quarter of 2004 and the first half of 2005. The restatement adjustments affected the Company’s previously reported interest expense, the related income tax effect, and extraordinary items, as well as the Company’s previously reported other assets, long-term debt, additional paid-in capital and accumulated deficit balances. The effects of the restatement are reflected in the Company’s consolidated financial statements and accompanying notes included herein. See Note 2 — Restatement of Financial Results and Note 23 — Restated Financial Information.

	December 31,	September 30,	June 30,	March 31,
	2004(1), (3)	2004	2004	2004
Revenues	$127,991	$124,251	$120,045	$126,573
Operating income (loss)	11,790	16,715	(25,899)	12,841
Income (loss) from continuing operations	9,050	7,954	(17,035)	4,493
Income from discontinued operations	2,310	112	133	134
Net income (loss) applicable to common shares	$11,360	$8,066	$(16,902)	$4,627

Per basic common share(2):

Income (loss) from continuing operations	$0.21	$0.18	$(0.39)	$0.10

Income from discontinued operations	$0.05	$—	$—	$0.01

Net income (loss) applicable to Common shares	$0.26	$0.18	$(0.39)	$0.11

Per diluted common share(2):

Income (loss) from continuing operations	$0.20	$0.17	$(0.39)	$0.10

Income from discontinued operations	$0.05	$—	$—	$—

Net income (loss) applicable to common shares	$0.25	$0.17	$(0.39)	$0.10

(1)	Fourth quarter 2004 income from continuing operations included $6,155 restructuring charge related to Liggett Vector Brands, $4,177 charge (net of minority interests) for settlement of shareholder derivative suit and $4,694 loss on extinguishment of debt related to retirement of VGR Holding’s senior secured notes. Fourth quarter 2004 income from discontinued operations included a $2,231 gain (net of minority interests of $2,478 and income taxes of $5,272) from the reversal of tax and bankruptcy accruals previously established by New Valley following resolution of these matters.

(2)	Per share computations include the impact of 5% stock dividends paid on September 29, 2004 and September 29, 2005. Quarterly basic and diluted net income (loss) per common share were computed independently for each quarter and do not necessarily total to the year to date basic and diluted net income (loss) per common share.

(3)	Amounts previously reported have been restated to correct an error in the computation of the debt discount amortization created by the embedded derivative and the beneficial conversion feature associated with the Company’s 5% variable interest senior convertible notes due 2011 issued in the fourth quarter of 2004 and the first half of 2005. The restatement adjustments affected the Company’s previously reported interest expense, the related income tax effect, and extraordinary items, as well as the Company’s previously reported other assets, long-term debt, additional paid-in capital and accumulated deficit balances. The effects of the restatement are reflected in the Company’s consolidated financial statements and accompanying notes included herein. See Note 2 — Restatement of Financial Results and Note 23 — Restated Financial Information.

23.	RESTATED FINANCIAL INFORMATION

The following tables set forth the effects of the restatement as described in Note 2 of the Company’s consolidated balance sheets as of December 31, 2005 and December 31, 2004 and the Company’s statements of operations for the years ended December 31, 2005 and 2004, respectively. There was no change to each subtotal (operating, investing and financing) in the Company’s consolidated statements of cash flows as a result of the restatement. (See Note 2 — Restatement of Financial Results.)
Consolidated Balance Sheets

	As of December 31, 2005		As of December 31, 2004
	As		As
	Previously		Previously
ASSETS:	Reported	Restated	Reported	Restated
Current assets:
Cash and cash equivalents	$181,059	$181,059	$110,004	$110,004
Investment securities available for sale.	18,507	18,507	14,927	14,927
Accounts receivable — trade	12,714	12,714	2,464	2,464
Inventories	70,395	70,395	78,941	78,941
Deferred income taxes	26,179	26,179	22,695	22,695
Assets held for sale	—	—	—	—
Other current assets	10,245	10,245	13,093	13,093

Total current assets	319,099	319,099	242,124	242,124

Property, plant and equipment, net	62,523	62,523	65,357	65,357
Assets held for sale, net	—	—	54,077	54,077
Long-term investments, net	7,828	7,828	2,410	2,410
Investments in non-consolidated real estate businesses	17,391	17,391	27,160	27,160
Restricted assets	5,065	6,743	4,374	4,374
Deferred income taxes	69,988	69,988	18,119	18,119
Intangible asset	107,511	107,511	107,511	107,511
Other assets	13,725	12,469	14,763	14,795

Total assets	$603,130	$603,552	$535,895	$535,927

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Current portion of notes payable and long-term debt	$9,313	$9,313	$6,043	$6,043
Accounts payable	15,394	15,394	10,549	10,549
Accrued promotional expenses	18,317	18,317	17,579	17,579
Accrued taxes payable, net	32,392	32,392	28,859	28,859
Settlement accruals	22,505	22,505	28,200	28,200
Deferred income taxes	3,891	3,891	4,175	4,175
Accrued interest	5,770	5,770	4,931	4,931
Other accrued liabilities	20,518	20,518	19,499	19,499

Total current liabilities	128,100	128,100	119,835	119,835

Notes payable, long-term debt and other obligations, less current portion	243,590	238,242	254,603	254,114
Fair value of derivatives embedded within convertible debt	39,371	39,371	25,686	25,686
Non-current employee benefits	17,235	17,235	15,727	15,727
Deferred income taxes	143,544	145,892	151,034	151,219
Other liabilities	5,646	5,646	5,134	5,134
Minority interests	—	—	53,429	53,429

Commitments and contingencies	—	—	—	—

Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	4,985	4,985	4,177	4,177
Additional paid-in capital	133,529	133,325	56,631	56,631
Unearned compensation	(11,681)	(11,681)	(656)	(656)
Accumulated deficit	(74,259)	(70,633)	(123,144)	(122,808)
Accumulated other comprehensive loss	(10,610)	(10,610)	(10,409)	(10,409)
Less: Treasury stock, at cost	(16,320)	(16,320)	(16,152)	(16,152)

Total stockholders’ equity	25,644	29,066	(89,553)	(89,217)

Total liabilities and stockholders’ equity	$603,130	$603,552	$535,895	$535,927

Consolidated Statements of Operations

	Year Ended		Year Ended
	December 31, 2005		December 31, 2004
	As Previously		As Previously
	Reported	Restated	Reported	Restated
Revenues*	$478,427	$478,427	$498,860	$498,860

Expenses:
Cost of goods sold (including inventory impairment of $37,000 in 2004)*	285,393	285,393	325,663	325,663
Operating, selling, administrative and general expenses	114,048	114,048	144,051	144,051
Gain on sale of assets	(12,748)	(12,748)	—	—
Provision for loss on uncollectible receivable	2,750	2,750	—	—
Restructuring and impairment charges	(127)	(127)	13,699	13,699

Operating income	89,111	89,111	15,447	15,447

Other income (expenses):
Interest and dividend income	5,610	5,610	2,563	2,563
Interest expense	(35,062)	(29,813)	(24,665)	(24,144)
Gain (loss) on extinguishment of debt	3,083	3,083	(412)	(412)
Gain on investments, net	—	—	(5,333)	(5,333)
Gain on sale of assets	1,426	1,426	8,664	8,664
Gain from conversion of LTS notes	9,461	9,461	—	—
Equity in loss on operations of LTS	(299)	(299)	—	—
Equity income from non-consolidated real estate Businesses	7,543	7,543	9,782	9,782
Other, net	(354)	(354)	60	60

Income from continuing operations before provision (benefit) for income taxes and minority interests	80,519	85,768	6,106	6,627
Income tax expense (benefit)	39,349	41,214	(7,047)	(6,862)
Minority interests	(1,969)	(1,969)	(9,027)	(9,027)

Income from continuing operations	$39,201	$42,585	$4,126	$4,462

Discontinued operations:
Income from discontinued operations, net of minority interests and taxes	82	82	458	458
Gain on disposal of discontinued operations, net of minority interests and taxes	2,952	2,952	2,231	2,231

Income from discontinued operations	3,034	3,034	2,689	2,689

Income before extraordinary item	42,235	45,619	6,815	7,151

Extraordinary item, unallocated goodwill	6,860	6,766	—	—

Net income	$49,095	$52,385	$6,815	$7,151

Per basic common share:

Income from continuing operations	$0.89	$0.96	$0.10	$0.10

Income from discontinued operations	$0.07	$0.07	$0.06	$0.06

Income from extraordinary item	$0.15	$0.15	$—	$—

Net income applicable to common shares	$1.11	$1.18	$0.16	$0.16

Per diluted common share:

Income from continuing operations	$0.84	$0.91	$0.09	$0.10

Income from discontinued operations	$0.07	$0.06	$0.06	$0.06

Income from extraordinary item	$0.15	$0.14	$—	$—

Net income applicable to common shares	$1.06	$1.11	$0.15	$0.16

*	Revenues and cost of goods sold include excise taxes of $161,753 and $175,674 for the years ended December 31, 2005 and 2004, respectively.

VECTOR GROUP LTD.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(Dollars in Thousands)

		Additions
	Balance at	Charged to		Balance
	Beginning	Costs and		at End
Description	of Period	Expenses	Deductions	of Period

Year ended December 31, 2005
Allowances for:
Doubtful accounts	$205	$—	$100	$105
Cash discounts	107	20,548	20,286	369
Deferred tax valuation allowance	83,130	—	83,130	—
Sales returns	6,030	509	1,345	5,194

Total	$89,472	$21,057	$104,861	$5,668

Year ended December 31, 2004
Allowances for:
Doubtful accounts	$350	$18	$163	$205
Cash discounts	396	23,554	23,843	107
Deferred tax valuation allowance	95,374	—	12,244	83,130
Sales returns	8,472	55	2,497	6,030

Total	$104,592	$23,627	$38,747	$89,472

Year ended December 31, 2003
Allowances for:
Doubtful accounts	$1,499	$—	$1,149	$350
Cash discounts	749	29,373	29,726	396
Deferred tax valuation allowance	97,305	—	1,931	95,374
Sales returns	8,947	—	475	8,472

Total	$108,500	$29,373	$33,281	$104,592